Exhibit 4.50

EXECUTION VERSION

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

COVID COLLABORATION AND LICENSE AGREEMENT

dated

2 APRIL 2021

by and between

CUREVAC AG

and

GLAXOSMITHKLINE BIOLOGICALS SA

Exhibits

Exhibit 1.50	CureVac Know How

Exhibit 1.55	CureVac Patent Rights

Exhibit 1.79	Existing COVID Projects

Exhibit 1.102	Government and NGO Contracts

Exhibit 1.120	In-Licensing Agreements

Exhibit 2.1.2	License Terms under LNP Technology

Exhibit 2.7.4	Ever-Warm Strategy

Exhibit 4.1	Initial COVID R&D Plan

Exhibit 5.1	Key Terms of a Clinical Supply Agreement

Exhibit 5.2	Key Terms of a Commercial Supply Agreement

Exhibit 6.2	Key Distribution Terms

Exhibit 8.3.6	Third Party Offset Exhibit

Exhibit 12.5	Data Protection

Exhibit 13.4	Disclosure Letter

Exhibit 15.5	Post-Termination Royalties

COVID COLLABORATION AND LICENSE AGREEMENT

This COVID Collaboration and License Agreement (this “Agreement”) is entered into on 2 April 2021 (“Effective Date”)

BY AND BETWEEN

CUREVAC AG, a German cooperation with offices at [*****] (“CureVac”);

AND

GLAXOSMITHKLINE BIOLOGICALS SA (“GSK”)

INTRODUCTION

A.	WHEREAS, CureVac is a biotechnology company that is a pioneer and technology leader in mRNA-based prophylactic and therapeutic approaches and discovers, designs and develops first-in-class mRNA therapies for the prevention and treatment of diseases with unmet medical need. CureVac controls a first generation prophylactic mRNA based vaccine targeting SARS- CoV-2 which is in late stage development, and [*****].

B.	WHEREAS, GSK is a world leading global healthcare company developing, manufacturing and commercializing innovative pharmaceuticals, vaccines and consumer healthcare products worldwide.

C.	WHEREAS, CureVac and GSK have entered into a Collaboration and License Agreement dated July 15, 2020 on collaborating in the research, development and commercialization of prophylactic and therapeutic non-replicating mRNA based vaccines and antibodies targeting certain infectious disease pathogens, such pathogens among others not including SARS-CoV- 2, and have agreed to amend that agreement on the same date as this Agreement.

D.	WHEREAS, CureVac and GSK have decided to build upon their existing collaboration to also collaborate in the research, development and commercialization of mRNA based vaccines targeting SARS-CoV-2 based on the technology controlled by CureVac.

NOW THEREFORE, in consideration of the foregoing premises and the following mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following capitalized terms shall have the following meanings, whether used in the singular or plural:

1.1	“2020 Collaboration Agreement” shall mean the Collaboration and License Agreement between CureVac and GSK dated July 15, 2020 (as amended).

1.2	“Affiliate” shall mean any corporation or other entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity will be regarded as under the control of another corporation or entity if the latter corporation or entity owns or directly or indirectly controls fifty percent (50%) or more of the voting stock or other ownership interest of the former corporation or other entity, or if the latter corporation or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the former corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the former corporation or other entity, provided, however, that regarding CureVac, Affiliate shall not include Mr. Dietmar Hopp, dievini Hopp BioTech holding GmbH & Co.KG and/or any other companies controlled by Mr. Dietmar Hopp and/or dievini Hopp BioTech holding GmbH & Co.KG that are not subsidiaries of CureVac.

1.3	“Agreement” shall have the meaning set forth in the Preamble.

1.4	“Alliance Manager” shall have the meaning set forth in Section 7.1.1.

1.5	“Ancillary Agreement” shall mean any of the following agreements between the Parties (or their respective Affiliates) relating to this Agreement: any Clinical Supply Agreement; any Commercial Supply Agreement; any Distribution Agreement; any Quality Agreement and any pharmacovigilance agreement.

1.6	“Antigen” shall mean any antigen, defined by its amino acid sequence, associated with a Pathogen, together with all Antigen Variants thereof.

1.7	“Antigen List Rep” shall mean the representative of CureVac designated as Antigen List Rep under the 2020 Collaboration Agreement.

1.8	“Antigen Variant” shall mean any variant of an Antigen, including the wild type, naturally occurring variants, engineered variants wherein modifications to the native amino acid sequence have been introduced (for example, mutated versions, derivatives or fragments), provided, however, that any such variant possesses substantially similar biological activity to the naturally occurring antigen.

1.9	“APA Share Credit” shall have the meaning set forth in Section 8.2.2.

1.10	“Applicable Laws” shall mean all applicable provisions of all national, supranational, regional, state and local, laws, treaties, statutes, rules, regulations, directives, administrative codes, ordinances, decrees, orders, decisions, guidance documents, injunctions, awards, judgments, and permits of or from any court, arbitrator, stock exchange, regulatory authority or governmental authority having jurisdiction over or related to the subject item.

1.11	“Assigned Invention” shall have the meaning set forth in Section 9.4.

1.12	“Background Technology” shall mean the CureVac Background Technology and/or GSK Background Technology, as applicable.

1.13	“[*****]” shall have the meaning set forth in Section 1.14.

1.14	“[*****] Agreement” shall mean the [*****].

1.15	“[*****] Options” shall have the meaning set forth in Section 3.3.1.

1.16	“[*****] Agreement” shall mean [*****].

1.17	“[*****] Agreement” shall mean the agreement regarding the provision of COVID-19 Vaccine [*****].

1.18	“Brand IP” shall mean any and all rights and privileges in trade names, domain names, brand names, product names, logos and trade dress (and the goodwill of any business symbolized thereby), including trademarks, service marks, copyrights and design rights for any of the above, and any similar intellectual property right recognized from time to time in any jurisdiction, as well as any and all registrations, applications, recordings and other legal protections to the foregoing.

1.19	“Breaching Party” shall have the meaning set forth in Section 14.4.

1.20	“Business Day” shall mean any day other than Saturday, Sunday, or any day that banks are authorized or required to be closed in Tübingen, Germany or Rixensart, Belgium.

1.21	“Calendar Quarter” shall mean each successive period of three (3) months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided, that the first Calendar Quarter under this Agreement will be the period beginning on the Closing Date and ending on the end of the Calendar Quarter in which the Closing Date is encompassed and the last Calendar Quarter of the Term will be the period beginning on January 1, April 1, July 1 or October 1, as applicable, and ending on the effective date of expiry or termination of this Agreement, and “Calendar Quarterly” shall be construed accordingly.

1.22	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year under this Agreement will be the period beginning on the Closing Date and ending on the end of the Calendar Year in which the Closing Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 and ending on the effective date of expiry or termination of this Agreement.

1.24	“Change of Control” shall mean a transaction in which a Party (or any direct or indirect shareholder(s), unitholder(s) or partner(s) together holding (directly or indirectly) over fifty percent (50%) of the voting rights attached to the shares, units or partnership interests in a Party): (i) sells, conveys or otherwise disposes of all or substantially all of the Party’s (or their indirect interest(s) in the Party’s) property, assets or business; or (ii) merges or consolidates with any other entity; or (iii) effects any other transaction or series of transactions; in each case of clause (ii) or (iii), such that the ultimate direct or indirect shareholder(s), unitholder(s) or partner(s)of such Party immediately prior thereto, in aggregate, no longer own, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the voting rights attached to the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions. For the avoidance of doubt, “Change of Control” shall not mean a transaction which, in the case of paragraph (ii) or (iii), results in a person owning, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the voting rights attached to the outstanding voting securities or capital stock of the surviving entity and where there is an agreement or arrangement between that person (or any of its direct or indirect shareholders, unitholders or partners) and the relevant Party (or any of its direct or indirect shareholders, unitholders or partners) to reverse the effects of this transaction or to implement a further transaction so that the ultimate shareholders, unitholders or partners of the relevant Party immediately prior thereto will again own, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the voting rights attached to the outstanding voting shares, units or partnership interests of the relevant Party or surviving entity.

1.25	“Clinical Phase I Study” shall mean a study in humans which provides for the first administration to humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) or the non-United States equivalent thereof. For the avoidance of doubt, a Clinical Phase I Study may generate sufficient data (if successful) to commence pivotal studies/Clinical Phase III Studies, but it shall not constitute a Clinical Phase II Study.

1.26	“Clinical Phase II Study” shall mean a clinical study (other than a Clinical Phase I Study) in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence pivotal studies/Clinical Phase III Studies, as further defined in 21 CFR §312.21(b) or the non-United States equivalent thereof.

1.27	“Clinical Phase III Study” shall mean a controlled, and usually multicenter, clinical study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in humans in the indication being investigated in a manner sufficient to submit an application to obtain Regulatory Approval to market such product, as further defined in 21 CFR §312.21(c) or the non-United States equivalent thereof.

1.28	“Clinical Studies” shall mean all Clinical Phase I Studies, Clinical Phase II Studies and Clinical Phase III Studies, including pivotal studies.

1.29	“Clinical Supply Agreement” shall have the meaning set forth in Section 5.1.

1.30	“Closing Date” shall mean the date on which the condition under Section 1.183 is fulfilled or waived by both Parties.

1.31	“CMC Development” shall mean all research and development activities conducted in respect of the Manufacture of COVID Products, including chemistry, manufacturing and control (CMC), creation of master and working cell banks, test method development and stability testing, process development, manufacturing scale-up, qualification and validation, quality assurance and quality control processes and techniques.

1.32	“CMO” shall mean a contract manufacturing organization.

1.33	“COGS” shall mean the total cost of Manufacture of a unit of COVID Product sold and shall include Manufacturing Costs and Pass-Through Costs, as defined below, and subject to periodic review and changes over time:

“Manufacturing Costs” shall mean [*****]:

(i)	“Standard Manufacturing Cost” is a budgeted cost per unit established to facilitate inventory evaluation, planning and budgeting, which shall include:

[*****].

(ii)	“Cost Variances” is the variance between, for a period to be agreed by the Parties, actual costs of Manufacturing versus the Standard Manufacturing Cost and may include [*****];

(iii)	“Other Manufacturing Costs” are additional costs of Manufacturing which [*****]; and

(iv)	“Freight” are costs incurred for [*****].

Manufacturing Costs shall exclude: (a) excess costs that result from a Party’s (or its Affiliate’s) negligence or willful misconduct.

Based on each Party’s accounting policies, Manufacturing Cost can be calculated [*****].

“Pass-Through Costs” within COGS shall include [*****].

1.34	“Collaboration COVID Vaccine Product” shall mean:

(i)	each CureVac mRNA-Based vaccine targeting the SARS-CoV-2 Pathogen and using the SARS-CoV-2 spike protein, or any Antigen Variant thereof, as primary vaccine Antigen that the Parties have agreed to Develop and Commercialize under this Agreement during the Term, but excluding any First-Gen COVID Vaccine Product and Pathogen Combination Product; and

(ii)	each vaccine product targeting coronaviruses in respect of which GSK exercises its exclusive option pursuant to Section 3.7.3 of the 2020 Collaboration Agreement, where CureVac elects, in accordance with Section 3.7.3(a)(i) of the 2020 Collaboration Agreement, to Develop and Commercialize such product on a cost and profit split basis under this Agreement.

For clarity, Collaboration COVID Vaccine Products shall incorporate a mRNA backbone (otherwise known as the non-coding region) that is not identical to the First-Gen mRNA Construct.

1.35	“Combination Product” shall mean a product that is:

(i)	a single pharmaceutical formulation containing Drug Substances associated with a COVID Product and one or more other therapeutically or prophylactically active pharmaceutical ingredients [*****];

(ii)	any combination therapy comprised of a Finished Product and one or more other therapeutically or prophylactically active products, that is (x) priced and sold in a single package containing such multiple products; or (y) packaged separately but sold together for a single price; or

(iii)	comprised of a Finished Product and a companion or complementary diagnostic, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. For clarity, a Pathogen Combination Product shall not be a Combination Product, unless it is (A) combined with another therapeutically or prophylactically active ingredient/product or (B) comprised of a Finished Product and a companion or complementary diagnostic product, as set forth in (i), (ii) or (iii) above.

1.36	“Commercial Supply Agreement” shall have the meaning given in Section 5.2.

1.37	“Commercialization” shall mean any and all activities directed to the preparation for sale of, offering for sale of, or sale of a COVID Product, including activities related to marketing, promoting, distributing, importing and exporting of COVID Products, interacting with Regulatory Authorities regarding any of the foregoing and medical affairs functions. For the avoidance of doubt, “Commercialization” shall not include the Manufacture of COVID Products. When used as a verb, to “Commercialize” and “Commercializing” shall mean to engage in Commercialization, and “Commercialized” has a correlative meaning.

1.38	“Confidential Information” shall mean all Know-How, Development Data or other information of a Party whether or not marked confidential or proprietary, including:

(i)	all communications between the Parties or information of whatever kind whether recorded or not and, if recorded, in whatever medium, relating to or arising out of this Agreement, whether disclosed prior to or after entering into this Agreement; and

(ii)	all copies and excerpts of the communications, information, notes, reports and documents in whatever form referred to in paragraph (i) of this definition.

For purposes of the confidentiality obligations set forth herein, (a) GSK Know-How, GSK Materials and GSK Inventions shall be deemed Confidential Information of GSK; and CureVac Know-How, CureVac Materials and CureVac Inventions shall be deemed Confidential Information of CureVac; (b) Confidential Information jointly owned by the Parties shall be deemed Confidential Information of both Parties; and (c) the terms and conditions of this Agreement shall be deemed Confidential Information of both Parties (and both Parties shall be deemed the Receiving Party with respect thereto). “Confidential Information” also includes all information exchanged between the Parties pursuant to the Confidentiality Agreement.

1.39	“Confidentiality Agreement” shall mean that certain Confidential Disclosure Agreement entered into between the Parties as at January 9, 2020.

1.40	“Control” shall mean, with respect to any material, information or intellectual property right that a Party (i) owns such material, information or intellectual property right; or (ii) has a license to or right to use or grant access to such material, information or intellectual property right, in each case of (i) or (ii), without violating the terms of any agreement or other arrangement with a Third Party, provided that any intellectual property right in-licensed by a Party from the other Party under the 2020 Collaboration Agreement shall not be Controlled by such Party for the purpose of this Section 1.40.

1.41	“Cover” shall mean, (i) with respect to a claim of a Patent Right, that such claim would be infringed, absent a license, by the Development, Manufacture or Commercialization of a COVID Product, or (ii) with regard to Know-How, that the use or disclosure of such Know- How without a license would be actionable.

1.42	“COVID Product(s)” shall mean (i) the Collaboration COVID Vaccine Product(s); (ii) the Pathogen Combination Product(s); and (iii) upon the effective date of Option Exercise pursuant to Section 3.3.6, the First-Gen COVID Vaccine Products, in each case of (i), (ii) and (iii) including Product Adjustments. COVID Products may be in Drug Product or Finished Product form (or precursors thereto). For the avoidance of doubt, the term “COVID Products” shall not include the First-Gen COVID Vaccine Product(s) prior to effective Option Exercise by GSK.

1.43	“COVID R&D Plan” shall have the meaning set forth in Section 4.1.

1.44	“CRO” shall mean a contract research organization or a contract development and manufacturing organization.

1.45	“CureVac Alliance Manager” shall have the meaning set forth in Section 7.1.1.

1.46	“CureVac Background Technology” shall have the meaning set forth in Section 9.1.

1.47	“CureVac Elements” has the meaning given in Section 2.8.1.

1.48	“CureVac Indemnified Parties” shall have the meaning set forth in Section 13.1.

1.49	“CureVac Invention” shall have the meaning set forth in Section 9.3.1.

1.50	“CureVac Know-How” shall mean (i) all Know-How within the CureVac Background Technology Controlled by CureVac or its Affiliates as at the Effective Date or during the Term that is necessary or useful for the Parties to Develop, Manufacture and/or Commercialize COVID Products under this Agreement, provided that (x) with respect to Know-How within the CureVac Background Technology owned by a Third Party that is not necessary to ensure freedom to operate for the Development, Manufacture and/or Commercialization of COVID Products in the Field in the Territory and that comes under CureVac’s Control, this shall only include Know-How which is deemed CureVac Know-How pursuant to Section 2.8.1; and (y) this shall not include the Know-How of any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of CureVac after the Effective Date solely as a result of a Change of Control in CureVac; and (ii) all Know-How Controlled by CureVac or its Affiliates arising or generated in connection with the performance of activities under this Agreement; provided, however, that CureVac Know-How does not include Know-How related to (A) LNP Technology Controlled by a Third Party; and (B) [*****]. CureVac Know-How shall include (i) Know-How comprised in the CureVac Background Technology; and (ii) Know-How related to CureVac Inventions, CureVac’s share in Joint Product Inventions or Joint Other Inventions, (iii) subject to Section 7.3, Know-How related to LNP technology owned or Controlled by CureVac (other than the Licensed LNP), (iv) subject to Section 7.3, Know-How related to CVCMs; and (v) other Know-How generated by CureVac under this Agreement. Without limiting Section 9.1, the CureVac Know-How existing at the Effective Date is further described in Exhibit 1.50.

1.51	“CureVac Manufacturing Technology” shall mean CureVac Patent Rights and CureVac Know-How that are required for the Manufacture of COVID Products.

1.52	“CureVac Materials” shall mean [*****] that are supplied or otherwise made available by or on behalf of CureVac and/or its Affiliate(s) to GSK hereunder for the purposes of this Agreement (excluding, for clarity, any Confidential Information, or any COVID Product).

1.53	“CureVac mRNA” shall mean [*****] on the Effective Date or during the Term.

1.54	“CureVac mRNA-Based” shall mean, with respect to a vaccine, that such vaccine is encoded by one or more CureVac mRNAs.

1.55	“CureVac Patent Right(s)” shall mean (i) all Patent Rights within the CureVac Background Technology Controlled by CureVac or its Affiliates as at the Effective Date or during the Term that are necessary or useful for the Development, Manufacture and/or Commercialization of COVID Products under this Agreement, provided that (x) with respect to Patent Rights within the CureVac Background Technology owned by a Third Party that are not necessary to ensure freedom to operate for the Development, Manufacture and/or Commercialization of COVID Products in the Field in the Territory and that come under CureVac’s Control after the Effective Date, this shall only include Patent Rights which are deemed CureVac Patent Rights pursuant to Section 2.8.1; and (y) this shall not include the Patent Rights of any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of CureVac solely as a result of a Change of Control in CureVac, and (ii) all CureVac Program Patent Right and CureVac’s interest in Joint Patent Rights; provided, however, that CureVac Patent Rights do not include Patent Rights within [*****]. CureVac Patent Rights shall include (i) Patent Rights comprised in the CureVac Background Technology; and (ii) CureVac’s share in Joint Patent Rights, (iii) CureVac Program Patent Rights; (iv) subject to Section 7.3, Patent Rights related to the LNP technology owned or Controlled by CureVac (other than the Licensed LNP) and CVCMs. The CureVac Patent Rights within the CureVac Background Technology Controlled by CureVac or its Affiliates as at the Effective Date are listed in Exhibit 1.55.

1.56	“CureVac Program Patent Right” shall have the meaning set forth in Section 9.6.1.

1.57	“CureVac Project Leader” shall have the meaning set forth in Section 7.1.2.

1.58	“CureVac Technology” shall mean CureVac Patent Rights and CureVac Know-How.

1.59	“CureVac Territory” shall mean Austria, Germany and Switzerland.

1.60	“CVCM” shall mean CureVac’s next generation mRNA delivery vehicle, also referred to as CureVac Carrier Molecule™, which is disclosed in CureVac’s patent families [*****], that is appropriate for the formulation of Drug Substance.

1.61	“CVnCoV” shall mean the vaccine named CVnCoV, Developed and Controlled by CureVac and targeting the SARS-CoV-2 Pathogen, which (i) is in Clinical Phase IIb/III Studies as at the Effective Date, (ii) uses the SARS-CoV-2 spike protein as primary vaccine Antigen, and (iii) incorporates the First-Gen mRNA Construct.

1.62	“Development” shall mean all research, non-clinical, and clinical testing and drug development activities conducted in respect of the COVID Products, including those necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining Regulatory Approvals and to successfully Develop, Manufacture and Commercialize the COVID Products for use in the Field. “Development” shall include CMC Development, delivery system development, mRNA sequence optimization, protein design, non-clinical testing, mechanism of action studies, toxicology, pharmacokinetics, clinical studies, regulatory affairs activities, statistical analysis and report writing, submission of documents, market research, pharmacoeconomic studies, and epidemiological/real world data studies. Development shall mean both (a) non-clinical and clinical Development; and (b) CMC Development. “Develop” and “Developed” have a correlative meaning.

1.63	“Development Costs” shall mean:

i.	the following costs, which are incurred in accordance with the applicable COVID R&D Plan and further detailed in the Development budget set out in the COVID R&D Plan: [*****];

j.	the following other costs (to the extent not covered by the COVID R&D Plan): [*****].

1.64	“Development Data” shall mean: (i) CMC Development data (including records of Manufactured batches); (ii) any non-clinical or clinical findings, results and other research data relating to the COVID Products, in any format; and (iii) the formal reports of preclinical toxicology studies and Clinical Studies, such data in each case of (i), (ii) and (iii) required for the Development, Manufacture or Commercialization of the COVID Products, including but not limited to, INDs and other regulatory filings and registration dossiers.

1.65	“Development Transfer Materials” shall have the meaning set forth in Section 4.7.

1.66	“Diligent Efforts” shall mean, with respect to a Party, those efforts, expertise and resources commensurate with efforts, expertise and resources commonly used in the biopharmaceutical industry by a company of comparable size in connection with the development, manufacture and/or commercialization of a comparable high priority pharmaceutical product which is of similar market potential at a similar stage of development or commercialization in light of issues of safety and efficacy, product profile, public health, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, product reimbursement, and other relevant factors such as technical, legal, scientific, or medical factors. Diligent Efforts shall be determined on a market-by-market and indication-by-indication basis for each COVID Product, and it may change over time.

1.67	“Disclosing Party” shall have the meaning set forth in Section 11.1

1.68	“Disclosure Letter” shall have the meaning set forth in Section 13.4.

1.69	“Distribution Agreement” shall have the meaning set forth in Section 6.2.

1.70	“Drug Product” shall mean, for a given COVID Product, the drug product form thereof, comprising of one or more Drug Substance(s) of that COVID Product and formulated with the Licensed LNP (or, subject to Section 7.3, an LNP Controlled by CureVac or a CVCM), and any excipients.

1.71	“Drug Substance” shall mean the active ingredient(s) of a COVID Product, being one or more mRNA molecules which contains the genetic information for the relevant Antigen(s).

1.72	[*****].

1.73	“Effective Date” shall have the meaning set forth in the Preamble.

1.74	“EMA” shall mean the European Medicines Agency.

1.75	“Enhanced Diligent Efforts” means, with respect to GSK, marketing efforts that are equal to, or which exceed, in all material respects, those marketing efforts undertaken by GSK for the commercialization of any New Non-mRNA COVID Product, taking into account issues of safety and efficacy, product profile, public health, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, product reimbursement, and other relevant factors such as technical, legal, scientific, or medical factors. Enhanced Diligent Efforts shall be determined on a market-by-market and indication-by- indication basis for each COVID Product, and it may change over time.

1.76	“[*****] Agreements” shall have the meaning set forth in Section 2.7.4.

1.77	“Exclusive Option” shall have the meaning set forth in Section 3.3.2.

1.78	“Executive Officers” the Chief Executive Officer of CureVac (or a senior executive officer of CureVac designated by CureVac’s Chief Executive Officer) and the President of GSK Vaccines (or a senior executive officer of GSK designated by the President of GSK Vaccines).

1.79	“Existing COVID Projects” shall mean the following vaccine development projects in which GSK is involved:

[*****].

1.80	[*****].

1.81	“FDA” shall mean the U.S. Food and Drug Administration.

1.82	“Field” shall mean any and all prophylactic and/or therapeutic uses for the prevention, delay of onset or treatment of diseases caused by the SARS-CoV-2 Pathogen in humans.

1.83	“Filled Containers” shall mean, for a given COVID Product, Drug Product, diluted and filled in vials, without labelling or packaging.

1.84	“Financial Partner” shall have the meaning set forth in Section 11.4.1 below.

1.85	“Finished Product” shall mean, for a given COVID Product, the final presentation of such COVID Product, following labelling and packaging of Filled Containers, as registered in the applicable Regulatory Approval.

1.86	“First [*****] Option” shall have the meaning set forth in Section 3.3.1.

1.87	“First Commercial Sale” shall mean, on a COVID Product-by-COVID Product and country- by-country basis, the first sale of a COVID Product by or on behalf of GSK or its Affiliates or Sublicensees, or by CureVac or its Affiliates or Sublicensees, such as but not limited to, sales to a Third Party wholesaler, pharmacy, outpatient clinic, inpatient clinic, hospital, dispensing physician or government agency in a given country after necessary Regulatory Approval has been granted with respect to such COVID Product in such country, provided, however, that in the event of a sale of a COVID Product prior to Regulatory Approval which is substantially comparable to a commercial sale effected only after Regulatory Approval is obtained, then the first sale in any such arrangement shall also constitute a First Commercial Sale. For the avoidance of doubt, “treatment IND sales”, “named patient sales” and “compassionate use sales” shall not be construed as a First Commercial Sale if the aggregate, annual Net Sales for all such programs are less than EUR [*****]. For avoidance of doubt, any sale of a COVID Product by GSK to an Affiliate or Sublicensee or subcontractor is not a First Commercial Sale.

1.88	“First-Gen COVID Booster Vaccine” shall have the meaning set forth in Section 1.89.

1.89	“First-Gen COVID Vaccine Product” shall mean (i) CVnCoV, and each vaccine Controlled by CureVac targeting the SARS-CoV-2 Pathogen that incorporates the First-Gen mRNA Construct (and not, for the avoidance of doubt, any other mRNA backbone), including vaccines modified to address naturally occurring variants of the SARS-CoV-2 spike protein, and (ii) each vaccine that incorporates the First-Gen mRNA Construct (and not, for the avoidance of doubt, any other mRNA backbone) boosting the immune response from a primary vaccination with a First-Gen COVID Vaccine Product or another vaccine targeting the SARS-CoV-2 Pathogen (“First-Gen COVID Booster Vaccine”).

1.90	“First-Gen COVID Vaccine Products Dossiers/Data” shall have the meaning set forth in Section 4.8.4.

1.91	“First-Gen mRNA Construct” means the “backbone” (otherwise referred to as the non-coding region) of CVnCoV, further details of which are set out in the dossier forming part of each application for Regulatory Approval.

1.92	“First Regulatory Approval” shall mean, in relation to each COVID Product, unless expressly stated otherwise in this Agreement, the earlier of (i) final marketing authorization for a COVID Product in any jurisdiction of the Territory, or (ii) the grant of any conditional authorization for a COVID Product in any jurisdiction of the Territory.

1.93	“Force Majeure” shall have the meaning set forth in Section 16.2.

1.94	[*****].

1.95	“FTE” shall mean, with respect to a person, the equivalent of the work of one (1) employee full time for one (1) year (consisting of at least [*****] working hours per year (with no further reductions for vacations and holidays)). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of a FTE billable for one (1) individual during a given accounting period shall be determined by dividing the number of hours worked by said individual on the work to be conducted under the Agreement during such accounting period by the number of FTE hours applicable for such accounting period based on [*****] working hours per year. FTE shall include the employee required to execute the COVID R&D Plan provided however that the costs of employees already taken into account in the calculation of SG&A or COGS shall not be included. FTE shall not include personnel undertaking general corporate activities including, by way of example only, investor relations, business development, legal affairs, human resources and finance, and any other activities not supporting activities conducted under this Agreement.

1.96	“FTE Rate” shall mean for GSK and CureVac, as applicable, for the period commencing on the Effective Date until such time as the Parties mutually agree otherwise, €[*****] per annum. The FTE Rate shall include all fully loaded costs, including costs of salaries (including overtime), benefits, other employee costs, overhead and supporting general and administration allocations. The Parties may agree on an increase of the FTE Rate for inflation on an annual basis based upon the percentage increase in the European Consumer Price Index.

1.97	“Good Clinical Practices” or “GCP” shall mean, in connection with a Clinical Study, current practices set forth in or required by (i) the World Medical Association’s Declaration of Helsinki entitled ‘Ethical Principles for Medical Research Involving Human Subjects’ (ii) the principles of International Conference on Harmonization Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) E6 and E11; (iii) the Directive 2001/20/EC of the European Union and in guidance published by the European Commission in relation to such Directive and any local laws, rules and regulations that implement such Directive and guidance; (iv) provisions of Title 21 of the Code of Federal Regulations (including Parts 11, 50, 54, 56, 312, 314, 320, 601 and 610) and all rules, regulations, order and guidance’s published thereunder; and (v) any other country in which the Clinical Study is conducted.

1.98	“Good Distribution Practices” or “GDP” shall mean the current (at a given time) standards, practices and procedures regarding the distribution of pharmaceutical products promulgated or endorsed by a Regulatory Authority and all Applicable Laws with respect thereto, as defined further or otherwise in the Distribution Agreement or a quality agreement ancillary thereto.

1.99	“Good Laboratory Practices” or “GLP” shall mean, at a given time, the current good laboratory practice standards promulgated or endorsed by the US Food and Drug Administration as defined in Part 58 of the Code of Federal Regulations Title 21, or comparable regulatory standards promulgated by the EMA or other applicable Regulatory Authority, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.100	“Good Data Management Practices” shall have the meaning set forth in Section 12.3.

1.101	“Good Manufacturing Practices” or “GMP” shall mean the current (at a given time) standards, practices and procedures regarding the Manufacturing of human vaccines promulgated or endorsed by a Regulatory Authority and all Applicable Laws with respect thereto, including:

(i)	the standards, rules, principles and guidelines set out in Chapter II of EC Commission Directive 2003/94/EC together with the guidance for the interpretation of the principles and guidelines of good manufacturing practices for medicinal products for human use laid down in Commission Directives 91/356/EEC, as amended by Directive 2003/94/EC and 91/412/EEC, contained in Volume 4 of “The Rules Governing Medicinal Products in the European Union”.

(ii)	Parts 210 and 211 of Title 21 of the Code of Federal Regulations and all related guidance published by the FDA;

(iii)	The International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Quality Guidelines relating to good manufacturing practice;

(iv)	the “Good Manufacturing Practices for Pharmaceutical Products” promulgated by the World Health Organization (“WHO”),

provided that term may be defined further or otherwise in the Quality Agreements regarding the supply of COVID Products (either in Drug Substance, Drug Product, Filled Containers or Finished Product format) for clinical or commercial purposes entered pursuant to this Agreement.

1.102	“Government and NGO Contracts” shall mean: (i) [*****] and (ii) all agreements with governments, supra-national organizations or non-profit organizations relating to the First-Gen COVID Vaccine Products entered into by CureVac before the Effective Date or following the Effective Date in accordance with Section 2.7.4; and (iii) all agreements with governments, supra-national organizations or non-profit organizations relating to the First-Gen COVID Vaccine Products and the Collaboration COVID Vaccine Products that are entered into by the Parties following the Effective Date in accordance with Section 2.7.4. The Government and NGO Contracts existing at the Effective Date are listed in Exhibit 1.102.

1.103	“Government Official” (where ‘government’ means all levels and subdivisions of governments, i.e. local, regional, national, administrative, legislative, executive, or judicial, and royal or ruling families) shall mean: (i) any officer or employee of a government or any department, agency or instrumentality of a government (which includes public enterprises, and entities owned or controlled by the state); (ii) any officer or employee of a public international organization such as the World Bank or United Nations; (iii) any officer or employee of a political party, or any candidate for public office; (iv) any person defined as a government or public official under Applicable Law (including anti-bribery and corruption laws) and not already covered by any of the above; and/or; (v) any person acting in an official capacity for or on behalf of any of the above. “Government Official” shall include any person with close family members who are Government Officials (as defined above) with the capacity, actual or perceived, to influence or take official decisions affecting either Party’s business.

1.104	“GSK Alliance Manager” shall have the meaning set forth in Section 7.1.1.

1.105	“GSK Background Technology” shall have the meaning as set forth in Section 9.1.

1.106	“GSK Indemnified Parties” shall have the meaning set forth in Section 13.2.

1.107	“GSK Invention” shall have the meaning set forth in Section 9.3.2.

1.108	“GSK Know-How” shall mean all Know-How Controlled by GSK or its Affiliates as at the Effective Date or thereafter during the Term that (i) is necessary for CureVac to perform the obligations and other activities pursuant to this Agreement, or (ii) is used by or on behalf of GSK its Affiliates or Sublicensees to Develop, Manufacture and Commercialize COVID Products under this Agreement. GSK Know-How shall include (i) Know-How comprised in the GSK Background Technology; and (ii) Know-How related to GSK Inventions, Joint Product Inventions or Joint Other Inventions, and (iii) other Know-How generated by GSK under this Agreement.

1.109	“GSK Materials” shall mean any [*****] that are supplied or otherwise made available by or on behalf of GSK and/or its Affiliate(s) to CureVac for the purposes of this Agreement (excluding, for clarity, any Confidential Information, or any COVID Product).

1.110	“GSK Patent Right(s)” shall mean all Patent Rights Controlled by GSK or its Affiliates as at the Effective Date or thereafter during the Term that (i) are necessary for CureVac to perform the obligations and other activities pursuant to this Agreement, or (ii) are used by or on behalf of GSK its Affiliates or Sublicensees to Develop, Manufacture and/or Commercialize COVID Products under this Agreement. GSK Patent Rights shall include Patent Rights comprised in the GSK Background Technology, GSK Program Patent Rights and GSK’s interest in Joint Patent Rights.

1.111	“GSK Program Patent Right” shall have the meaning set forth in Section 9.6.2.

1.112	“GSK Project Leader” shall have the meaning set forth in Section 7.1.2.

1.113	“GSK Technology” shall mean any and all GSK Patent Rights and GSK Know-How.

1.114	“GSK Territory” shall mean all countries of the world other than the countries included in the CureVac Territory.

1.115	“GxP” shall mean the good practice regulations in the pharmaceutical industry, including Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices and Good Distribution Practices (GMP, GLP, GCP and GDP).

1.116	[*****].

1.117	“Human Biological Samples” shall mean human biological material (including any derivative or progeny thereof), including any portion of an organ, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative of such biological material such as stem cells or cell lines; and any human biological product, including, but not limited to, hair, nail clippings, teeth, urine, faeces, breast milk, and sweat.

1.118	“IND” shall mean an investigational new drug application filed with, and accepted by, the FDA prior to beginning clinical trials in humans in the United States, or any comparable application to and acceptance by the Regulatory Authority of a country or group of countries other than the USA thereto, including EMA, prior to beginning clinical trials in humans in that country or in that group of countries.

1.119	“In-Licensed IP” shall have the meaning set forth in Section 2.8.1.

1.120	“In-Licensing Agreement” shall mean the LNP Agreement, the agreements listed in Exhibit 1.120, and any other agreement with a Third Party pursuant to which CureVac Controls CureVac Technology or LNP Technology.

1.121	“Initiation” shall mean, with respect to a Clinical Study, the first administration of the first subject in such Clinical Study.

1.122	“Invention” shall mean an invention or discovery, whether or not patentable, discovered, made, conceived and/or first reduced to practice during the Term by or on behalf of CureVac or GSK or Affiliates of CureVac or GSK, alone or jointly with each other and/or any Third Party, which arise from the performance of activities under this Agreement, including performance of activities under the COVID R&D Plan.

1.123	“IP Sub-Committee” shall mean the sub-committee to be established pursuant to Section 7.6.

1.124	“Joint Product Invention” shall have the meaning set forth in Section 9.3.3.

1.125	“Joint Other Invention” shall have the meaning set forth in Section 9.3.4.

1.126	“Joint Patent Rights” shall have the meaning set forth in Section 9.7.

1.127	“Joint Steering Committee”, and “JSC” shall have the meaning set forth in Section 7.2.

1.128	“JST” shall have the meaning set forth in Section 4.8.4.

1.129	“JST Charter” shall have the meaning set forth in Section 4.8.4

1.130	“Know-How” shall mean all technical, scientific and other information, inventions, discoveries, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, Development Data, results, non-clinical, clinical, safety, process and Manufacturing and quality control data and information (including trial designs and protocols), registration dossiers, in each case, solely to the extent confidential and proprietary and in written, electronic or any other form now known or hereafter Developed.

1.131	“Licensed LNP” shall mean the LNP that is Controlled by CureVac as at the Effective Date pursuant to the LNP Agreement. Any amendment to the LNP Agreement made after the Effective Date shall not adversely affect the rights or increase the obligations of GSK or CureVac under this Agreement.

1.132	“LNP” shall mean a lipid nanoparticle system comprised of individual lipid components at specific ratios, which are manufactured in such a manner to encapsulate and deliver mRNA into a target cell.

1.133	“LNP Agreement” shall mean the Non-Exclusive License Agreement between CureVac and [*****]. For clarity, the use of any LNP Technology under this Agreement in relation to a COVID Product shall not count towards the limit on the number of LNP Licenses under the 2020 Collaboration Agreement.

1.134	“LNP License” shall have the meaning set forth in Section 2.1.2.

1.135	“LNP Provider” shall mean [*****].

1.136	“LNP Technology” shall mean the Patent Rights and Know-How Covering the Licensed LNP.

1.137	“Major Markets” shall mean [*****].

1.138	“Manufacture” shall mean all manufacturing operations (including for Drug Substance, Drug Product, fill and finish, packaging and labelling) for COVID Products, including all activities related to the preparation and use of master and working cell banks, making, production, processing, purifying, formulating, filling, and finishing, of the Finished Product, or any intermediate thereof, pre-clinical, clinical and commercial production, product, stability testing, quality assurance, and quality control. “Manufacturing” has a correlative meaning.

1.139	“Manufacturing Technology Transfer Materials” shall have the meaning set forth in Section 5.6

1.140	“Materials” shall mean CureVac Materials and GSK Materials.

1.141	“mRNA” shall mean a replicating or non-replicating polynucleotide that is capable of directing the cellular machinery of a cell to produce polypeptide and contains naturally occurring nucleosides (e.g. Cytosine, Guanine, uracil, adenine) or chemical analogues thereof. The term encompasses analogues such as those containing modified backbones.

1.142	“mRNA-Based” shall mean, with respect to a vaccine, that the vaccine Antigen is encoded by one or more mRNAs.

1.143	“Net Profits” shall have the meaning set forth in Section 8.2.3.

1.144	“Net Sales” shall mean the gross invoice price of COVID Product sold by the selling Party or its Affiliates or Sublicensees directly to a Third Party, less the following deductions if and to the extent such deductions to unaffiliated entities are actually allowed and granted:

(i)	trade, quantity, and/or cash discounts, charge-back payments, allowances or rebates, including promotional or similar discounts or rebates, and discounts or rebates to governmental or managed care organizations;

(ii)	discounts provided in connection with coupon, voucher or similar patient programs;

(iii)	credits or allowances given or made with respect to a COVID Product by reason of rejection, defects, recalls, returns, rebates, or retroactive price reductions;

(iv)	any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of COVID Product and borne by the selling Party, its Affiliates or Sublicensees without reimbursement from any Third Party;

(v)	any charges for freight, postage, shipping or transportation, or for insurance, in each case to the extent borne by the selling Party, its Affiliates or Sublicensees without reimbursement from any Third Party; and

(vi)	any administrative fees paid to group purchasing organizations or managed care entities for the sale of COVID Product (provided, however, that such deduction may not exceed two percent (2%) of the gross sales in the corresponding accounting period).

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the sale of the relevant COVID Product by the selling Party, its Affiliates or Sublicensees, such that the COVID Product does not bear a disproportionate portion of such deductions as compared to other products sold separately from but with a certain link or other connection to the COVID Product. For the avoidance of doubt, the Net Sales shall be calculated only once for the first bona fide arm’s length sale of the COVID Product by either the selling Party, its Affiliate or its Sublicensee, to a Third Party which is neither an Affiliate nor a Sublicensee of the selling Party. Net Sales shall be determined in accordance with International Financial Reporting Standards (IFRS) applied in a consistent manner.

In the event a COVID Product is sold as part of a Combination Product (either as a separate Finished Product sold together with other products or because the Drug Substances associated with that COVID Product are formulated with additional other therapeutically or prophylactically active pharmaceutical ingredients (including, if mutually agreed between the Parties, [*****]) or companion or complementary diagnostic), Net Sales of the Combination Product will be calculated, on a country-by-country basis, as follows:

(i)	If (x) the COVID Product and (y) the other product(s) or active pharmaceutical ingredient are also sold separately in the applicable country, Net Sales of the COVID Product portion of the Combination Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in the applicable country of the COVID Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in the applicable country of all other products or active ingredients in the Combination Product sold separately during the applicable Calendar Quarter.

(ii)	If the COVID Product is sold separately, but the average gross selling price of the other product(s) or active ingredients cannot be determined, Net Sales of the Combination Product shall be equal to the Net Sales of the Combination Product multiplied by the fraction A/C wherein A is the average gross selling price of the COVID Product and C is the average gross selling price of the Combination Product.

(iii)	If the other product(s) or other active ingredients is/are sold separately, but the average gross selling price of the COVID Product cannot be determined, Net Sales of the Combination Product shall be equal to the Net Sales of the Combination Product multiplied by the following formula: one (1) minus B/C wherein B is the average gross selling price of the other product(s) or active ingredients and C is the average gross selling price of the Combination Product.

(iv)	If the average gross selling price of neither the COVID Product, nor the other product(s) or active ingredients, can be determined, e.g., because neither the COVID Product, nor the other product in a Combination Product, are being sold separately, Net Sales of the Combination Product shall be equal to Net Sales of the Combination Product multiplied by A/B wherein A is the number of COVID Products comprised in the Combination Product and B is the sum of “one” for each COVID Product and the relative value of the other product(s) and/or other active pharmaceutical ingredients comprised in the Combination Product, such value to be determined by the patent protection status of the respective products, the development costs of the respective products, and the pricing of comparable products in the Major Markets. For illustration purposes, if there are two additional active ingredients in a Combination Product, one valued at 30 percent of the average price of the COVID Products, and one valued at 50 percent of the average price of the COVID Products, A/B equals 2/2.8, and Net Sales are multiplied by 0.71. The Parties will agree on the respective values in the JSC. If the JSC is unable to agree on the respective values within [*****] the matter being referred by either Party to the JSC, either Party may refer the matter for resolution in accordance with Section 15.5(viii), provided that the reference to “fair market value” shall be replaced with the value of the respective COVID Product and the relative value of the other product(s) and/or other active pharmaceutical ingredients. Each Party will bear equally the cost of the experts appointed in accordance with Section 15.5(viii).

(v)	The average gross selling price for such other product(s) or active ingredients contained in the Combination Product shall be calculated for each [*****] period by dividing the sales amount by the units of such other product(s), as published by IMS or another mutually agreed independent source. In the initial [*****] period during which a Combination Product is sold, forecasted average gross selling prices shall be used for royalty calculation purposes. Any over or under payment due to a difference between forecasted and actual average gross selling prices shall be paid or credited in the second royalty payment of the following [*****] period. In the following Calendar Year the average gross selling price of the previous year shall apply from the second royalty payment on.

1.145	“New Non-mRNA COVID Product” means any non-mRNA Based vaccine for use in the Field, which falls outside the limitations set out in Section 2.3.1, except those resulting from an Existing COVID Project.

1.146	“NIAID” shall mean the U.S. National Institute of Allergy and Infectious Diseases, an institute of the U.S. National Institutes of Health.

1.147	“Non-Breaching Party” shall have the meaning set forth in Section 14.5.

1.148	“Option Exercise” shall have the meaning set forth in Section 3.3.6.

1.149	“Option Exercise Fee” shall have the meaning set forth in Section 3.3.5.

1.150	“Option Exercise Notice” shall have the meaning set forth in Section 3.3.3.

1.151	“Option Period” shall have the meaning set forth in Section 3.3.2.

1.152	“Other Allowable Expenses” shall mean shall mean (i) amounts paid to Third Parties ([*****]) in connection with a product liability claim or other claim, suit, proceeding, litigation or action relating to alleged defects in a COVID Product resulting from the Development, Manufacture or Commercialization of such COVID Product, (ii) expenses directly associated with notification, retrieval and return of a COVID Product, destruction of such returned Collaboration Product, replacement of a Collaboration Product and distribution of such replacement COVID Product, incurred with respect to a recall of such COVID Product, but in each of the foregoing cases excluding any such payments, costs and expenses caused by the negligence or willful misconduct of a Party or its Affiliates or Sublicensees, which amounts shall be solely borne by such Party.

1.153	“Party” shall mean CureVac or GSK (together, “Parties”).

1.154	“Patent Rights” shall mean any and all patents and patent applications, including provisional and non-provisional applications, reissues, extensions, substitutions, confirmations, re- registrations, re-examinations, re-validations, patents of addition, supplementary protection certificates or the equivalents thereof, continuations, continuations-in-part and divisionals thereof and all foreign counterparts, and the like of any of the foregoing.

1.155	“Pathogen” shall mean any infectious disease causing agent such as a virus, bacterium, fungus, protozoan or other type of microorganism.

1.156	“Pathogen Combination Product” shall mean a CureVac mRNA-Based vaccine that incorporates a mRNA construct that is not identical to the First-Gen mRNA Construct and targets the SARS-CoV-2 Pathogen and one or more Collaboration Pathogen(s) (as such term is defined in the 2020 Collaboration Agreement); provided that upon the effective date of Option Exercise a Pathogen Combination Product may also incorporate the First-Gen mRNA Construct.

1.157	“Person” shall mean an individual, firm, company, corporation, association, trust, estate, state or agency of a state, government or government department or agency, municipal or local authority and any other entity, whether or not incorporated and whether or not having a separate legal personality.

1.158	“Product Adjustment” shall have the meaning set forth in Section 3.2.2.

1.159	“Program” shall mean, on a COVID Product by COVID Product basis, any and all Development activities for such Product, including under the COVID R&D Plan, and all Manufacturing and Commercialization activities conducted in respect of that COVID Product.

1.160	“Program Patent Rights” shall mean Patent Rights Covering Inventions.

1.161	“Project Leaders” shall have the meaning set forth in Section 7.1.2.

1.162	“Quality Agreement” shall mean a quality agreement between CureVac and GSK setting out further administrative, technical and quality provisions regarding the Manufacture and supply of a COVID Product (or intermediary version thereof) for Development or Commercialization purposes, as applicable.

1.163	“Receiving Party” shall have the meaning set forth in Section 11.1.

1.164	“Regulatory Approval” shall mean any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) of any national, supra-national, regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the Development, registration, Manufacture (including formulation), distribution, use, sale, import or export of a COVID Product in a given jurisdiction.

1.165	“Regulatory Authority” shall mean any competent regulatory or governmental authority which regulates any aspect of the Development, Manufacturing or Commercialization of a COVID Product, including those specifically referred to in this Agreement or any Ancillary Agreement.

1.166	“Regulatory Exclusivity” shall mean, on a country-by-country and COVID Product-by- COVID Product basis, an additional protection, other than patent protection, granted by a Regulatory Authority that confers an exclusive period during which a Party or its Affiliates or Sublicensees have the exclusive right to market or sell a COVID Product in such country through a regulatory exclusivity right (e.g., new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity), provided that regulatory exclusivity shall only be deemed to exist in a country if (i) Applicable Laws, and the guidance, policies and practice of the competent Regulatory Authority allow other mRNA-Based products to qualify as generic or biosimilar versions of a COVID Product; and (ii) as a result, absent or after the expiry of the regulatory exclusivity right, such mRNA- Based products can enter the market of the country in question with substantially lower development investment.

1.167	“RNA Printer” shall mean the automation solution for CureVac’s processes of mRNA manufacturing developed by CureVac and Tesla Grohmann Automation Solution GmbH under the Development and Intellectual Property Agreement dated December 22, 2017, including the Know-How licensed from Tesla Grohmann Automation Solution GmbH thereunder.

1.168	“Royalty Term” shall have the meaning set forth in Section 8.3.2.

1.169	“Sanctions & Trade Controls” shall have the meaning set forth in Section 12.8.

1.170	“SG&A” shall mean following expenses, as determined in accordance with International Financial Reporting Standards, consistently applied:

(i)	expenses directly allocated to the COVID Product, comprising:

[*****];

(ii)	expenses indirectly allocated to the COVID Product in addition to the above, comprising:

[*****];

1.171	“SARS-CoV-2 Pathogen” shall mean the virus known as SARS-CoV-2.

1.172	“Second [*****] Option” shall have the meaning set forth in Section 3.3.1.

1.173	“Sublicensee” shall mean any Third Party licensee (aside from GSK’s Affiliates and any Third Party contractors used by GSK in the Development, Manufacture or Commercialization of the COVID Products on GSK’s behalf), which obtains rights to the CureVac Technology or LNP Technology under a license granted by GSK, its Affiliates or another Sublicensee, in each case in accordance with Section 2.2.

1.174	“Term” shall have the meaning set forth in Section 14.1.

1.175	“Territory” shall mean the entire world.

1.176	“Third Party” shall mean any Person, other than CureVac or GSK and their respective Affiliates.

1.177	“Third Party Infringement” shall have the meaning set forth in Section 10.1.1.

1.178	“[*****] Purchase Agreement” shall mean the [*****], as amended from time to time.

1.179	“Valid Claim” shall mean either (a) a claim of an issued and unexpired patent within the CureVac Patent Rights or (ii) the LNP Technology which has not been revoked or held permanently unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been found or admitted to be abandoned, disclaimed, denied, invalid or unenforceable through re-examination, reissue or disclaimer or otherwise, or (b) a claim of a pending patent application within (i) the CureVac Patent Rights or (ii) the LNP Technology which application has not been pending for more than [*****] from the date of its priority filing date and which claim has not been irretrievably revoked, irretrievably cancelled, irretrievably withdrawn, held invalid or abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or finally determined to be unallowable in a decision from which an appeal cannot or can no longer be taken. For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

1.180	“VAT and Indirect Taxes” shall mean any value added, sales, purchase, turnover or consumption tax as may be applicable in any relevant jurisdiction, including but not limited to value added tax chargeable under legislation implementing Council Directive 2006/112/EC.

1.181	“WIPO” shall have the meaning set forth in Section 16.5.2.

1.182	Interpretation

In this Agreement, unless the context otherwise requires, a reference to:

(i)	a paragraph, section, exhibit or schedule is a reference to a paragraph, section, exhibit or schedule to this Agreement;

(ii)	any document includes a reference to that document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(iii)	a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(iv)	the singular includes the plural and vice versa, except as it regards the definitions of Party and Parties;

(v)	“written” and “in writing” include any means of reproducing words, figures or symbols in a tangible and visible form, including acknowledged email or facsimile;

(vi)	“include”, “includes” and “including” means including without limitation, or like expression unless otherwise specified, and “for example”, “e.g.”, “such as” and similar words or phrases are descriptive, not limiting; and

(vii)	any reference to “demonstrable” costs and expenses means those costs and expenses can be evidenced in writing.

1.183	Condition precedent

The commencement of this Agreement is conditional on all applicable filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or the rules and regulations made thereunder and all applicable waiting periods (including any extensions thereof) under that Act or those rules and regulations having expired, lapsed or been terminated as appropriate, in each case in connection with the entry into this Agreement. If both Parties, acting reasonably, each conclude that no filing is required, either Party may waive this condition in whole or in part at any time by notice in writing to the other Party. Each Party must use all reasonable endeavors to procure (so far as it is able to procure) that the condition is fulfilled on or before [*****]. CureVac and GSK shall cooperate with each other and shall (a) promptly prepare and file all necessary documentation and (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, in each case, to cause the waiting period under the HSR Act to terminate or expire. If the condition is not fulfilled or waived by the date specified, either Party shall be entitled to terminate this Agreement by written notice with immediate effect, and only Sections 1, 11, 16.4, 16.5, 16.11 and 16.12 shall survive termination. Each Party shall be responsible for paying its own costs and expenses (including legal and consultants’ fees) incurred in connection with obtaining clearance of the transactions contemplated hereby, and GSK will pay the filing fees incurred in connection with the filings required pursuant to the HSR Act.

2.	LICENSES; EXCLUSIVITY.

2.1	License Grants to GSK.

2.1.1	License under CureVac Technology. Subject to the terms and conditions of this Agreement and the disclosures set forth in paras (ii) and (iii) of the Disclosure Letter, on a COVID Product- by-COVID Product basis, CureVac hereby grants to GSK, and GSK hereby accepts: (i) a royalty-free, exclusive license to use the CureVac Technology for the Development and Manufacture of COVID Products for use in the Field in the Territory; and (ii) an exclusive license to use the CureVac Technology for the Commercialization of COVID Products for use in the Field in the Territory, bearing the financial consideration set forth in Section 8, subject to CureVac’s rights with respect to the CureVac Territory under Section 6 and the Distribution Agreement. Subject to the disclosures set forth in the Disclosure Letter, the license granted hereunder shall be exclusive as to Third Parties and to CureVac, provided that CureVac retains the right to perform the Development and Manufacturing activities allocated to CureVac under this Agreement.

2.1.2	License under LNP Technology. Subject to the terms and conditions of this Agreement, the terms and conditions set forth in Exhibit 2.1.2, and subject to paras (ii) and (iii) of the Disclosure Letter, on a COVID Product-by-COVID Product basis, CureVac hereby grants to GSK, and GSK hereby accepts: (i) a royalty-free, non-exclusive sublicense under the LNP Agreement to use the LNP Technology for the Development and Manufacture of the COVID Products for use in the Field in the Territory; and (ii) a corresponding non-exclusive license to use the LNP Technology for the Commercialization of the COVID Products for use in the Field in the Territory, bearing the financial consideration set forth in Section 8, subject to CureVac’s rights with respect to the CureVac Territory under Section 6 and the Distribution Agreement (“LNP License”). Subject to the disclosures as set forth in the Disclosure Letter, CureVac shall not (i) grant a sublicense to any Third Party under the LNP Technology for the Development, Manufacture and Commercialization of COVID Products for use in the Field in the Territory, and (ii) itself carry out any activities under the LNP Technology for the Development, Manufacture and Commercialization of COVID Products for use in the Field in the Territory other than under this Agreement. Within [*****] following the Closing Date, the Parties will agree on a redacted copy of this Agreement (excluding any commercially confidential information) that CureVac can provide to the LNP Provider in accordance with its obligations under the LNP Agreement.

2.2	Sublicenses.

2.2.1	Right to Sublicense.GSK shall have the right to sublicense its rights under Section 2 to any of its Affiliates. GSK’s right to sublicense any of its Development rights or any of its Manufacturing rights for Development purposes (subject to Section 5.2.1) under Section 2.1.1, or any of its rights to the LNP Technology under Section 2.1.2 to any other Third Party shall be subject to CureVac’s prior written consent which CureVac may grant or withhold in its sole discretion. GSK’s right to sublicense (in multiple tiers) any of its Manufacturing rights for commercial purposes (subject to Section 5.2.1) and/or Commercialization rights under Section 2.1.1 to a Third Party shall be subject to CureVac’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this Section 2.2.1 shall not restrict GSK or any of its Affiliates to subcontract any of its Development or Manufacturing activities to a CRO, CMO or other service provider of GSK or its Affiliate, subject to Section 5.2.1.

2.2.2	Sublicensing Requirements.The right to sublicense to a Third Party is subject to a written sublicense agreement containing terms and conditions that are consistent with those contained in this Agreement, and shall include, inter alia, provisions regarding confidentiality, non- compete, indemnification, audit, record-keeping, termination and consequences of termination that are consistent with the corresponding terms and conditions provided herein. GSK shall remain liable to CureVac for all obligations under this Agreement, including all payment obligations, and shall send to CureVac a copy of the signed sublicensing agreement within [*****] after its execution, subject to the reasonable redaction of confidential information. CureVac acknowledges that all information provided to CureVac by GSK under this Section 2.2.2 shall be deemed Confidential Information of GSK and shall be subject to the terms and conditions of Section 11.
2.3	Pathogen Exclusivity.

2.3.1	GSK. GSK shall work exclusively with CureVac on the Development, Manufacture and Commercialization of mRNA-Based vaccine and mRNA-Based antibody products targeting the SARS-CoV-2 Pathogen, and GSK shall not, and shall procure that its Affiliates and Sublicensees holding rights to the CureVac Technology in the Field and in the Territory will not, develop, manufacture or commercialize, solely or with a Third Party, any mRNA-Based vaccine or mRNA-Based antibodies targeting the SARS-CoV-2 Pathogen other than a COVID Product Developed and/or Commercialized under this Agreement. This Section 2.3.1 and the covenants set forth herein shall not apply to activities of any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of GSK solely as a result of a Change of Control in GSK, provided that such activities are performed without using the mRNA technology described in the Know-How, or within the scope of the specification of the Patents Rights, Controlled by GSK (excluding, for clarity any CureVac Know-How or CureVac Patent Rights). Notwithstanding the foregoing, GSK shall be permitted to perform Development and Manufacturing activities with respect to any mRNA-Based vaccine or mRNA-Based antibodies targeting the SARS-CoV-2 Pathogen, using the SARS-CoV-2 spike protein as an Antigen, up to (and including) [*****], provided that GSK shall not be permitted to Commercialize any mRNA-Based vaccine or mRNA-Based antibodies targeting the SARS-CoV-2 Pathogen, or to grant any Third Party a license to Commercialize any mRNA- Based vaccine targeting the SARS-CoV-2 Pathogen.

2.3.2	CureVac. Subject to CureVac’s obligations as set forth in paras (ii) and (iii) of the Disclosure Letter, CureVac shall work exclusively with GSK on the Development, Manufacture and Commercialization of mRNA-Based vaccine and mRNA-Based antibody products targeting the SARS-CoV-2 Pathogen, and CureVac shall not, and shall procure that its Affiliates will not, develop, manufacture or commercialize, solely or with a Third Party, any mRNA-Based vaccine or mRNA-Based antibody targeting the SARS-CoV-2 Pathogen other than: (i) a COVID Product Developed and/or Commercialized under this Agreement, and (ii) the First-Gen COVID Vaccine Products, subject to Section 3.3.7. This Section 2.3.2 and the covenants set forth herein shall not apply to activities of any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of CureVac solely as a result of a Change of Control in CureVac, provided that such activities are performed without using the CureVac mRNA technology described in the CureVac Know-How or within the scope of specification of the CureVac Patent Rights.

2.3.3	Exclusivity Term. The covenants laid down in this Section 2.3 shall apply for a period commencing on the Effective Date until the expiry or termination of this Agreement, provided that if GSK exercises the GSK COVID Cease Option for a COVID Product, the limitations set forth in Section 2.3.2 shall not apply with respect to such COVID Product, and CureVac may Develop, Manufacture and Commercialize such COVID Product (alone or in collaboration with a Third Party).

2.4	Trademarks

2.4.1	Registration. As between the Parties and their Affiliates, GSK shall be solely authorized to determine the brand, trade name, logo and trade dress under which the Finished Products shall be Commercialized in the Territory. GSK shall have the first right, but not the obligation, to prepare, file, prosecute and maintain, at its own expense, any Brand IP for the Finished Products in the Territory; provided, however, that nothing herein shall grant GSK any right to use any trademark Controlled by CureVac and/or CureVac’s Affiliates. GSK will own all right, title and interest in and to any such trademark it selects in its own name during and after the Term, subject to the licenses granted to CureVac with respect to the CureVac Territory under Section 6.

2.4.2	Restrictions. Subject to any separate agreement(s) amongst the Parties (or their Affiliates), CureVac shall not, and shall cause their respective Affiliates not to, during the Term: (i) use or attempt to use any marks, brands or trade dress identical or similar to those covered by the Brand IP of GSK or its Affiliates, except as permitted by this Agreement or any Ancillary Agreement; (ii) register or attempt to register or procure the registration anywhere in the world of any mark as a trademark for any goods or services or as a domain name that is same as or confusingly similar to the Brand IP for the Finished Products; (iii) use any Brand IP for any of the Finished Products in any way which could tend to allow it to become generic, to lose its distinctiveness, to become liable to mislead the public or which would otherwise be detrimental or inconsistent with the good name, goodwill, reputation or image of the Parties; (iv) challenge the ownership of the Brand IP belonging to GSK or its Affiliates except if Brand IP is prosecuted in breach of this Agreement; or (v) register or attempt to register or procure the registration of or use any mark or domain name that incorporates the letters [*****] either as a prefix or a suffix for use in connection with a pharmaceutical product. This Section 2.4.2 and the covenants set forth herein shall not apply to a Third Party (or such Third Party’s Affiliate) that becomes an Affiliate of CureVac solely as a result of a Change of Control in CureVac.

2.5	Documents and Declarations. CureVac shall execute all documents, give all declarations regarding the licenses granted hereunder and reasonably cooperate with GSK to the extent such documents, declarations and/or cooperation are required for the recording or registration of the licenses granted hereunder at the various patent offices in the GSK Territory for the benefit of GSK. GSK shall reimburse CureVac for its reasonable and demonstrable external out of pocket costs associated therewith up to a total amount of EUR 20,000. For clarity, these costs shall be included in the calculation of Net Profits in accordance with Section 8.2.3 (except to the extent relating to a Pathogen Combination Product).

2.6	No Implied License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party in respect of any technology of the other Party, except as expressly set forth herein, and no license rights shall be created hereunder by implication, estoppel or otherwise. Neither Party shall represent to any Third Party that it enjoys, possesses, or exercises any proprietary or property right or otherwise has any other right, title or interest in the technology of the other Party except for such rights as are expressly set forth herein. Any rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party.

2.7	Existing Agreements and future Government and NGO Contracts.

2.7.1	Existing Agreements. Prior to the Effective Date, CureVac has entered into: (i) the Government and NGO Contracts listed in Exhibit 1.102, and (ii) the [*****] Agreement.

2.7.2	GSK Consent for Supply of COVID Vaccine Products under Government and NGO Contracts. Without prejudice to the rights of CureVac for the CureVac Territory under Section 6 and subject to Section 2.7.4, any supply of Collaboration COVID Vaccine Products under a Government and NGO Contract (including through an amendment of such Government and NGO Contract) is subject to prior approval by decision of the JSC. The allocation of Collaboration COVID Vaccine, and, as of the Option Exercise, the First-Gen COVID Vaccine Product, across the GSK Territories and the CureVac Territories shall be conducted in a fair, reasonable and non-discriminatory manner, and in accordance with the allocation principles endorsed by the JSC pursuant to Section 5.2.2.

2.7.3	Assignment and Transfer of Government and NGO Contracts. Upon receipt of the Option Exercise Notice by CureVac, GSK and CureVac will discuss and agree in good faith [*****] (i) on whether and to what extent it is [*****] that certain Government and NGO Contracts will be partially or wholly transferred to GSK, provided that the Parties also agree on a transfer of associated regulatory responsibilities and a supply chain for the relevant COVID Products enabling GSK’s fulfilment of such Government and NGO Contracts, and subject to CureVac’s rights to Commercialize in the CureVac Territory and consent of the respective Third Party to such assignment and transfer, or (ii) on whether and to what extent it is [*****] that certain Government and NGO Contracts remain with CureVac, and, in that case, on the involvement of GSK in the Manufacturing of the COVID Products (at COGS) and the provision by GSK of regulatory services, pharmacovigilance services, quality and supply chain management services required by CureVac to meet its binding obligations under the Government and NGO Contracts; the Option Exercise being conditioned upon agreement to either (i) or (ii), as further set forth in Section 3.3.6 below. For clarity, if and to the extent GSK supplies COVID Products to CureVac, the COGS for the supply of such COVID Products and the SG&A for providing the services will be included in the calculation of Net Profits in accordance with Section 8.2.3 (except to the extent relating to a Pathogen Combination Product).

2.7.4	Future Government and NGO Contracts.

a.	Prior to the effective date of Option Exercise, CureVac is free to amend the Government and NGO Contracts with respect to First-Gen COVID Vaccine Products, or to enter into further Government and NGO Contracts with respect to the First-Gen COVID Vaccine Products, but, subject to clause b) below, not with respect to Collaboration COVID Vaccine Products or Pathogen Combination Products, provided that such Government and NGO Contracts may not deprive GSK of its rights in connection with the Collaboration COVID Vaccine Products or Pathogen Combination Products under this Agreement or the 2020 Collaboration Agreement. CureVac will notify GSK promptly after (and provide a copy of the executed agreement, if necessary in redacted form), execution of any such amended or further Government and NGO Contracts with respect to the First-Gen COVID Vaccine Products.

b.	[*****].

2.8	In-Licensing Agreements.

2.8.1	Future In-Licensed IP. If during the Term, CureVac obtains, other than by way of a Change of Control, a sublicensable license to any Patent Rights or Know-How Controlled by a Third Party that is useful, but which is not necessary to obtain freedom to operate with respect to the use or exploitation of the mRNA, LNP, CVCM and other technology or information, each as described in the CureVac Know-How or within the scope of the specification of the CureVac Patent Rights (excluding any Invention or Know-How jointly owned by the Parties) (the “CureVac Elements”), for the Development, Manufacture and Commercialization of COVID Products under this Agreement (“In-Licensed IP”), CureVac shall (i) notify GSK of the rights that CureVac has obtained with respect to such In-Licensed IP, (ii) use commercially reasonable endeavors to obtain the right to sub-license those Patent Rights or Know-How, and (iii) notify GSK of the applicable financial terms, which shall be non-discriminatory (as between GSK and any other sublicensee of CureVac). Without limiting Section 7.3, and subject to a decision of the JSC to include any technology covered by In-Licensed IP in a COVID Product, (i) such In- Licensed IP is and shall be automatically included in the definition of CureVac Know-How or CureVac Patent Rights, as applicable, and be licensed to GSK under Section 2.1, and (ii) as a sublicensee of CureVac, GSK will meet all obligations of CureVac that are applicable to GSK’s activities as a sub-licensee (to the extent notified by CureVac to GSK in advance in writing); and (iii) with respect to COVID Products (other than Pathogen Combination Products) the costs under such In-Licensing Agreement will be included in the calculation of the Net Profit split in accordance with Section 8.2.3, and with respect to Pathogen Combination Products, GSK shall reimburse CureVac for additional amounts payable by CureVac under such license to such Third Party to the extent directly arising as a result of (x) the grant of such sublicense to GSK or (y) the use of the In-Licensed IP by the Development, Manufacture or Commercialization of COVID Products by GSK, its Affiliates, and Sublicensees.

2.8.2	Enforcement, Maintenance and Amendment of In-Licensing Agreements. CureVac will reasonably enforce (including in connection with any counterparty’s breach of any representations or warranties under the applicable In-Licensing Agreements), or otherwise take the actions necessary to enable GSK to enforce, CureVac’s rights, benefits and the obligations of the respective counterparties under the In-Licensing Agreements that may impact the rights, benefits and obligations of GSK hereunder, and will inform GSK of any action it may take under the In-Licensing Agreements to the extent such action may impact GSK’s interest under the respective In-Licensing Agreement. CureVac shall: (i) fulfil all of its obligations, including its payment obligations, under the In-Licensing Agreements; and (ii) not take any action or omit to take any action that would materially adversely affect, or would reasonably be expected to materially adversely affect, GSK’s rights, benefits and obligations under this Agreement. CureVac shall reasonably notify GSK of any default, termination or amendment of, the In- Licensing Agreements, to the extent such default, termination or amendment may have an impact of GSK.

3.	PRODUCT COMPOSITION; EXCLUSIVE OPTION.

3.1	COVID Product Composition. The Parties, through the JSC, will determine the composition of a COVID Product in accordance with Section 3.2.

3.2	Composition Restrictions.

3.2.1	General Restrictions. Each Collaboration COVID Vaccine Product must incorporate CureVac mRNA containing [*****].

3.2.2	Product Adjustments. Any of the following adjustments to a COVID Product (each, a “Product Adjustment”) requires prior approval of the JSC: (i) any adjustment to the precise dosage and precise approved use of a COVID Product (e.g., for priming or boosting purposes); and (ii) any adjustment of the composition of a COVID Product, including in terms of Antigen(s), its formulation (including LNP or other delivery vehicles such as CVCM), or presentation. For the avoidance of doubt, the addition of adjuvants is not a Product Adjustment, and requires mutual agreement between the Parties.

3.2.3	Additional Vaccine Targets. In the event that the Parties, through the JSC, agree to include one or more Antigen(s) which are associated with the SARS-CoV-2 Pathogen, in addition to the SARS-CoV-2 spike protein, into the COVID Product pursuant to Section 3.2.2, within [*****] following receipt of the adjustment request, the Antigen List Rep shall perform an Antigen clearance under the LNP Agreement in accordance with the LNP Agreement to inquire whether such Antigen(s) is/are available. Within [*****] upon receipt of the confirmation from the LNP Provider that the additional Antigen(s) is/are available for licensing, CureVac shall secure the LNP License for such additional Antigen(s), make the additional payment for such additional Antigen(s) that is due under the LNP Agreement and the Parties will, as soon as reasonably practicable, work on an amendment to the COVID R&D Plan for the respective COVID Product. Upon amendment of the LNP Agreement to include reference to such additional Antigen(s) in accordance with the terms of the LNP Agreement, such additional Antigen(s) will be automatically included in the license grant under Section 2.1.2. For clarity, these costs shall be included in the calculation of Net Profits in accordance with Section 8.2.3 (except to the extent relating to a Pathogen Combination Product).

3.2.4	Pathogen Combination Products. A decision to change the Development of a stand-alone Collaboration COVID Vaccine Product to a Pathogen Combination Product requires prior approval of the JSC. For clarity, other than in the circumstances set out in Section 15.7(i), any Pathogen Combination Product which targets the SARS-CoV-2 Pathogen shall be subject to the terms of this Agreement, not the 2020 Collaboration Agreement.

3.3	Exclusive Option for First-Gen COVID Vaccine Products.

3.3.1	[*****] Options. CureVac and [*****] collaborate with respect to the development, manufacture and supply of the First-Gen COVID Vaccine Products, and CureVac has granted to [*****] two exclusive options under the [*****] Agreement: (i) to negotiate exclusive licenses for the Commercialization of First-Gen COVID Vaccine Products (excluding the First-Gen COVID Booster Vaccines) in certain territories (the “First [*****] Option”); and (ii) to negotiate licenses to develop, manufacture and commercialize the First-Gen COVID Booster Vaccines (the “Second [*****] Option”, together with the First [*****] Option, the “[*****] Options”). [*****]:

[*****].

3.3.2	First-Gen Exclusive Option. Until [*****] (“Option Period”), subject to paras (ii) and (iii) of the Disclosure Letter, and the Government and NGO Agreements (to the extent entered into strictly in accordance with Section 2.7.4), CureVac hereby grants to GSK, and GSK hereby accepts, the exclusive option to obtain exclusive licenses under the CureVac Technology to Develop, Manufacture and Commercialize (in addition to the Collaboration COVID Vaccine Products and the Pathogen Combination Products) the First-Gen COVID Vaccine Products [*****] (“Exclusive Option”)..

3.3.3	Option Exercise Notice. If GSK intends to exercise its Exclusive Option, GSK shall send within the Option Period a written notice to CureVac exercising such Exclusive Option (“Option Exercise Notice”). Following receipt of the Option Exercise Notice by CureVac, the Parties shall as soon as reasonably practicable agree a COVID R&D Plan and/or Commercialization plan, as applicable, for the further Development, Manufacture and Commercialization of the First-Gen COVID Vaccine Products.

3.3.4	Access to Information. Upon GSK’s reasonable request at reasonable intervals during the Option Period, but in any event no more than once every [*****], provided that no restriction shall apply during the [*****] period that ends on the final day of the Option Period, CureVac will disclose to GSK (subject to its confidentiality obligations vis-à-vis Third Parties) all existing agreements and commitments with respect to the development, manufacture and commercialization of the First-Gen COVID Vaccine Products that would survive the exercise of the Exclusive Option by GSK, as well as all data, documents and information reasonably required by GSK to assess whether it wishes to exercise its Exclusive Option, as well as CureVac’s then-current calculation of the Option Exercise Fee.

3.3.5	Option Exercise Fee. If GSK exercises its Exclusive Option, GSK shall pay to CureVac a fee equal to [*****] of: (i) all reasonable and demonstrable: (A) costs and expenses of scientific, medical, technical personnel directly engaged in development (including regulatory) activities (which costs shall be determined based on the applicable FTE Rate), and (B) out-of- pocket expenses and other costs and expenses paid to Third Parties for the development (including regulatory activities) of the First-Gen COVID Vaccine Products, in each case which were incurred or forecast to be incurred before the effective date of Option Exercise in accordance with Section 3.3.6, including for pre-clinical research and development activities to design and develop the First-Gen COVID Vaccine Products, the CMC Development, the performance of Clinical Studies, the manufacture of clinical study material, safety monitoring, regulatory filing and regulatory approvals, and all support services relating hereto; [*****], and in each case which were incurred or forecast to be incurred before the effective date of Option Exercise in accordance with Section 3.3.6; and (iii) any amounts paid to Third Parties under In-Licensing Agreements for the development of the First-Gen COVID Vaccine Products (whether as upfront payments, milestone payments, royalties or any other form of payment) were incurred or forecast to be incurred before the effective date of Option Exercise in accordance with Section 3.3.6 (the “Option Exercise Fee”). There shall be no double counting of any amounts to be paid by GSK to CureVac pursuant to this Section 3.3.5. For purposes of this Section 3.3.5, and to the extent allowed for under the applicable funding agreement, development costs shall be net of any subsidies, grants or other non-refundable external Third Party funding received by CureVac for the development or manufacture of the CureVac First-Gen COVID Vaccine Products, provided that such subsidies, grants or other non-refundable external Third Party funding: (i) would not be repayable or forfeited by CureVac under the terms of the relevant funding agreement as a result of being applied to the calculation of Net Profit under this Agreement, and (ii) are not made as a pre-payment of consideration for the future supply of vaccines. The Parties agree that the payments received by CureVac under the [*****] Agreement and the [*****] Agreement are made as a pre-payment of consideration for the future supply of vaccines under the [*****] Agreement and [*****] Agreement, as applicable, and shall therefore not be considered for the calculation of the Option Exercise Fee. CureVac shall notify GSK of any subsidies, grants or other non-refundable external Third Party funding that are eligible to be credited against the development costs of First-Gen COVID Vaccine Products under this Section 3.3.5. For clarity, the costs for the development of the First-Gen COVID Vaccine Products shall not include the costs for constructing and upscaling Manufacturing facilities to Manufacture the First-Gen COVID Vaccine Products. The Option Exercise Fee is to be paid by GSK to CureVac within [*****] after receipt of an invoice from CureVac, with supportive documentation reasonably detailing the development (including regulatory) costs and expenses incurred by CureVac. For clarity, each of (i) the Option Exercise Fee and (ii) any repayment by CureVac of any pre-payment or consideration retained by CureVac for the future supply of vaccines in accordance with this Section 3.3.5 shall not be included in the calculation of Net Profits in accordance with Section 8.2.3. In addition to the Option Exercise Fee, GSK shall bear up-front all costs [*****], provided that these costs shall be included in the calculation of Net Profits in accordance with Section 8.2.3 (except to the extent relating to a Pathogen Combination Product).

3.3.6	Option Exercise. Upon (i) receipt of an Option Exercise Notice by CureVac; (ii) full payment of the Option Exercise Fee due from GSK to CureVac; (iii) the Parties having agreed a COVID R&D Plan and/or Commercialization plan (as applicable) to further Develop, Manufacture and Commercialize the First-Gen COVID Vaccine Products for which the Option was exercised; and (iv) the Parties having agreed in relation to each Government and NGO Contract on (x) either the whole or partial transfer of that Government and NGO Contract from CureVac to GSK, or (y) the retention of that Government and NGO Contract by CureVac, each in accordance with Section 2.7.2, the First-Gen COVID Vaccine Products shall become COVID Products from (A) [*****] or (B) [*****] (“Option Exercise”). Upon the effective date of Option Exercise, and unless set forth otherwise, such First-Gen COVID Vaccine Product shall become a COVID Product under this Agreement and all terms and conditions relevant for the Development, Manufacture and Commercialization of the Collaboration COVID Vaccine Products shall apply to the respective First-Gen COVID Vaccine Products including licenses, sharing of Development Costs, profit sharing arrangement and royalties (but only in relation to the period after the effective date of Option Exercise).

3.3.7	Exclusivity during Option Period. During the Option Period, subject to the [*****] Agreement, and CureVac’s right to enter into further Government and NGO Contracts regarding the development, manufacturing and/or supply of First-Gen COVID Vaccine Products in accordance with Section 2.7.4, CureVac shall not grant any rights to a Third Party for the commercialization of First-Gen COVID Vaccine Products in the Field without GSK’s express, written waiver of its rights under the Exclusive Option, which GSK may grant or withhold in its sole discretion. As between the Parties, if GSK does not exercise its Exclusive Option within the Option Period, CureVac shall have no further obligations towards GSK regarding the licensing of any rights for Development, Manufacture or Commercialization of the First-Gen COVID Vaccine Products, and shall be free to develop, manufacture and commercialize the First-Gen COVID Vaccine Products solely or in collaboration with Third Parties.

3.3.8	Provision of Services instead of Option Exercise. In case GSK does not exercise its Exclusive Option, upon the request of CureVac, the Parties shall negotiate in good faith a service agreement under which GSK will provide to CureVac [*****].

4.	DEVELOPMENT COLLABORATION.

4.1	COVID R&D Plan. The Parties shall collaborate on the further Development of the Collaboration COVID Vaccine Products, and will agree on R&D plans for each Collaboration COVID Vaccine Product (each such plan, a “COVID R&D Plan”). The initial COVID R&D Plan for two versions of the first Collaboration COVID Vaccine Product is attached hereto as Exhibit 4.1, and may be amended from time to time by the JSC in accordance with this Agreement. Each Party shall conduct all activities as outlined in the COVID R&D Plan (as amended from time to time) as part of its ordinary course of business, and the other Party shall support the conduct of those activities, in each case in accordance with this Agreement.

4.2	Development Data, results and records. As provided for in a COVID R&D Plan, at least, however, on a monthly basis, the Parties will make available to one another through formal reports for review and discussion within the JSC all Development Data and other results of the Development conducted hereunder, and will keep such records (paper and electronic) as described herein. The Parties will maintain records of the Development Data and other results in sufficient detail as required by Regulatory Authorities and in good scientific manner appropriate for patent purposes, and in a manner that properly reflects all work done and results achieved in the performance of such Development.

4.3	Sharing of Development Costs for COVID Products. Subject to satisfaction of the condition set out in Section 1.183, the Parties shall from the Effective Date (or, in relation to the First-Gen COVID Vaccine Product, from the effective date of Option Exercise) equally share (50%/50%): [*****].

4.4	Development Funding for Pathogen Combination Products. GSK shall, subject to the remainder of this Section 4.4, compensate CureVac for the Development Costs CureVac incurs in performing the Development activities for a Pathogen Combination Product (with FTE calculated at the FTE Rate), where applicable in accordance with the budget and assumptions as agreed under that COVID R&D Plan.

4.5	All Development Costs. The Parties shall in good faith consider means of gaining efficiencies in the performance of the COVID R&D Plan(s) that have a positive impact on the associated budget, and in connection with incurring any other Development Costs, such as outsourcing of certain research activities to a subcontractor, provided these will not adversely impact the timeline for completion of Development activities. The Parties shall account for their respective Development Costs and non-refundable funding on a Calendar Quarterly basis, where applicable with supportive documentation reasonably detailing the composition of the agreed budgeted cost (with FTE calculated at the FTE Rate) for the applicable Calendar Quarter period. The respective undisputed balance to achieve the equal share of Development Costs and non- refundable funding shall be paid within [*****] after receipt of an invoice from the respective Party which is entitled to receive a payment from the other Party (whether under profit-sharing arrangement or otherwise). The Parties shall promptly notify each other as soon as reasonably practicable in the event that either Party becomes aware that Development Costs are expected to deviate, where applicable, from the amounts approved in the Development budget, as a result of a change to the assumptions under a COVID R&D Plan, whereupon the Parties shall discuss the causes of such deviation and evaluate potential mitigation measures relating thereto, and an appropriate adjustment (if any) to the Development budget. The Parties shall refer any Development budget increase amounting to greater than [*****] of the previously approved amount to the JSC for prior approval. Unless such budget increase is approved by the JSC, a Party shall not be liable to bear, as part of the sharing of Development activities where the Development Costs are budgeted under the relevant COVID R&D Plan, any Development Costs incurred by the other Party in excess of [*****] the amount set out in the agreed Development budget from time to time. The Parties shall not unreasonably withhold their approval in the JSC to any budget increase which is reasonably required as a result of the change to a budgeting assumption set out in a COVID R&D Plan. CureVac’s share in Development Costs to be refunded under Section 4.3 shall in no event exceed an amount of [*****], and any Development Costs to be refunded under Section 4.3 which exceed such amount shall be offset against up to [*****] of the Net Profit share payment to be made by GSK to CureVac for the Collaboration COVID Vaccine Products under Section 8.2 below.

4.6	Materials. CureVac will provide GSK with any CureVac Materials required for the Development under the COVID R&D Plan, including those which comprise, embody or incorporate CureVac Background Technology. Without limiting the foregoing, this shall be carried out in accordance with the respective COVID R&D Plan. GSK will provide CureVac with any GSK Materials required for the Development under the COVID R&D Plan, including those which comprise, embody or incorporate GSK Background Technology. Without limiting the foregoing, this shall be carried out in accordance with the COVID R&D Plan. GSK will use the CureVac Materials and CureVac will use the GSK Materials, as applicable: (i) only in accordance with the terms and conditions of this Agreement; (ii) not in human subjects, in clinical trials, or for diagnostic purposes involving human subjects, or for any animal studies, except as expressly provided for in the COVID R&D Plan; and (iii) not reverse engineer or chemically analyze the same except as expressly provided for (if at all) in the COVID R&D Plan. The Materials will remain the sole property of the Party supplying them and will be used by the recipient Party in compliance with all Applicable Laws and only to perform activities set forth in the COVID R&D Plan. The receiving Party shall not sell, transfer, disclose or otherwise provide access to the other Party’s Materials without the written consent of the providing Party, except that the receiving Party may allow access to the other Party’s Materials to its and its Affiliates’ employees, officers, consultants, subcontractors and Sublicensees who require such access to perform its activities under this Agreement and solely for purposes consistent with this Agreement; provided that such employees, officers, consultants, subcontractors and Sublicensees are bound by agreement to retain and use the Materials in a manner that is consistent with the terms of this Agreement. The Materials are provided “as is”. Except as expressly set out in this Agreement, no representations or warranties, express or implied, of any kind, are given by the providing Party with respect to any of the Materials including their condition, merchantability or fitness for a particular purpose. The receiving Party acknowledges the experimental nature of the Materials and that accordingly, not all characteristics of the Materials are necessarily known. Upon termination or expiry of this Agreement if earlier, any and all remaining Materials will, within [*****] after such event, be returned to the Party supplying them (or destroyed, if the supplying Party shall so specify, with such destruction confirmed in writing). The provision of Materials hereunder will not constitute any grant, option or license to or under such Materials, or any Patent Rights or Know-how of the supplying Party, except as expressly set forth herein.

4.7	Know-How Transfer. As and when required in relation to a COVID R&D Plan (and from time to time during the Term if new Know-How within the CureVac Know-How comes to be Controlled by CureVac) or as soon as reasonably practicable upon GSK’s request, CureVac shall disclose and/or deliver to GSK copies of all Development Data and the CureVac Know- How that is reasonably required for GSK’s Development activities in accordance with the COVID R&D Plan (including for regulatory purposes) (“Development Transfer Materials”), with the exception, however, of all Know-How comprised in the CureVac Manufacturing Technology which shall be made available to GSK or its designee as set forth in Section 5.2.1. The technology transfer to be undertaken under this Section 4.7 shall be overseen by the Joint Steering Committee. Any transfer of Know-How pursuant to this Section 4.7 shall be carried out on the basis of a specific technology transfer plan determined in good faith by the Parties and reflected in a technology transfer addendum to this Agreement, detailing at least the following activities together with appropriate timelines: (i) the provision by CureVac of soft copies and, to the extent reasonably required by GSK, hard copies of all Development Transfer Materials; (ii) the procurement by CureVac of the services of such qualified and experienced scientists and technicians, production and quality assurance personnel, engineers, and quality checking personnel as may be reasonably necessary to support the transfer of the Development Transfer Materials. Until completion of the transfer of the Development Transfer Materials, CureVac shall build and maintain a secure, readable, accessible and complete repository of the Development Transfer Materials.

4.8	Regulatory Approvals of COVID Products.

4.8.1	Regulatory Filing for the COVID Products. GSK shall prepare and file all INDs and all new drug applications (or equivalents) for the COVID Products and shall own all Regulatory Approvals and be responsible for all decisions in connection with the Regulatory Approvals for COVID Products in the Field and in the Territory, subject to GSK’s diligence obligations under Section 4.10. With regard to CMC Development and Manufacturing, CureVac shall contribute the necessary sections for such filings. CureVac shall have the right to review and comment on all such filings and safety related documents, and GSK shall be entitled to demand feedback within a reasonably short period. GSK will share with CureVac any regulatory filings before submission. CureVac shall cooperate in, and provide reasonable assistance to support, these efforts as reasonably requested by GSK. GSK shall provide CureVac with a final copy of each filing.

4.8.2	Transfer of Regulatory Approvals for the First-Gen COVID Vaccine Products. Upon the effective date of Option Exercise, CureVac shall (or shall cause the Affiliate or Third Party holding the Regulatory Approvals to) assign and transfer to GSK the Regulatory Approvals granted for the First-Gen COVID Vaccine Products, subject to GSK’s diligence obligations under Section 4.10 and the rights granted to CureVac with respect to the Regulatory Approvals relevant for the CureVac Territory under Section 6 and the respective Distribution Agreement. Any costs incurred in connection with this transfer shall be borne by the Parties in equal shares as part of the Development Costs in accordance with Section 4.3.

4.8.3	Communications. Subject to Sections 4.8.1 and 4.8.6, and subject to the rights and obligations of CureVac under Section 6 and the respective Distribution Agreement with respect to the Regulatory Approvals relevant for the CureVac Territory, GSK shall be responsible for all regulatory interactions, including written communications and meetings with Regulatory Authorities, and safety management, including the reporting to the appropriate governmental authorities of all adverse events and any other information concerning the safety of COVID Products. GSK will, as part of its regular updates through the JSC, inform CureVac in writing of any material feedback from Regulatory Authorities relating to any COVID Product. Furthermore, GSK will provide copies of all Regulatory Approvals and material correspondence with Regulatory Authorities in the Major Markets relating to the Clinical Studies with respect to all COVID Products to CureVac. Where permitted by Applicable Laws, CureVac shall have the right to participate as a silent observer in a meeting with Regulatory Authorities.

4.8.4	Sharing of information. CureVac will reasonably support GSK, at GSK’s request at reasonable intervals (considering CureVac’s limited personnel resources), on all regulatory matters with respect to the Development and Commercialization of the COVID Products, including by providing data and documents as reasonably required for obtaining Regulatory Approvals and for interactions with Regulatory Authorities regarding the COVID Products, provided that such documents and data will remain the property and Confidential Information of CureVac, and GSK will only use such documents and data in accordance with Section 4.8.5 and Section 11. Without limiting the generality of the foregoing, CureVac shall provide to GSK: [*****].

4.8.5	Cross-referencing. To the extent required by GSK, or an Affiliate or Sublicensee of GSK to the COVID Products, CureVac hereby authorizes GSK, its Affiliates and Sublicensees to cross- reference to the sections of the dossiers of any Regulatory Approval of the First-Gen COVID Vaccine Product for COVID Products and products developed under the 2020 Collaboration Agreement. GSK hereby authorizes CureVac, its Affiliates and licensees to cross-reference to the dossiers of the Regulatory Approvals of COVID Products for other CureVac mRNA-Based products. Each Party shall notify the other Party in writing prior to any such cross-referencing.

4.8.6	Pharmacovigilance. The Parties shall have in place and will maintain during the Term (or, as applicable, until the obligations intended to survive termination of this Agreement have been fulfilled) systems, procedures, training programs and documentation needed to perform and comply with their pharmacovigilance regulatory obligations, and each Party shall promptly notify the other Party of any safety issues that may arise and that need to be reported under Applicable Laws. Each Party will ensure that it complies with all Applicable Laws regarding the COVID Products relating to risk management, drug safety and pharmacovigilance. The Parties shall negotiate in good faith and conclude a pharmacovigilance agreement within [*****] after the Effective Date. As part of such pharmacovigilance agreement, a joint safety team (“JST”) shall be established by the Parties before Initiation of the first Clinical Study, with representatives of each Party, and the Parties shall develop a JST charter (“JST Charter”). The JST composition will be established as per the JST Charter. The JST Charter will define roles and responsibilities with regards to data compilation and review in order to ensure that JST is able to conduct proper activities and make/provide appropriate recommendations/input, which may include access to safety data (including safety data from post-marketing surveillance activities) relating to COVID Products and First-Gen COVID Vaccine Products, to allow the JST to ensure adequate safety reviews.

4.9	CureVac Development Diligence. Subject to GSK complying with its obligations under this Agreement, CureVac will conduct all Development activities assigned to it in a COVID R&D Plan in a timely manner and in accordance with the respective COVID R&D Plan, and obtain and maintain sufficient facilities, personnel (with appropriate qualifications and experience), equipment, materials and other resources as are reasonable and adequate to complete such COVID R&D Plan.

4.10	GSK Development and Regulatory Diligence. Subject to CureVac complying with its obligations under this Agreement, GSK will:

(i)	conduct all Development activities assigned to it in the COVID R&D Plan(s), progress the COVID Products into the next appropriate Clinical Study, and obtain and maintain sufficient facilities, personnel (with appropriate qualifications and experience), equipment, materials and other resources as reasonably required to complete the COVID R&D Plan(s); and

(ii)	use its Diligent Efforts to secure biologics licensure by the FDA and marketing authorization by EMA following completion of all appropriate Clinical Studies.

4.11	Use of GSK Technology. Subject to the terms and conditions of this Agreement, GSK hereby grants to CureVac, and CureVac accepts, a royalty-free, non-exclusive, license (with the right to sub-license in accordance with Section 4.12) to use the GSK Technology for performing the Development and Manufacturing activities allocated to CureVac under this Agreement (and, subject to the terms of each Ancillary Agreement, under the Ancillary Agreements).

4.12	Right to Sublicense. CureVac shall have the right to sublicense its rights under Section 4.11 to any of its Affiliates, but not to any Third Party, subject only to the right to subcontract as set forth under Section 4.13 below.

4.13	Subcontracts. Subject to the terms and conditions of this Agreement, and as further defined in the COVID R&D Plan, the Parties may subcontract to Affiliates and Third Parties, including CROs and CMOs, certain activities to be performed. Any subcontractor shall be required to enter into appropriate agreements with respect to non-disclosure of Confidential Information and ownership of any intellectual property developed in the course of subcontracted activities, unless such subcontracting would not require the transfer of the other Party’s Confidential Information to the Affiliate or Third Party subcontractor and there is no reasonable possibility of the creation of new intellectual property. Each Party shall promptly inform the other Party in writing of any subcontracting of activities under this Agreement providing the name of the subcontractor and the activities to be performed by such subcontractor, and shall remain liable to the other Party for any act or omission of its subcontractor.

5.	MANUFACTURING AND COMMERCIALIZATION.

5.1	Clinical Supply. Except to the extent GSK (or its Affiliate or a CMO designated by it) Manufactures the COVID Products as set forth in this Agreement, all doses of COVID Products required for use by GSK in accordance with this Agreement for the Development of COVID Products (including for Clinical Studies) shall be Manufactured and supplied by CureVac or its Affiliates for use in the Clinical Studies in accordance with GMP, Applicable Laws and the terms and conditions of one or more clinical supply agreement(s) and associated clinical Quality Agreement(s) to be negotiated and agreed between GSK and CureVac no later than [*****] after the Effective Date, and in accordance with the terms and conditions set forth in Exhibit 5.1 (each, a “Clinical Supply Agreement”). CureVac and its Affiliates will reserve the required capacity for the Manufacture of COVID Products for timely supply of the COVID Products for use in their Development in accordance with the COVID R&D Plan.

5.2	Commercial Supply.

5.2.1	The Parties will determine a Manufacturing and supply strategy that for each COVID Product creates an efficient and reliable Manufacturing network and supply chain, so that the COVID Products are Manufactured in accordance with the Regulatory Approvals, GMP and Applicable Laws at sufficient volumes in light of the potential demand for such COVID Product. GSK shall have the right to perform prior due diligence on all elements of a proposed Manufacturing network and supply chain, including subjecting CureVac and any CMOs within the overall Manufacturing network of CureVac (subject to the CMOs’ consent and at the sole cost of GSK), and the respective Manufacturing facilities, to an audit to verify the ability to Manufacture sufficient volume of the COVID Products in accordance with the Regulatory Approvals, GMP and Applicable Laws, which audit shall be conducted in accordance with Section 12.12. After having completed such due diligence and audits, GSK shall have the final decision regarding the Manufacturing and supply chain strategy and the composition of the supply chain for a given COVID Product, including to select the facilities within the CureVac Manufacturing network (and that of its CMOs) to supply the COVID Products, or to let GSK, its Affiliate or another Third Party CMO Manufacture the COVID Products (or a part thereof) pursuant to a transfer of the Manufacturing of the COVID Product (or a part thereof) in accordance with Section 5.5, as well as regarding subsequent changes to Manufacturing and supply chain strategy; provided, however, that any such decision must not jeopardize CureVac’s and/or GSK’s performance of the Government and NGO Contracts, unless otherwise agreed with the relevant government, if and to the extent any Government and NGO Contract requires that the Manufacture of COVID Products is performed in a specific territory or by a specific CMO.

5.2.2	Once a Manufacturing and supply strategy for a given COVID Product has been determined as set forth in Section 5.2.1, GSK and CureVac will implement such strategy and will where applicable (i) negotiate and agree in good faith on a Commercial Supply Agreement in respect of that COVID Product, including a Quality Agreement, according to which CureVac or its Affiliates will Manufacture supply to GSK the respective COVID Product at COGS in accordance with the terms and conditions set forth in Exhibit 5.2 or, (ii) if the COVID Product in question is Manufactured in part or in full by a Third Party CMO within CureVac’s Manufacturing network, GSK and CureVac will reasonably facilitate the execution of a bilateral commercial supply agreement between GSK and that CMO in respect of the Manufacture and supply by that CMO of such COVID Product (each, a “Commercial Supply Agreement”). As part of the Manufacturing and supply chain strategy, where CureVac’s Manufacturing network is relied upon, the Parties will discuss and determine: (x) the reservation of Manufacturing capacity in CureVac’s network, and if the Parties approve such reservation, CureVac (or GSK, as of such time as GSK has entered into Commercial Supply Agreements with the CMOs in accordance with Section 5.2.1) will reserve the approved capacity in CureVac’s network, and (y) how to implement such Manufacturing and supply chain strategy, including how to manage critical raw materials, in a way that is fair and reasonable and takes into account potential impacts on cash flow and working capital. The Manufacturing sub-committee for discussing COVID Product related Manufacturing and supply will meet within not more than [*****] of the Effective Date to determine as soon as practicable, for the COVID Products to be Manufactured in [*****], the Manufacturing capacity to be reserved in CureVac’s network, and the type and amount of critical raw materials to be sourced in accordance with the preceding sentence. Each Party shall, and shall procure that its Affiliates shall, act reasonably and in good faith when entering into or accepting any new agreements or commitments for the supply of COVID Products, and in the case of CureVac, the supply of First-Gen COVID Product, taking into account its commitments towards the other Party under, in the case of CureVac, the Commercial Supply Agreements, or, in the case of GSK, the Distribution Agreement, and its expected manufacturing capacity. The Parties acknowledge that the manufacturing capacity available for the Collaboration COVID Vaccine in CureVac’s Manufacturing network (including its CMO) for the calendar year of [*****] is estimated by CureVac at the Effective Date at a maximum of [*****], however the Parties will in good faith and in a timely manner consider means of increasing such capacity if required to meet expected demand. As part of the aforementioned Manufacturing and supply chain strategy, the Parties shall determine forecasting and allocation binding principles, to be endorsed by the JSC, for use by the Parties when a constraint on the availability of raw materials, components, ingredients, or other materials, or of manufacturing capacity (including by an unforeseen reduction of yield or loss of Manufacturing slots), makes it impossible to fulfill all valid and legitimate forecasts and orders of Collaboration COVID Products (across the GSK Territory and the CureVac Territory) and the First-Gen COVID Vaccine Product, so that any allocation of available resources is carried out in a fair, reasonable and non-discriminatory manner.

5.3	QP Release. GSK, as holder of the Regulatory Approvals of the COVID Products, shall be responsible for the certification by a qualified person and release of Manufactured batches of COVID Products in accordance with GMP, that are distributed under such Regulatory Approval (whether for Development or Commercialization purposes), and the Quality Agreements shall reflect the same.

5.4	Manufacture by GSK.

Upon the request of GSK [*****], CureVac shall transfer all Know-How comprised in the CureVac Manufacturing Technology (“Manufacturing Technology Transfer Materials”) to GSK, an Affiliate of GSK or a Third Party CMO designated by GSK and approved by CureVac (such approval not to be unreasonably withheld, conditioned or delayed), as applicable, so that GSK itself, the Affiliate of GSK or the appointed Third Party CMO (approved by CureVac), as applicable, can take over the Manufacture of COVID Products for GSK (of Finished Product, Filled Containers or Drug Product and Drug Substance, or a combination thereof); provided, however, that any such request must not jeopardize the Parties’ obligations under the [*****] Agreement unless otherwise agreed with the relevant government, if and to the extent any [*****] Agreement requires that the Manufacture of COVID Products is performed in a specific territory or by specific CMO, and (ii) [*****]. In the event of a technology transfer, the JSC shall establish a Manufacturing tech-transfer sub-committee, which shall agree, manage and oversee the Manufacturing technology transfer. Any transfer of Know-How pursuant to this Section 5.4 shall be carried on the basis of a specific technology transfer plan determined in good faith by the Parties and reflected in a technology transfer addendum to this Agreement, detailing at least the following activities together with appropriate timelines: (i) the provision by CureVac of soft copies and, to the extent reasonably required by GSK, hard copies of all Manufacturing Technology Transfer Materials; (ii) if and to the extent reasonably required, the procurement by CureVac of the services of such qualified and experienced scientists, production and quality assurance personnel, engineers, and quality checking personnel as may be reasonably necessary to support the transfer of the Manufacturing Technology Transfer Materials; and (iii) if and to the extent reasonably required by GSK, the provision by CureVac to the personnel of GSK or its Affiliate with reasonable access to its facilities to observe the Manufacture at such times as the Parties may agree; provided such access shall be coordinated in a manner to minimize the disruption of CureVac’s activities and considering CureVac’s limited personnel resources, and CureVac may require any personnel of a Third Party with access to its facilities to sign a confidentiality agreement and to abide by the rules and guidelines applicable to the CureVac facility. Until the completion of the transfer of the Manufacturing Technology Transfer Materials, CureVac shall build and maintain a secure, readable, accessible and complete repository of the Manufacturing Technology Transfer Materials. [*****].

GSK will bear all costs and expenses for the technology transfer contemplated under this Section 5.4 (including any work of the FTEs at the FTE Rate), any payments due under a CMO agreement as a result of the technology transfer to GSK (including reservation fees, cancellation costs or any kind of termination costs resulting from the fact that the COVID Product in question is no longer Manufactured at the site in question) and any increase in COGS (if any), i.e. such costs will not be split as part of the profit split, other than in the case GSK terminates this Agreement on the basis of CureVac’s material breach or otherwise for cause and GSK exercises the GSK Continue Option.

CureVac may also request that GSK Manufactures Finished Product, Filled Containers and/or Drug Product and Drug Substance, whether for Development or for Commercial supply. The Parties shall discuss such matter in good faith, but the final decision shall be with GSK.

Any relevant Clinical Supply Agreement, Commercial Supply Agreement or Quality shall be adapted (or terminated) as appropriate in light of the in-transfer by GSK (or a GSK-designated) CMO of the Manufacturing of COVID Products.

For the avoidance of doubt, GSK may only use the Manufacturing Technology Transfer Materials for the Manufacture of COVID Products under this Agreement. In case GSK manufactures an mRNA-Based product, GSK shall, at the request of CureVac, provide evidence to an independent expert agreed by the Parties in good faith proving that GSK is not using the Manufacturing Technology Transfer Materials for the manufacture of such mRNA-Based product. Unless the expert finds that GSK has used the Manufacturing Technology Transfer Materials for a purpose not permitted under this Agreement, CureVac shall be responsible for the expense of retaining the independent expert. This obligation shall survive the expiration or termination of this Agreement.

5.5	Commercialization of COVID Products; Diligence. Subject to the terms and conditions of this Agreement, GSK shall have the rights and the responsibility for the Commercialization of COVID Products in the Field in the GSK Territory. Unless terminated or replaced in accordance with this Agreement, GSK will use Diligent Efforts to Commercialize the COVID Products in the Field in the Major Markets (other than Germany, unless waived by CureVac pursuant to Section 6.1), subject to obtaining Regulatory Approval in the relevant Major Market, and subject to CureVac agreeing to, in the JSC, and supporting the COVID R&D Plans that are necessary for the Regulatory Approval for the marketing of the COVID Products in each Major Market. Without limiting the generality of and conditions for the Diligent Efforts obligations under this Section 5.5, GSK shall:

(i)	on a COVID Product-by-COVID Product basis make the First Commercial Sale of a COVID Product in a country as soon as reasonably practicable following the issuance of the Regulatory Approval for such COVID Product in such country;

(ii)	Commercialize at least [*****] Collaboration COVID Vaccine Product (besides Pathogen Combination Products) in the Major Markets in the GSK Territory;

(iii)	in addition to the reports provided by GSK to CureVac under Section 8.2, beginning with the First Commercial Sale of the first COVID Product in the Territory and continuing until expiry of the payment obligations under Article 8, provide CureVac, at least once annually by March 31 of each Calendar Year, with a confidential, non-binding sales forecast for that Calendar Year for discussion in the JSC (or the Commercialization sub-committee, as applicable) of the estimated aggregate (x) sales of COVID Products in the GSK Territory and (y) sales of COVID Products in each Major Market, provided that GSK shall not be required to provide supporting materials in relation to such forecast; and

(iv)	in countries where GSK commercializes a New Non-mRNA COVID Product, the level of diligence that GSK must apply regarding the Commercialization of COVID Products in that country shall be increased to Enhanced Diligent Efforts.

5.6	Resources. The Parties shall both obtain and maintain sufficient facilities, personnel (with appropriate qualifications and experience), equipment, materials and other resources necessary to meet their respective obligations under this Section 5, in accordance with the timelines specified in and in accordance with this Section 5.

6.	COMMERCIALIZATION OF COVID PRODUCTS IN THE CUREVAC TERRITORY.

6.1	Commercialization in CureVac Territory. CureVac shall have the sole and exclusive right to Commercialize the COVID Products in the Field in the CureVac Territory. On a COVID Product-by-COVID Product basis, until the execution of a Distribution Agreement between the Parties under Section 6.2 for a COVID Product, CureVac shall have the right to waive its right to Commercialize such COVID Product in the CureVac Territory by giving written notice to GSK. Upon receipt of such waiver notice by GSK, with respect to the respective COVID Product, the CureVac Territory shall become part of the GSK Territory, and GSK shall have the right to Commercialize the COVID Product in such extended GSK Territory, and the obligation to use Diligent Efforts to Commercialize the COVID Products in Germany, subject to and in accordance with the terms and conditions of this Agreement. Section 8 below sets forth the financial terms of Commercialization of COVID Products by CureVac in the CureVac Territories, more specifically with respect to the profit-share for COVID Products (other than Pathogen Combination Products) and the royalties to be paid by CureVac to GSK for Pathogen Combination Products.

6.2	Distribution Agreement. On a COVID Product-by-COVID Product and on a CureVac Territory by CureVac Territory basis, upon request of CureVac, but no later than [*****] prior to the estimated First Commercial Sale of the respective COVID Product in the Field in any CureVac Territory, the Parties shall negotiate and agree in good faith on a distribution agreement under which CureVac has the exclusive rights to Commercialize such COVID Product in the Field in the CureVac Territory in accordance with the terms and conditions set forth in the key distribution terms in Exhibit 6.2 (“Distribution Agreement”). Article 8 below sets forth the financial terms of such distribution, i.e., with respect to the profit-share for COVID Products (other than Pathogen Combination Products) and to the royalties to be paid by CureVac to GSK for Pathogen Combination Products. CureVac shall comply with all policies, practices, standards, guidelines, codes and requirements generally inferred by the GlaxoSmithKline group on distributors of its products in the CureVac Territory, which shall be further detailed in the Distribution Agreement and compliance with which shall be subject to audit by GSK as specified in the Distribution Agreement.

7.	GOVERNANCE.

7.1	Management.

7.1.1	Alliance Management. Management of the collaborative alliance reflected in this Agreement will be under the responsibility of the individual designated in writing no later than [*****] after the Closing Date for CureVac (“CureVac Alliance Manager”) and of the individual designated in writing no later than [*****] after the Closing Date for GSK (“GSK Alliance Manager”, and together with the CureVac Alliance Manager, the “Alliance Managers”), provided that the Alliance Managers under this Agreement and under the 2020 Collaboration Agreement shall be the same individuals. Each Alliance Manager will be the primary point of contact for the other Party on all matters relating to the operation of this Agreement and the 2020 Collaboration Agreement.

7.1.2	Development and Manufacturing Management. The management of the Development and Manufacturing activities hereunder will be under the responsibility of the individual designated in writing no later than [*****] after the Closing Date for CureVac (“CureVac Project Leader”) and of the individual designated in writing no later than [*****] after the Closing Date for GSK (“GSK Project Leader”, and together with the CureVac Project Leader, the “Project Leaders”). Each Project Leader will be the primary point of contact for the other Party on all matters relating to the COVID R&D Plan.

7.2	Joint Steering Committee.

7.2.1	Establishment. No later than [*****] after the Closing Date the Parties will establish a joint steering committee (“Joint Steering Committee” or “JSC”) to oversee the Development, Manufacture and Commercialization of the COVID Products and to facilitate the exchange of information between the Parties. The JSC shall be comprised of four (4) representatives of CureVac and four (4) representatives of GSK, one representative being the Alliance Manager of the respective Party, in each case with appropriate scientific and technical expertise and sufficient seniority within the applicable Party consistent with the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives at any time upon written notice to the other Party, provided, however, that each Party shall use all reasonable efforts (obligation de moyen) to ensure continuity on the JSC.

7.2.2	JSC Meetings. The JSC shall meet at least on a quarterly basis, or such other frequency as agreed by the Parties, by teleconference, videoconference or in person, provided that at least every [*****], or such other frequency as agreed by the Parties, the meeting shall be in person (which in-person meeting will be held at alternate facilities of each Party), unless agreed otherwise by the JSC representatives The JSC will have a quorum if at least one (1) representatives of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the JSC meetings. The Parties will endeavor to schedule meetings of the JSC at least [*****] in advance. Each Party may call special meetings of the JSC with at least [*****]’prior written notice, except in exigent circumstances, to resolve particular matters requested by such Party and within the decision-making responsibility of the JSC. Each Party may invite guest participants to certain items on the agenda of the meetings, with reasonable prior notice, in order to discuss special technical or commercial topics, provided that such guest participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement and shall not have a voting right in such meeting. The chair of the JSC will alternate each Calendar Year, with CureVac to chair the first year. The Party chairing the JSC shall prepare the meeting agenda with input from the other Party.

7.2.3	JSC Minutes. The Alliance Manager of the Party chairing the JSC shall record the minutes of each JSC meeting in writing. Such minutes shall be circulated to the other Party’s Alliance Manager no later than [*****] following the meeting for review, comment and approval of the other Party. If no comments are received within [*****] Days of the receipt of the minutes by the other Party, unless otherwise agreed, they shall be deemed to be approved by the other Party. Furthermore, if the Parties are unable to reach agreement on the minutes within [*****] of the applicable meeting, the sections of the minutes that have been mutually agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.

7.3	JSC Functions and Powers. The JSC will be responsible generally for facilitating the Parties’ interactions under this Agreement and specifically for overseeing the Development, Manufacture and Commercialization of the COVID Products. The JSC has (i) no jurisdiction to make any amendments to this Agreement, which right is reserved to the Parties; and (ii) no jurisdiction over any dispute relating to the validity, performance, construction or interpretation of this Agreement. The principal functions of the JSC will include:

(i)	overseeing the Development of Collaboration COVID Vaccine Products in accordance with the COVID R&D Plan(s);

(ii)	approving Product Adjustments;

(iii)	approving the development of Pathogen Combination Products;

(iv)	updating the initial COVID R&D Plan to include the further Development work;

(v)	discussing and agreeing the Development budgets under the COVID R&D Plan(s);

(vi)	the resolution and approval of any issue and recommendation from the Parties with respect to the modification of the COVID R&D Plan(s), including but not limited to modifications of the budget and timelines;

(vii)	receiving written reports or presentations from GSK and CureVac of their respective progress with the further Development of each COVID Product summarizing their Development activities and the results thereof with respect to the applicable COVID Product and discuss at meetings the status, progress, and results of the Development of the respective COVID Product;

(viii)	exchanging Development Data and other technical information;

(ix)	discussing and agreeing on the entry of supply agreements that provide for the supply of Collaboration COVID Vaccine, and, as of the Option Exercise, the First-Gen COVID Vaccine Product, across the GSK Territories and the CureVac Territories;

(x)	discussing and agreeing on the entry of new agreements with governments and/or non-governmental organizations regarding the Development, Manufacturing and supply of the Collaboration COVID Vaccine, and, as of the Option Exercise, the First-Gen COVID Vaccine Product;

(xi)	creating sub-committees, including the IP Sub-Committee pursuant to Section 7.6, a Commercialization sub-committee for the coordination of Commercialization activities for COVID Products by GSK in the GSK Territory and by CureVac in the CureVac Territory and a Manufacturing sub-committee for discussing COVID Product related Manufacturing and supply.

(xii)	serving as a forum where each Party shall inform the other Party of any material feedback received from Regulatory Authorities in relation to any COVID Product;

(xiii)	informing on material regulatory filings and regulatory interactions related to the COVID Products;

(xiv)	discussing and deciding on whether to Develop (temporarily or completely) several different COVID Products in parallel, and if several COVID Products are developed in parallel, decide on whether the Development will be completed only for one or for more than one COVID Product;

(xv)	fostering the collaborative relationship between the Parties;

(xvi)	discussing and agreeing, and reviewing no more than once each Calendar Year, the rate payable for distribution costs comprised in the COGS, taking into account possible cost savings, efficiency savings or increases in the underlying costs;

(xvii)	resolving disputes between the Parties; and

(xviii)	such other functions as assigned to it under this Agreement or as agreed by the Parties.

If the JSC establishes a sub-committee in accordance with this Section 7.3, unless otherwise agreed, the governance provisions of this Section 7 shall apply accordingly to such sub-committee.

The Parties shall, within the JSC, in good faith evolve the composition and operation of the JSC to reflect the change in roles and responsibilities of the Parties in the further Development, Manufacturing and Commercialization of the COVID Products.

Neither Party shall make its consent (whereby either Party may give or withhold its consent in its sole discretion) subject to a change of the financial model for the Development, Manufacturing and Commercialization of COVID Products set forth in this Agreement or on the payment by the other Party of any additional consideration under this Agreement (although, for clarity, any costs incurred by the other Party in respect of obtaining a license to any In-Licensed IP shall be taken in account in the calculation of Net Profits, as set forth in this Agreement).

7.4	JSC Decisions.

7.4.1	Initial Dispute Resolution. Without prejudice to the discretionary decision rights granted to a Party in this Agreement, a Clinical Supply Agreement, a Commercial Supply Agreement or a Quality Agreement, actions to be taken by the JSC and any subcommittee shall be taken only following a unanimous vote, with each Party’s representatives collectively having one (1) vote. If any subcommittee fails to reach unanimous agreement on a matter before it for decision for a period in excess of [*****], the matter shall be referred to the JSC.

7.4.2	Final Decision-Making.

(i)	On matters concerning COVID Products, other than the matters under (ii) and (iii) on which GSK has the deciding vote, if the JSC fails to reach unanimous agreement on a matter before it for decision for a period in excess of [*****], the matter may be referred by either Party to the Executive Officers, who shall meet in person or via teleconference within [*****] and attempt to resolve such matter in good faith. If the Executive Officers fail to reach agreement as to such matter for a period in excess of [*****] from their initial meeting, the final decision on such undecided matter may be brought for dispute resolution in accordance with Section 16.5 below.

(ii)	Without limiting Section 7.4.2(iii), on matters concerning the Development, Manufacture and Commercialization of Pathogen Combination Products, GSK shall have the deciding vote, provided that GSK shall not unilaterally reduce its diligence obligations under this Agreement, make material amendments to the COVID R&D Plan(s) for such Pathogen Combination Products (including the budget and the number of FTEs agreed in the respective COVID R&D Plan) which have an adverse impact on CureVac or on the Development or Commercialization of other COVID Products, adopt a decision that would cause significant delay of the Development timelines as set forth in the respective COVID R&D Plan or would oblige CureVac to perform additional obligations under this Agreement or the COVID R&D Plan for the respective Pathogen Combination Product.

(iii)	GSK shall also have the deciding vote on any matter that jeopardizes GSK’s (or its Affiliates’) responsibilities as Regulatory Approval holder for a COVID Product in a given country (including those regarding certification of Manufactured batches by a qualified person and batch release in accordance with GMP).

7.5	Information and results. Except as otherwise provided in this Agreement, the Parties will make available and disclose to one another Development Data and other results of work conducted prior to and in preparation for the JSC meetings, by the deadline and in the level of detail, form and format to be designated by the JSC; provided, however, that, in any event, each Party shall to the extent reasonably possible provide the other Party with monthly updates regarding its activities hereunder, preferably [*****] prior to each JSC meeting.

7.6	IP Sub-Committee. No later than [*****] after the Closing Date the JSC shall establish an IP Sub-Committee comprising up to two patent attorneys of each Party. The IP Sub-Committee shall be the forum for discussion and liaison between the Parties concerning filings to be made for Program Patent Rights and Joint Patent Rights. For the avoidance of doubt, the IP Sub-Committee is not a decision-making forum, except (in the first instance) with respect to matters concerning the maintenance of the Program Patent Rights and Joint Patent Rights, and, in relation to the Program Patent Rights and Joint Patent Rights, the patent term extension strategy, patent litigation, patent defense and enforcement, but serves as a forum for discussion where the Parties may coordinate and consult with each other with respect to any such filings. The IP Sub-Committee shall in particular: (i) convene no less than once every [*****] to facilitate regular interaction regarding the intellectual property matters arising from this Agreement (or any Ancillary Agreement); (ii) exchange information necessary to keep the Parties reasonably informed of each other’s prosecution of patents and trademarks that form part of the intellectual property rights licensed under this Agreement; (iii) review any Invention arising under a Program (including any Joint Product Invention and Joint Other Invention) and determine in good faith the ownership thereof, in accordance with this Agreement; (iv) coordinate intellectual property aspects of publications or presentation of Development Data, in accordance with Section 11.7; (v) cooperatively review and discuss potential material infringements by Third Parties as well as the potential infringement by either Party or its Affiliates of any intellectual property of a Third Party pursuant to Development, Manufacturing or Commercialization under this Agreement; and (vi) escalate any intellectual property-related issue on which the Parties are not in agreement to the JSC.

8.	CONSIDERATION AND PAYMENTS.

8.1	Upfront Payment. In partial consideration for the exclusive licenses granted to GSK under the CureVac Technology, GSK shall pay to CureVac a non-refundable and non-creditable fee in the amount of seventy-five million Euro (EUR 75,000,000) within [*****] after the Closing Date. CureVac shall issue an invoice for that amount on or before the Closing Date.

8.2	Profit Sharing for COVID Products (other than Pathogen Combination Products).

8.2.1	Profit Split Allocation. As further consideration for the rights and licenses granted by CureVac to GSK to the CureVac Technology and the LNP Technology under this Agreement, subject to Section 8.2.2 and the royalty scheme which applies for Pathogen Combination Products under Section 8.3, the Parties agree to split the total Net Profit generated with the sale of COVID Products (other than Pathogen Combination Products) in the Territory as follows:

[*****].

8.2.2	APA Share Credit.

As further consideration for the rights and licenses granted by CureVac to GSK to the CureVac Technology and the LNP Technology under this Agreement, CureVac shall be entitled to receive the first [*****] of GSK’s share under the profit split for the sale of COVID Vaccines (other than Pathogen Combination Products) under Sections 8.2.1(i) and (ii)(A), (B) and (C) (the “APA Share Credit”).

As further consideration for the exclusive licenses granted to GSK under the CureVac Technology and the LNP Technology under this Agreement, the APA Share Credit set out in this Section 8.2.2 shall be increased by the amounts specified below upon achievement of the following events, provided achieved within the specified timelines:

[*****]	Timeline	Additional APA Share Credit in EUR million
[*****]	[*****]*	[*****]
[*****]	[*****]*	[*****]
[*****]	[*****]*	[*****]
[*****]	[*****]	[*****]

*   Parties acknowledge that readiness for shipment of clinical materials is also dependent on GSK’s diligence in connection with the timely review of the information relevant for the certification by GSK’s qualified person and batch release in accordance with GMP, and the taking of certification and release decisions on the basis thereof. As such, any delay beyond the term for GSK to undertake such activities as from the receipt by GSK of all information it requires to decide on such certification and release (as defined in the applicable Quality Agreement), and that is not caused by an issue with the Manufacturing of the clinical materials in accordance with GMP, Applicable Laws, the Regulatory Approval and the applicable Quality Agreement, nor with a failure of such clinical materials meet the specifications set forth in the Regulatory Approval, shall be added to the timeline for completion of the milestone. [*****].

8.2.3	Calculation of Profit Split.

For the purposes of Section 8.2.1:

“Net Profits” shall mean Net Sales less:

(i) COGS;

(ii)     royalties and intangible amortization payments (including in-licensing fees and other payments due as a result of sublicensing) arising under any existing and future agreements with any Third Party pursuant to which a Party Controls any intellectual property rights required to Develop, Manufacture or Commercialize any COVID Products (other than Pathogen Combination Products), including any In-Licensing Agreement (but excluding any expenses arising under CureVac’s existing agreements with [*****]) for COVID Products (other than Pathogen Combination Products); and

(iii) SG&A, subject to the caps on SG&A deductions specified in Section 8.2.4 below; and

(iv) Other Allowable Expenses.

For clarity, any liability of either Party to the other Party (or any third party beneficiary or indemnified party) under this Agreement (including for any breach of this Agreement, for breach of warranty, under any indemnity or otherwise) shall not be taken into account in the calculation of Net Profits.

Where this Agreement refers to the “generation” of a Net Profit, such term shall be interpreted to refer to the recognition of the revenue from the gross sale underlying the Net Profit in question, as determined in accordance with International Financial Reporting Standards. As such, subject to Section 8.2.1(iii), Net Profit shall be shared in full in light of when a sale of a COVID Product in question is recognized upon delivery thereof, irrespective of CureVac having received upfront payments with regard to the sale of such product when it was not yet a COVID Product.

8.2.4	SG&A deductions. For purposes of calculating Net Profits, the SG&A expenses of both Parties (to be deducted from Net Sales when calculating the Net Profits) are capped as follows:

(i)	For Net Sales generated anywhere in the Territory of a COVID Product, SG&A shall be capped (a) at [*****] of Net Sales for the first COVID Product which achieves Regulatory Approval during the first [*****] after the First Commercial Sale of such COVID Product; and (b) at [*****] of Net Sales for any further COVID Products, and for the first COVID Product which achieves Regulatory Approval after the first [*****] after the First Commercial Sale of such COVID Product; and

(ii)	For Net Sales generated anywhere in the Territory of a COVID Product through Government and NGO Contracts, SG&A shall be capped from and including the date of First Commercial Sale of such COVID Product at [*****] of such Net Sales.

8.2.5	Profit Sharing Term. Profit sharing payments under this Section 8.2 shall be made as long as GSK Commercializes COVID Vaccines.

8.3	Royalty Payment for Pathogen Combination Products.

8.3.1	Royalty Rate for the GSK Territory. As further consideration for the rights and licenses granted by CureVac to GSK to the CureVac Technology and the LNP Technology under this Agreement with respect to Pathogen Combination Products, GSK shall pay to CureVac the following royalties on Net Sales in each Calendar Quarter in the GSK Territory of all Pathogen Combination Products in the amounts set forth below:

Annual Net Sales of Pathogen Combination Product	Royalty Rate
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]

8.3.2	Royalty Term. On a country-by-country and Pathogen Combination Product-by-Pathogen Combination Product basis, GSK’s royalty obligations as set forth in this Section 8.3 shall begin with the First Commercial Sale of such Pathogen Combination Product by GSK in such country, and shall expire upon the later to occur of:

(i)	the expiry of the last to expire Valid Claim of any Patent Rights Controlled by CureVac (whether alone or jointly) Covering such Pathogen Combination Product in such country;

(ii)	the earlier of (A) expiry of Regulatory Exclusivity for such Pathogen Combination Product in such country and (B) twelve (12) years following the First Commercial Sale of such Pathogen Combination Product in such country; or

(iii)	ten (10) years following the First Commercial Sale of such Pathogen Combination Product in such country, provided that such Pathogen Combination Product incorporates Know-How Controlled by CureVac, or Know-How of the other Party is required to Develop, Manufacture and/or Commercialize the Pathogen Combination Product in such country, and provided further that GSK’s royalty obligations under this Section 8.3 with respect to a Pathogen Combination Product shall expire for all countries of the respective Party Territory on the twentieth (20th) anniversary of the First Commercial Sale of such Pathogen Combination Product in the first country of the respective Party Territory (the “Royalty Term”). For clarity, the matters specified above shall not apply to the calculation of Net Sales for the purposes of the Net Profit split.

8.3.3	Know-How Reduction. During the applicable Royalty Term and on a country-by-country and Pathogen Combination Product-by-Pathogen Combination Product basis, the royalty rate for a Pathogen Combination Product in a country shall be reduced by [*****] of the applicable rate determined pursuant to Section 8.3.1, if such Pathogen Combination Product is not or no longer Covered by a Valid Claim in such country. For clarity, this reduction shall not apply to the calculation of Net Sales for the purposes of the Net Profit split.

8.3.4	No Milestones under the 2020 Collaboration Agreement. For clarity, if the Development of a stand-alone “Product” under the 2020 Collaboration Agreement is abandoned prior to Regulatory Approval of such product, and the SARS-CoV-2 Pathogen is included into such product for the Development of a Pathogen Combination Product, then any events which would trigger “Development & Regulatory Milestone Payments” and “Sales Milestone Payments” under the 2020 Collaboration Agreement, and that had not yet been achieved for such stand-alone abandoned product, will not be triggered by the Pathogen Combination Product, but the Pathogen Combination Product will then be subject to the terms and conditions of this Agreement.

8.3.5	Exhaustiveness. Except as set forth otherwise in this Agreement, the royalty shall be the exhaustive consideration for the maintenance by CureVac of the CureVac Technology with respect to Pathogen Combination Products, and CureVac shall be responsible for the payment of any royalties, fees, costs or expenses under the In-Licensing Agreements required for Pathogen Combination Products.

8.3.6	Third Party Offset. Without limiting any other right or remedy of GSK under this Agreement, or any obligation of CureVac, on a country-by-country and Pathogen Combination Product-by-Pathogen Combination Product basis, if, during the Term, GSK or any of its Affiliates is required to obtain a license under certain Third Party Patent Rights to obtain freedom to operate with respect to the use or exploitation of any CureVac Elements for the Development, Manufacture and Commercialization of Pathogen Combination Products under this Agreement and to pay a royalty or other consideration under such license (including milestone payments or any payment in connection with the settlement of a patent infringement claim), then the Parties shall discuss obtaining an FTO license in accordance with Section 10.2.4. Royalties due to CureVac for the respective Pathogen Combination Product in the respective country(ies) Covered by the Third Party Patent Rights in-licensed by GSK to obtain at its discretion freedom to operate under this Section 8.3.6 shall, subject to Section 8.3.7, be reduced by: (i) [*****] of the reasonable amount payable by GSK to the Third Party for licenses required in respect of the Patent Right listed in Exhibit 8.3.6 relevant to the Pathogen Combination Products; and (ii) [*****] of the amount payable to the Third Party for any other licenses. For the avoidance of doubt, chemically modified mRNA will not be used by CureVac under this Agreement, and CureVac will therefore not be responsible for, and will not bear any payments to Third Parties with respect to such chemically modified mRNA. For clarity, this offset shall not apply to the calculation of Net Sales for the purposes of the Net Profit split.

8.3.7	Cumulative Deductions. Notwithstanding the above, any royalty reduction made pursuant to Section 8.3.3 and/or Section 8.3.4 shall in no event reduce the applicable royalty rate for the respective Pathogen Combination Product in the respective country to less than [*****] of the amounts determined pursuant to Section 8.3.1.

8.4	Blended Payments. With respect to a potential step down in profit sharing or royalty rates to account for the expiry of certain Patent Rights, the Parties acknowledge and agree that the CureVac Technology, GSK Technology and the LNP Technology licensed hereunder may justify profit sharing and royalty rates for sales of COVID Products in different amounts, which rates could be applied separately to COVID Products involving the exercise of CureVac Technology, the LNP Technology and the GSK Technology. Furthermore, the Parties acknowledge and agree that the CureVac Technology licensed under this Agreement may justify profit sharing royalty rates and/or royalty terms of differing amounts for sales of COVID Products in the GSK Territory, which rates could be applied separately to COVID Products involving the exercise of CureVac Patent Rights in the GSK Territory and/or the incorporation of CureVac Know-How, and that if such profit sharing rates or royalties were calculated separately, profit sharing rates and royalties relating to the CureVac Patent Rights in the GSK Territory and profit sharing rates and royalties relating to the CureVac Know-How would last for different terms. For practicality reasons the Parties have agreed on blended profit sharing and royalty rates. For clarity, this Section 8.4 solely explains the rationale behind the profit sharing royalty rates agreed on by the Parties and does not modify any of the other provisions of this Agreement.

8.5	Profit Sharing and Royalty Payments. Within [*****] after the end of each Calendar Quarter in which any Net Sales occur, each Party shall calculate the profit sharing and royalty payments owed to the other Party and shall remit to the other Party the amount owed to such other Party. All profit sharing and royalty payments shall be computed by converting the Net Profits and Net Sales in each country in the GSK Territory and in the CureVac Territory into the currency of Euro, using the monthly exchange rates as customarily used by such Party. All costs and expenses shall be computed by converting the relevant costs and expenses into the currency of Euro, using the monthly exchange rates as customarily used by such Party.

8.6	Reports. Each payment shall be accompanied by a written report describing the Net Profits and Net Sales of each COVID Product sold by or on behalf of the respective Party, its Affiliates and Sublicensees during the applicable Calendar Quarter for each country in which sales of any COVID Product occurred, specifying: (i) the gross sales (if available) and Net Sales in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; (ii) the COGS and SG&A and other deductions made to calculate Net Profits in accordance with Section 8.2.3; (iii) the applicable exchange rate to convert from each country’s currency to Euro; and (iv) the profit share and royalties payable in Euro. All costs and expenses invoiced by either Party shall be accompanied by a detailed breakdown of those costs and expenses, together with the applicable exchange rate to convert from the currency in which the costs and expenses were incurred to Euro.

8.7	Records and Audit. Each Party and its Affiliates and/or its Sublicensees shall keep and maintain records of: (i) sales of the COVID Product(s) in the CureVac Territory or the GSK Territory, as the case may be, so that the profit share (including Net Profit) and royalties payable and the royalty reports may be verified; and (ii) all costs and expenses incurred by it which are reimbursable (or shared equally by the parties) under this Agreement, so that the costs and expenses reimbursable (or which are shared) may be verified. Such records shall upon reasonable written notice be open to inspection during business hours for a [*****] period after the Calendar Quarter to which such records relate, but in any event not more than once per Calendar Year, by a nationally recognized independent certified public accountant selected by the auditing Party and retained at the auditing Party’s expense. Said accountant shall have the right to audit the records kept pursuant to this Agreement for a period covering not more than [*****]. If said examination of records reveals any underpayment(s) or over payment(s) of any amounts payable, then the audited Party shall promptly pay or credit the balance due to the auditing Party, and if the underpayment(s) is/are more than [*****] then the audited Party shall also bear the expenses of said accountant (and if no further payments are due, shall be refunded or paid by the audited at the request of the auditing Party).

8.8	Payment Terms.

8.8.1	All payments by GSK to CureVac shall be made by wire transfer payment in Euro and shall be remitted to the following bank account:

[*****]

Electronic invoicing is GSK’s preferred method for receiving invoices. [*****] is GSK’s e-invoicing partner for submitting electronic invoices. The Parties shall collaborate to sign CureVac up to such platform to allow for electronic invoicing.

All invoices should include the following information: Invoice Date, Number and Amount; Sender’s Address, and Phone Number; Purchase Order Number; Tax Identification Number; Agreement Reference No (if applicable).

All payments by CureVac to GSK shall be made by wire transfer payment in Euro and shall be remitted to the following bank account:

[*****]

8.8.2	If any sum payable by a Party under this Agreement is subject to a good faith dispute between GSK and CureVac: (i) such Party shall, pay to the other Party, by the due date, all amounts not disputed in good faith by such Party; (ii) such Party shall notify the other Party, within [*****] after the due date, of any disputed amounts and shall, as soon as reasonably practicable after it has provided that notification, describe in reasonable detail its reasons for disputing each amount; and (iii) the Parties shall seek to resolve the dispute in accordance with Section 16.5. When any dispute regarding the amounts payable under this Agreement is resolved, the Party owing the payment shall pay any sum which is agreed or determined (in accordance with Section 16.5) to be payable by such Party within [*****] after the date of resolution of that dispute (or such other period as is agreed between the Parties or determined by arbitration pursuant to Section 16.5), plus interest thereon at the interest rate set forth in Section 8.8.3 from the time such payment was due.

8.8.3	Any undisputed payments not paid within [*****] after the due date under this Agreement shall bear interest at an annual rate of [*****] above the three-month-EURIBOR rate of the respective currency for the time period in which such amount is outstanding, as disclosed from time to time by the European Central Bank which applied on the due date. Calculation of interest will be made for the exact number of days in the interest period based on a year of 360 days (actual/360).

8.9	Taxes.

8.9.1	Each Party shall be responsible for its own income taxes assessed by a tax or other authority except as otherwise set forth in this Agreement. The Parties agree, in accordance with Section 16.10, that the relationship between the parties is one of independent contractors and does not constitute a partnership or joint venture, and agree not to take (or cause any person to take) any position on any tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Laws and except upon a final determination of the applicable tax authority.

8.9.2	The Parties acknowledge and agree that it is their mutual objective and intent to optimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective.

8.9.3	If any taxes are required to be withheld under Applicable Laws, from any payment to be made by either Party under this Agreement, that Party shall (a) deduct such taxes from the payment to be made to the other Party, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party with an explanation of payment of such taxes within [*****] following such payment. For purposes of this Section 8.9.3, each Party shall provide the other with reasonably requested assistance which assistance includes provision of any tax forms and other information that may be reasonably necessary for a Party not to withhold tax.

8.9.4	All payments due to the terms of this Agreement are expressed to be exclusive of VAT and Indirect Taxes. VAT and Indirect Taxes shall be added to the payments due to the terms if legally applicable.

9.	INTELLECTUAL PROPERTY.

9.1	Background Technology. As between the Parties, all right, title and interest in and to all CureVac Patent Rights and CureVac Know-How Controlled by CureVac at the Effective Date or generated or acquired by or on behalf of CureVac during the Term outside the scope of this Agreement (“CureVac Background Technology”) shall remain under the Control of CureVac; and all right, title and interest in and to all Patent Rights and Know-How Controlled by GSK at the Effective Date or generated or acquired by or on behalf of GSK during the Term outside the scope of this Agreement (“GSK Background Technology”) shall remain under the Control of GSK. As between the Parties, each Party shall have the sole right, in its sole discretion and at its sole expense, to prosecute, maintain and defend Patent Rights within its Background Technology; provided, however, that (i) CureVac shall consider in good faith the interests of GSK in the prosecution, maintenance and defense of the CureVac Patent Rights within CureVac Background Technology, and (ii) the prosecution, maintenance and defense of Background IP that is generated under the 2020 Collaboration Agreement shall be subject to the provisions of the 2020 Collaboration Agreement.

9.2	Disclosure of Inventions. Each Party shall as soon as reasonably practical disclose to the other Party through the IP Sub-Committee and Alliance Manager, the making, conception, or reduction to practice of any Invention that may be owned in part or in whole by the other Party pursuant to this Section 9.

9.3	Ownership of Inventions. The Parties agree that all right, title and interest in any and all Inventions (including all Patent Rights resulting from such Inventions and all Know-How embodied in such Inventions) shall be owned as follows, and CureVac and GSK will notify each other and determine in good faith which of the below categories such Invention falls within:

9.3.1	CureVac Inventions. Subject to Section 9.3.3, CureVac shall own all right, title and interest in and to

(i)	all Inventions that are invented by or on behalf of CureVac or GSK (or jointly by CureVac and GSK) and improve the CureVac Background Technology (other than any intellectual property rights subsisting in a COVID Product), the LNP Technology or the CureVac Elements, and cannot be practiced independently of such CureVac Background Technology, the LNP Technology or the CureVac Elements, as applicable, and such Inventions shall become part of the CureVac Background Technology or the LNP Technology, as applicable;

(ii)	subject to Section 9.3.2(i), all Inventions that are invented by or on behalf of CureVac, alone or in collaboration with a Third Party; and

(iii)	all Inventions that Cover a First-Gen COVID Vaccine Product invented before the date of effective Option Exercise (each, a “CureVac Invention”).

9.3.2	GSK Inventions. Subject to Section 9.3.3, GSK shall own all right, title and interest in and to:

(i)	all Inventions that are invented by or on behalf of GSK or CureVac (or jointly by GSK and CureVac) and improve the subject matter of any GSK Background Technology, and cannot be practiced independently of such GSK Background Technology, and such Inventions shall become part of the GSK Background Technology; and

(ii)	subject to Sections 9.3.1(i), (ii) and (iii), all Inventions that are invented by or on behalf of GSK, alone or in collaboration with a Third Party (each, a “GSK Invention”).

9.3.3	Joint Product Inventions. All Inventions that are invented by or on behalf of GSK and/or CureVac under this Agreement and that Cover a Collaboration COVID Vaccine Product shall be jointly owned by the Parties (a “Joint COVID Product Invention”).

9.3.4	Other Inventions. With respect to all other Inventions that do not fall within the categories described in Sections 9.3.1, 9.3.2 or 9.3.3, each Party shall own the Inventions invented solely by or on behalf of such Party (and such other Inventions shall become part of the CureVac Inventions or the GSK Inventions, as applicable), and all Inventions jointly invented by or on behalf of the Parties shall be jointly owned by the Parties (each, a “Joint Other Invention”).

9.3.5	Cross-Licenses under Joint Other Inventions. Except to the extent either Party is restricted by other terms of this Agreement, either Party may freely practice, exploit and license to Affiliates its interest in the Joint Other Inventions, and any resulting Joint Patent Rights and related Know-How, in connection with the use or exploitation of the respective Party’s Background Technology and any consent or license from the other Party as may be required under Applicable Law for a Party to practice and exploit such Joint Other Inventions, Joint Patent Rights and related Know-How in connection with the use or exploitation of the respective Party’s Background Technology shall hereby be given by the other Party.

9.4	Assignment and transfer of Inventions. To give effect to the ownership principles described in Section 9.3 each Party shall assign and transfer, and hereby assigns and transfers, to such other Party or such other Party’s designee all or a [*****] share, as the case may be, of its present and future rights, interest and title to any such Invention that is to vest in the other Party pursuant to the ownership principles described in Section 9.3, and the other Party shall accept and hereby accepts such assignment and transfer (“Assigned Invention”). At the written instruction of the other Party, the transferring Party agrees to make or procure all such assignments from its employees, consultants and subcontractors as are necessary to give effect to the provisions of this Section 9.4 and to assist the transfer in every way reasonably required by the transferee (i) to obtain Patent Rights to such Assigned Invention in any and all countries for which Patent Rights are being sought; and (ii) to maintain and defend Patent Rights in all Assigned Inventions which have been or may be assigned as provided above. The transferring Party shall execute and deliver, and cause its employees, consultants and subcontractors to execute and deliver, all such documents, instruments and other papers and take all such other action which the transferee may reasonably request in order to give effect to the provisions of this Section 9.4.

9.5	Cooperation. Each Party represents and agrees that all its employee(s), contractor(s) and agent(s) will be obligated under a binding written agreement or otherwise to assign to such Party all Inventions discovered, created, conceived, developed or reduced to practice by such employee(s), contractor(s) or agent(s) in connection with this Agreement.

9.6	Filing, Prosecution, Maintenance and Defense.

9.6.1	CureVac Program Patent Rights. CureVac shall have the first right, but not the obligation, at its sole expense, to file, prosecute, maintain and defend the Patent Rights Covering a CureVac Invention (each, a “CureVac Program Patent Right”) throughout the Territory. At the latest [*****] before filing, CureVac shall give GSK an opportunity to review and comment upon the text of any application with respect to any CureVac Program Patent Right, shall consult with GSK with respect thereto, shall not unreasonably refuse to address any of GSK’s comments and supply GSK with a copy of the application as filed, together with notice of its filing date and serial number. CureVac shall keep GSK reasonably informed, through the IP Sub Committee, of the status of the actual and prospective prosecution, maintenance and defense, including but not limited to any substantive communications with the competent patent offices that may affect the scope of such filings, and CureVac shall to the extent reasonably possible give GSK a timely, prior opportunity to review and comment upon any such substantive communication and shall consult with GSK with respect thereto, and shall not unreasonably refuse to address any of GSK’s comments. Notwithstanding the above, prior to filing any application for a CureVac Invention that may disclose, in part or in full, a GSK Invention, a Joint Product Invention or Joint Other Invention, CureVac shall provide GSK with a copy of the draft application and provide GSK with at least [*****] to review and comment upon the text of such draft application. If GSK notifies CureVac within the above [*****] deadline that GSK has decided to file an application for a GSK Invention, Joint Product Invention or Joint Other Invention, the Parties shall coordinate the filing of the application for a CureVac Invention with the filing of GSK’s application for such GSK Invention, Joint Product Invention or Joint Other Invention so that CureVac’s application and GSK’s application are filed on the same day or otherwise filed in a way that secures and protects each of the Parties’ interest. For the avoidance of doubt, CureVac will not include a GSK Invention, Joint Product Invention or Joint Other Invention in a separate patent claim of a patent application to be filed by CureVac without GSK’s prior written consent. CureVac shall promptly give notice to GSK of the grant, lapse, revocation, surrender or invalidation of any CureVac Program Patent Rights. CureVac shall as soon as reasonably practicable give notice to GSK of any final decision to not file patent applications claiming CureVac Program Patent Rights or to cease prosecution and/or maintenance and/or defense of CureVac Program Patent Rights on a country by country basis and, in such cases, shall permit GSK, in GSK’s sole discretion, to file such patent applications or to continue prosecution or maintenance or defense of such CureVac Program Patent Rights (in which case thereafter they will be deemed a GSK Program Patent Right) at its own expense and in its own name.

9.6.2	GSK Program Patent Rights. GSK shall have the sole right, but not the obligation, at its sole expense, to file, prosecute, maintain and defend the Patent Rights Covering a GSK Invention (each, a “GSK Program Patent Right”) throughout the Territory in good faith consistent with its customary patent policy and its reasonable business judgment and shall consider in good faith the reasonable interests of CureVac in so doing. GSK shall keep CureVac reasonably informed, through the IP Sub-Committee, of the status of the actual and prospective prosecution, maintenance and defense, of all GSK Program Patent Rights. Notwithstanding the above, prior to filing any application for a GSK Invention that may disclose, in part or in full, a CureVac Invention, Joint Product Invention or Joint Other Invention, GSK shall provide CureVac with a copy of the draft application and provide CureVac with at least [*****] to review and comment upon the text of such draft application. If CureVac notifies GSK within the above [*****] deadline that CureVac decides to file an application for a CureVac Invention, the Parties shall coordinate the filing of the application for a GSK Invention with the filing of CureVac’s application for such CureVac Invention so that CureVac’s application and GSK’s application are filed on the same day or otherwise filed in a way that secures and protects each of the Parties’ interest. For the avoidance of doubt, GSK will not include a CureVac Invention, Joint Product Invention or Joint Other Invention in a separate patent claim of a patent application to be filed by GSK without CureVac’s prior written consent. CureVac shall as soon as reasonably practicable give notice to GSK of any desire to cease prosecution and/or maintenance and/or defense of GSK Program Patent Rights on a country by country basis and, in such cases, shall permit CureVac, in CureVac’s sole discretion, to continue prosecution or maintenance or defense of such GSK Program Patent Rights (in which case thereafter they will be deemed a CureVac Program Patent Right) at its own expense and in its own name.

9.7	Joint Patent Rights. GSK shall have the first right, but not the obligation, to file, prosecute, maintain and defend Patent Rights relating to Joint Product Inventions or Joint Other Inventions (“Joint Patent Rights”) throughout the Territory, at its sole expense, and GSK shall give timely notice to CureVac of any final decision to not file patent applications claiming Joint Patent Rights or to cease prosecution and/or maintenance of Joint Patent Rights on a country-by-country basis and, in such cases, shall permit CureVac, in CureVac’s sole discretion, to file such patent applications or to continue prosecution, maintenance or defense of such Joint Patent Rights at its own expense. At the latest [*****] before filing, the prosecuting Party shall give the non-prosecuting Party an opportunity to review and comment upon the text of any application with respect to such Joint Patent Right, shall consult with the non-prosecuting Party with respect thereto, shall not unreasonably refuse to address any of the non-prosecuting Party’s comments and supply the non-prosecuting Party with a copy of the application as filed, together with notice of its filing date and serial number. The prosecuting Party shall keep the non-prosecuting Party reasonably informed of the status of the actual and prospective prosecution, and maintenance, including but not limited to any substantive communications with the competent patent offices that may affect the scope of such filings, and the prosecuting Party shall give the non-prosecuting Party a timely, prior opportunity to review and comment upon any such substantive communication and shall consult with such non-prosecuting Party with respect thereto, and shall not unreasonably refuse to address any of such non-prosecuting Party’s comments.

9.8	Patent Term Extension and Supplementary Protection. The IP Sub Committee shall decide on any patent term extensions, including supplementary protection certificates and any other extensions, including pediatric extensions, for a COVID Product that are now or become available in the future, wherever applicable, in order to secure the optimal protection for the COVID Products available under Applicable Laws. The Party holding the marketing authorization for the COVID Product Covered by any Patent Rights shall have the obligation for applying for any such extension or supplementary protection certificate, and such Party shall keep the other Party fully informed of its efforts to obtain such extension or supplementary protection certificate. The other Party shall provide prompt and reasonable assistance, as requested by the applying Party. GSK shall pay all expenses for obtaining and maintaining any extension or supplementary protection certificate in respect of a COVID Product in the GSK Territory.

9.9	Development Data. Subject to Section 11, the Development Data shall be treated as Confidential Information of the Party or Parties owning it. Each Party may use, and allow its Affiliates to use, the Development Data for the purpose of obtaining adequate protection and prosecution of their respective Know-How and Patent Rights, or as provided for otherwise in accordance with this Agreement, provided that in each case it provides the other Party with prior written notice of its intent to use the Development Data for such purpose. The other Party may, within a reasonable time following receipt of such notice, request the notifying Party to delay the use of the Development Data, in order to safeguard the protection and prosecution of other Know-How and Patent Rights. Following such request, the Parties shall cooperate in good faith to align the protection and prosecution of each Party’s Know-How and Patent Rights. For the avoidance of doubt, the terms and conditions of this Section 9 shall govern the intellectual property rights of the Parties in the Development Data.

9.10	Challenges to CureVac Patent Rights, Patent Rights included in the LNP Technology or GSK Patent Rights. If GSK or any of its Affiliates (directly or indirectly, individually or in association with any other person or entity) intends to challenge the validity of the CureVac Patent Rights or the Patent Rights included in the LNP Technology, or supports a Third Party in the challenge of a CureVac Patent Right or a Patent Right included in the LNP Technology in such legal proceeding, it shall promptly, and in no event later than [*****] prior to initiating such challenge (or such shorter period as required due to a court’s, patent office’s or other filing deadline associated with the relevant triggering event giving rise to the challenge, but in any event not less than [*****] prior to initiating such challenge), notify CureVac hereof. If CureVac or any of its Affiliates (directly or indirectly, individually or in association with any other person or entity) intends to challenge the validity of the GSK Patent Rights in a legal proceeding, or supports a Third Party in the challenge of a GSK Patent Right in such legal proceeding, it shall promptly, and in no event later than [*****] prior to initiating such challenge (or such shorter period as required due to the court or other filing deadline associated with the relevant triggering event giving rise to the challenge, but in any event not less than [*****] prior to initiating such challenge), notify GSK thereof. The Parties, through the IP Sub-Committee, shall promptly discuss any such issue in good faith, including the grant of a freedom to operate license at terms to be negotiated, and, if they cannot find an agreement, escalate the issue to the Executive Officers. If the Executive Officers despite good faith negotiations cannot find a solution, and a CureVac Patent Right or Patent Right within the LNP Technology is not granted or is declared invalid upon a successful challenge by GSK or any of its Affiliates (either alone or with a Third Party), such CureVac Patent Right or Patent Right within the LNP Technology shall be deemed to have been granted or shall be deemed valid until the expiry of regular patent protection for such CureVac Patent Right that would have applied if such CureVac Patent Right or Patent Right within the LNP Technology had been granted or had not been successfully declared invalid for the purposes of Section 1.179 (Valid Claim) and Section 8.3.2 (Royalty Term).

9.11	Challenges to Third Party Patent Rights. If either Party or any of its Affiliates (directly or indirectly, individually or in association with any other person or entity) intends to challenge the validity of any Third Party Patent Rights potentially Covering the Development, Manufacture or Commercialization of a COVID Product (including, but not limited to, any request for, or filing or declaration of, any invalidity proceedings, interference, deviation proceeding, opposition, inter partes review, post-grant review, third party observations or re-examination), it shall, prior to initiating such challenge, notify the other Party through the IP Sub-Committee. The Parties, through the IP Sub-Committee shall discuss the strategy for such challenge. If the Parties agree to pursue a joint challenge, (i) the Parties shall collaborate with respect to such challenge, (ii) the Parties shall [*****], and (iii) the Parties shall [*****] all costs and expenses of such challenge, provided that if the total costs and expenses exceed [*****]. Either Party and its Affiliates shall also be entitled, if agreed by the Parties, or if the IP Sub-Committee does not agree on a joint challenge, without the other Party, to challenge the validity of any Third Party Patent Rights. In this case, the Party bringing the challenge (i) shall have no obligation to consult with the other Party regarding its strategy and (ii) shall bear all the costs and expenses of such challenge.

10.	ENFORCEMENT AND DEFENSE.

10.1	Enforcement.

10.1.1	Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of any CureVac Patent Rights, GSK Patent Rights or Joint Patent Rights which competes with the Development, Manufacture or Commercialization of COVID Products in the Territory (collectively “Third Party Infringement”).

10.1.2	GSK Rights. Subject to Section 10.1.3, GSK shall have the primary right to determine and control a course of action designed to curtail a Third Party Infringement in the Field in the Territory at its own expense. GSK shall keep CureVac closely informed as to any legal courses of action it pursues pursuant to this Section 10.1.2, and the Parties shall consult with each other, and agree on strategic decisions and their implementation in connection with such action.

10.1.3	CureVac Rights. On a COVID Product-by-COVID Product basis, for as long as CureVac holds the exclusive right to Commercialize a COVID Product in the CureVac Territory pursuant to Section 6, CureVac shall have the primary right to determine and control a course of action designed to curtail a Third Party Infringement in the Field in the CureVac Territory at its own expense. CureVac shall keep GSK closely informed as to any legal courses of action it pursues pursuant to this Section 10.1.2, and the Parties shall consult with each other, and agree on strategic decisions and their implementation in connection with such action.

10.1.4	Taking over. If the Party having the primary right to enforce its rights against such Third Party Infringement pursuant to Sections 10.1.2 or 10.1.3, respectively, elects not to enforce its rights against such Third Party Infringement or not to further pursue the enforcement of its rights, such Party shall notify the other Party of such decision as soon as reasonably practicable and in any event within [*****] after receipt of the Third Party Infringement notice or after the decision not to further pursue the enforcement of its rights. If after the expiry of the [*****] period (or, if earlier, the date upon which the Party which has the primary right to enforce its rights against such Third Party Infringement provides written notice that it has decided not to or to no longer enforce its rights against such Third Party Infringement), the Party which has the primary right to enforce its rights against such Third Party Infringement has neither obtained a discontinuance of the Third Party Infringement, nor filed suit with regard to such Third Party Infringement, then the other Party shall have the right, but not the obligation, to take action or bring suit with respect to such Third Party Infringement at its own expense.

10.1.5	Collaboration. If such course of action includes litigation, the enforcing Party shall notify the non-enforcing Party of the commencement of that litigation and shall have the right and standing to use and sue in the other Party’s name. Notwithstanding the first sentence of this paragraph, irrespective of which Party brings an action with respect to a Third Party Infringement hereunder, (i) the Parties shall collaborate with respect to such action; (ii) the non-enforcing Party shall have the right, at its own expense, to be represented by independent counsel in any such litigation; and (iii) the Parties shall consult with each other regarding, and agree on strategic decisions and their implementation in connection with such action. Except as set forth otherwise herein, the Party bringing the action shall bear all costs and expenses of such action.

10.1.6	Recoveries. Any recoveries obtained by either Party as a result of any proceeding with regard to a Third Party Infringement (other than any Third Party Infringement of intellectual property rights subsisting in any Pathogen Combination Product) under this Section 10.1 shall be allocated as follows:

i.	such recovery shall first be used to reimburse the Party or Parties bringing the action for all reasonable costs incurred in connection with such proceeding;

ii.	the remaining portion of such recovery, if any, shall be [*****] between CureVac and GSK.

In relation to any Pathogen Combination Product: (A) such recovery shall first be used to reimburse each Party for all reasonable costs incurred in connection with such proceeding; (B) such recovery shall then be used to compensate each Party for the respective damages suffered from the Third Party Infringement (in the case of damage suffered by CureVac, as calculated at the Royalty Rate), provided that in the event the remaining portion of the recovery is not sufficient to compensate each Party’s damages, such compensation shall be shared on a pro-rata basis depending on the amount of the respective damages suffered; and (C) the remaining portion of such recovery, if any, shall be equally shared between CureVac and GSK.

10.1.7	Settlements. Neither Party shall settle any claim or demand in any such litigation that materially negatively impacts the other Party’s rights or interests under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, to the extent any action initiated by GSK involves any infringement of CureVac Patent Rights and/or Joint Patent Rights, as the case may be, and is reasonably likely to relate to technologies other than a COVID Product, GSK will consult with CureVac regarding issues relating to such CureVac Patent Rights, Joint Patent Rights, and/or CureVac’s products and technologies, and the Parties will mutually agree on strategic litigation decisions regarding such issues.

10.1.8	Assistance. The non-enforcing Party shall provide such assistance as the enforcing Party reasonably requests in connection with any action or suit hereunder to prevent or enjoin a Third Party Infringement at its own cost (or the enforcing Party’s cost, in relation to any Pathogen Combination Product). At the request of the enforcing Party, the non-enforcing Party shall provide reasonable assistance to the enforcing Party, at the non-enforcing Party’s expense (or the enforcing Party’s expense, in relation to any Pathogen Combination Product), in connection with such enforcement, including by executing reasonably appropriate documents, and joining as a party to the action. The Parties agree that, irrespective of which Party brings the action or suit pursuant to this Section 10.1, the Parties will update each other as to the status of such actions through the IP Sub-Committee and the enforcing Party will not unreasonably reject comments from the other Party relating to the management of such litigation.

10.2	Defense.

10.2.1	Notice. If the Development, Manufacture or Commercialization of any COVID Product in any country in accordance with this Agreement or other activity of either of the Parties pursuant to the Agreement is alleged by a Third Party to infringe a Third Party’s Patent Right, the Party becoming aware of such allegation shall promptly notify the other Party.

10.2.2	Control. CureVac has the first right, but not the obligation, to control any defense of any such claim involving an alleged infringement of Third Party rights by (i) the exploitation or use of the CureVac Technology, where such alleged infringement is allegedly not caused solely by the Development, Manufacturing or the Commercialization of one or more COVID Products or (ii) CureVac’s activities under this Agreement (including Development, Manufacturing or the Commercialization of one or more COVID Products, and the Commercialization of COVID Products in the CureVac Territory), by counsel of its own choice, and the costs of such defense shall be equally shared between the Parties; and GSK may choose to be represented with respect to any such claim at its own expense and by counsel of its own choice. GSK has the first right, but not the obligation, to control any defense of any such claim other than where CureVac has the first right to control the defense of a claim, by counsel of its own choice, and the costs of such defense shall be equally shared between the Parties; and CureVac may choose to be represented with respect to any such claim at its own expense and by counsel of its own choice.

10.2.3	Assistance. Upon the defending Party’s request, the non-defending Party shall provide reasonable assistance to the defending Party with respect to a defense and/or shall join in any action if reasonably required by the defending Party in order to defend such claim or to assert all available defenses and claims, and shall reasonably cooperate with the defending Party, provided the costs of such assistance shall be equally shared between the Parties. The defending Party shall not enter into a settlement that imposes a financial obligation upon the non-defending Party or which limits the scope or invalidates any Patent Right of the other Party without such Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, and in any settlement the defending Party shall always take into consideration the interest of the non-defending Party.

10.2.4	FTO Licenses. Without prejudice to other provisions of Section 13.4, and the rights and remedies of GSK thereunder, where a Party reasonably concludes that use or exploitation of: (i) in the case of GSK, any CureVac Elements; or (ii) in the case of CureVac, any technology used by or on behalf of GSK, its Affiliates or Sublicensees to Develop, Manufacture and/or Commercialize COVID Products under this Agreement that is described in the Know-How, or within the scope of the specification of the Patents Rights, Controlled by GSK (excluding, for clarity any CureVac Know-How or CureVac Patent Rights), in each case for the Development, Manufacturing or Commercialization of COVID Products, infringes Third Party rights and will require a freedom-to-operate license from such Third Party, the Parties will discuss the issue and the strategy for obtaining a sublicensable license in the IP Sub-Committee, with final endorsement by the JSC. Upon request of such Third Party or the other Party, the requested Party will consider in good faith whether and how it may support obtaining a freedom-to-operate license, e.g., by granting a cross-license under its Background Technology to such Third Party. If the Third Party rights are reasonably expected to affect the COVID Products as well as other products, and if they are necessary to obtain freedom to operate with respect to any CureVac Elements, CureVac shall reasonably consider obtaining such freedom-to-operate license, and that license, if sublicensable, will become an additional In-Licensing Agreement as set forth in Section 2.7.1. For any COVID Product other than the Pathogen Combination Products, the license fees payable under such In-Licensing Agreement will be reflected in the profit sharing under Section 8.2.1. With respect to Pathogen Combination Products, if such license is obtained by GSK and required to obtain freedom-to-operate under CureVac Elements, as between the Parties, any costs shall be borne in accordance with Section 8.3.6. If such license is required to obtain freedom-to-operate with respect to a Pathogen Combination Product (but not under any CureVac Elements), the costs will be borne by GSK.

11.	CONFIDENTIALITY.

11.1	Obligation of Confidentiality. As at and after the Effective Date, all Confidential Information disclosed, revealed or otherwise made available to one Party or its Affiliates (“Receiving Party”) by or on behalf of the other Party (“Disclosing Party”) under, or as a result of, this Agreement is made available to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations, under this Agreement and the 2020 Collaboration Agreement. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any other person, firm, corporation or other entity, without the prior written authorization of the Disclosing Party, except as explicitly stated in this Section 11. Without limiting the foregoing no Receiving Party shall be permitted under this Agreement to share any Confidential Information supplied by a Disclosing Party with (i) any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of that Receiving Party solely as a result of a Change of Control in that Receiving Party or (ii) in the case of CureVac, any Third Party sublicensee under the CureVac Technology (including those identified in item (iii) of the Disclosure Letter).

11.2	Additional Obligations.

11.2.1	Appropriate Safeguards. In furtherance of the Receiving Party’s obligations under Section 11.1 hereof, the Receiving Party shall take all reasonable steps, and shall implement all appropriate and reasonable safeguards, to seek to prevent the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information. The Parties will jointly agree a protocol with information security measures to be implemented to safeguard secured exchange of Confidential Information and personal information, no later than [*****] after the Closing Date.

11.2.2	Unauthorized Use or Disclosure. The Receiving Party shall furnish the Disclosing Party with written notice immediately of it becoming aware and indicating details of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information by any employee, officer, director, consultant, CRO, CMO, contractors, agent(s), consultant(s), and Sublicensees, or Financial Partner of/the Receiving Party, and shall take all actions reasonably required in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Notwithstanding the foregoing, the Receiving Party remains responsible and liable for any unauthorized use by any employee, officer, director, consultant, CRO, CMO, contractors, agent(s), consultant(s), and Sublicensees, or Financial Partner of the Receiving Party.

11.3	Limitations. The Receiving Party’s obligations under Sections 11.1 shall not apply to the extent that the Receiving Party can demonstrate by competent written evidence that any of the Disclosing Party’s Confidential Information:

(i)	is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by or on behalf of the Disclosing Party under this Agreement;

(ii)	is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(iii)	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality regarding the Confidential Information; or

(iv)	is developed by the Receiving Party independently of Confidential Information or material received from the Disclosing Party.

11.4	Authorized Disclosures.

11.4.1	Necessary Disclosures. Each Party may disclose the other Party’s Confidential Information as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(i)	disclosure to judicial, governmental or other regulatory agencies or authorities in connection with the filing, prosecution, maintenance and defense of Patent Rights as permitted by this Agreement;

(ii)	disclosure to judicial, governmental or other regulatory agencies or authorities to gain or maintain approval, authorizations or the like to Develop, Manufacture or Commercialize a given COVID Product that such Party has a license or right to Develop, Manufacture or Commercialize hereunder in a given country or jurisdiction;

(iii)	prosecuting or defending litigation as permitted by this Agreement;

(iv)	disclosure to its and its Affiliates’ employees, officers, directors, consultants, CROs, CMOs, contractors, agent(s), consultant(s), to Sublicensees (in the case of GSK) or permitted sublicensees (in the case of CureVac) or the LNP Provider, in each case on a need-to-know basis for the purposes as expressly authorized and contemplated by this Agreement, including for the Development, Manufacturing and/or Commercialization of the COVID Products (or for such entities to determine their interest in performing such activities) in accordance with this Agreement, on the condition that such Affiliates or Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

(v)	disclosure to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; or

(vi)	disclosure to any bona fide potential or actual investor, insurer, acquirer, merger partner, Sublicensee (in the case of GSK), or permitted sublicensees (in the case of CureVac) or other bona fide potential or actual financial partner or funding source (“Financial Partner”) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration, and to any related persons directly connected with such activity being contemplated with the Financial Partner, such as an advisory firm or investment bank; provided that in connection with such disclosure, the Disclosing Party shall notify each disclosee of the confidential nature of such Confidential Information and disclosure shall be subject to the agreement of each disclosee to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

provided, however, that before the effective date of Option Exercise, First-Gen COVID Vaccine Products Dossiers/Data, may not be disclosed under this Section 11.4.1, unless it is in the public domain through no fault of GSK.

11.4.2	Required Disclosures. If a Party is required by judicial, governmental or administrative process, including to comply with Applicable Laws (including stock exchange rules) or pursuant to Section 11.4.1 to disclose Confidential Information that is subject to the non-disclosure provisions of Section 11.1, such Party shall to the extent reasonably possible provide the other Party with reasonable advance notice of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial, governmental or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 11, and the Party disclosing Confidential Information pursuant to judicial, governmental or administrative process shall take all steps reasonably necessary, including to seek an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

11.5	Survival. All of the Receiving Party’s obligations under this Section 11 hereof, with respect to the protection of the Disclosing Party’s Confidential Information, shall for a period of [*****] survive the expiry or termination of this Agreement for any reason whatsoever.

11.6	Public Announcements, Press Releases. Except as otherwise expressly permitted in this Agreement, and except as may be required by Applicable Law, including the listing standards or agreements of any national or international securities exchange, neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 11.6, provided such information continues at such time to be accurate.

11.7	Publication of Development Data. The Parties acknowledge the merit of publishing Development Data regarding the COVID Products (other than CMC Development Data) in searchable, peer-reviewed scientific literature in accordance with international scientific publishing practices and standards (including regarding the recognition of contribution and authorship). Either Party may request the other Party to discuss and determine in good faith a joint publication strategy for the Development Data regarding the COVID Products, which shall be effective upon endorsement by the IP Sub-Committee and the respective Alliance Managers. As between the Parties, the Party by whom or on whose behalf the experiment or study generating such Development Data has been conducted, shall be responsible for the publication of such Development Data, unless defined otherwise in a joint publication strategy. Any intended publication of Development Data regarding a COVID Product (including presentations to Third Parties or publication in intellectual property filings) shall be notified to the IP Sub-Committee by the relevant Party as soon as reasonably practicable and in any event at least [*****] before the final decision to publish, to allow the other Party to review and comment on the publication. The other Party may demand that the publication of the proposed presentation or publication is delayed for a period of [*****] in order to assess whether the Development Data intended to be published is patentable. If the other Party decides to pursue patent protection, it may request the publishing Party to further delay the publication of the proposed presentation or publication for a time not exceeding [*****] from the date of the publishing Party’s notification, to enable adequate protection and prosecution of Patent Rights by either Party or their Affiliates.

With respect to any agreements between a Party and Third Parties (including clinical investigators) that a Party enters into after the Closing Date relating to the Development of any COVID Product or otherwise relating to Development activities under this Agreement, such Party shall use reasonable efforts to include publication provisions regarding results of the experiments and studies for such COVID Products that allow such Party to receive and provide a copy of any proposed publications or public presentations to the other Party, which such Party shall submit to the other Party with a reasonable amount of time for review as described in this Section 11.7.

Subject to the above review, a Party shall have the right as required by Applicable Law or its policies and standard operating procedures to (a) publish protocol summaries, results summaries, protocols, clinical study reports, plain language summaries and other study documents of all Clinical Studies conducted by or on behalf of such Party during the Term of this Agreement in any clinical trial register, including any of its own clinical trial registers; (b) publicly disclose results from other Clinical Studies where that Party determines that the results are scientifically important or relevant for patient care; and (c) make any other public disclosures of clinical Development Data that become required by GSK or CureVac due to Applicable Laws.

12.	COMPLIANCE, QUALITY, INTEGRITY

12.1	Legal Compliance. Each Party shall procure that it and its personnel performs this Agreement in accordance with Applicable Laws.

12.2	GxP. GSK and CureVac shall undertake the Development activities regarding the COVID Products, in compliance with GxP. With regard to any Clinical Studies conducted by CureVac under this Agreement, GSK may require CureVac to comply with the policies and standards of the GSK regarding the human subject research conducted to its benefit, and shall in this respect allow GSK, at its request, to review and approve at least the protocol and informed consent forms associated with such Clinical Studies.

12.3	Data Integrity. GSK and CureVac shall carry out their respective Development activities under this Agreement, and collect and record any data generated therefrom, in a manner consistent with the following good data management practices: (i) Development Data shall be generated using sound scientific techniques and processes; (ii) Development Data shall be analyzed appropriately, without bias and in accordance with good scientific practices; and (iii) Development Data shall be accurately recorded in accordance with good scientific practices by the individuals performing the research and in accordance with the ALCOA CCEA data integrity principles: (A) Attributable: data are traceable to the originator, (person and/or a computerized system, a device, an instrument), including any changes made to data, i.e. who performed an action and when, so that key decisions made during the conduct of the research, presentations made about the research and conclusions reached in respect of the research can be easily demonstrated and reconstructed; (B) Legible: data are readable and understandable; (C) Contemporaneous: data are recorded at the time they are generated or observed as per regulatory requirements; or in absence of regulatory requirements, local business practices; (D) Original (true copy): data as the file or format in which it was first generated, e.g. first paper record of manual observation, or electronic raw data file from a computerized system as per regulatory requirements; or in absence of regulatory requirements, local business practices; (E) Accurate: data, including error corrections and edits, are correct, truthful and to the appropriate precision; (F) Complete: all expected elements of the data are present (i.e., no unexplained gaps in the data) and the full meaning and context is preserved with the data; (G) Consistent: all elements of the record follow in the expected sequence; (H) Enduring: data are recorded in a permanent medium (paper or electronic) and continue to be retained in a human readable format for as long as specified in applicable record retention requirements; and (I) Available: data are maintained securely in such a way that they are accessible and retrievable in reasonable times (“Good Data Management Practices”). Each Party shall maintain written policies and standards related to Good Data Management Practices and shall ensure appropriate, documented training of its relevant personnel with respect to Good Data Management Practices.

12.4	Human Biological Samples. If the Parties wish to source Human Biologicals Samples on each other’s behalf or exchange Human Biological Samples between them, such exchange shall be recorded in separate addendums to this Agreement setting forth further terms and conditions for the specific purpose. GSK and CureVac undertake that the Human Biological Samples used or collected in connection with the Development have been obtained and will be stored, transferred, used and disposed of in accordance with all Applicable Laws and any generally accepted ethical guidelines regarding the collection, use, transport and disposal of human tissue, including with regard to consents from patients, volunteers and other donors.

12.5	Privacy; Information Security. The Parties shall comply with Data Protection Laws (as defined in Exhibit 12.5), including those concerning medical confidentiality and privacy in relation to human subjects of the Development activities regarding the COVID Products. The Parties acknowledge that they do not intend that one Party processes personal information for and on behalf of the other Party. If personal information is transferred between the Parties (as between controllers) pursuant to the performance of this Agreement or any Ancillary Agreement, the Parties shall comply with Exhibit 12.5, which may be amended from time to time by the Parties as is required by Applicable Laws. The Parties will enter into further data protection agreements if required by Applicable Laws.

12.6	Ethical Care of Animals. The Parties shall comply with all Applicable Laws for the care, welfare and ethical treatment of animals in the country where animal testing or animal research is performed. The Parties shall implement the “3Rs” Principles – reducing the number of animals used, replacing animal with non-animal methods whenever possible and refining the research techniques used. All work shall be performed in adherence to the core principles for animals identified below. Local customs, norms, practices or laws may be additive to the core principles, but each Party agrees to comply and shall procure and ensure that those acting for or on behalf of such Party (including its subcontractors) comply, as a minimum, with these core principles: (i) access to species appropriate food and water; (ii) access to species specific housing, including species appropriate temperature and humidity levels; (iii) provision of humane care and a program of veterinary care through guidance of a veterinarian; (iv) animal housing that minimizes the development of abnormal behaviors; (v) adherence to principles of replacement, refinement and reduction in the design of in vivo or ex vivo studies with processes to optimize animal use and to ensure effective population management; (vi) supported by a relevant scientific justification/rationale, approved by an institutional ethical review process and subjected to independent scientific review; (vii) commitment to minimizing pain and distress during in vivo and ex vivo studies; and (viii) work is performed by personnel documented as trained and competent to conduct the procedures for which they are responsible. Each Party agrees that all protocols involving animal research or animal testing for in connection with the COVID Products shall undergo an ethical review, whether or not required by Applicable Law, and that written documentation confirming ethical review shall be maintained by such Party until [*****] after the completion of the experiment or test, demonstrating that the review was completed. If a Party is currently accredited by AAALACi, such Party agrees to make commercially reasonable efforts to maintain its AAALACi accreditation during the life of this Agreement. Each Party shall have procedures in place to assess and approve its external suppliers and distributors who supply animals to it to: (i) ascertain and confirm the quality of the animals supplied; (ii) ensure legal requirements for the care and welfare of animals are met; and (iii) ensure that only purpose bred animals are used to perform the animal testing or research. The distance of suppliers from the test facility shall be minimized (where practicable) and transport processes (e.g. stocking densities, carrying crates, food and water) shall ensure minimum stress. On arrival, each Party shall ensure checks are in place to confirm only healthy animals are used. Each Party shall document the approval of its animal suppliers and distributors, which documentation shall be made available to the other Party upon request. GSK shall have the right, but not the obligation, to approve any supplier of non-human primates or other animals, which right may be invoked upon notice to CureVac.

12.7	Environment, Health and Safety. CureVac shall: (i) maintain an “EHS” (environment, health and safety) policy and risk-based management system with a commitment to provide a safe and healthy workplace and protect the environment surrounding its operations; (ii) ensure there is at least one senior executive with responsibility for EHS and the organization has access to technical expertise to support the company in meeting EHS obligations; (iii) provide relevant information, education and training to workers on the hazards, risks and controls associated with their job; (iv) provide the physical infrastructure, workplace and engineering controls necessary to ensure safe storage, handling and processing of materials and waste in order to protect people, the environment and local communities from harm; and (v) provide and maintain emergency detection systems and an effective response and healthcare capabilities.

12.8	Sanctions and export controls. The Parties represent and warrant that they are aware of, and undertake in carrying out their obligations under this Agreement and the agreements referred to within this Agreement that they will not violate and prevent becoming exposed to penalties under, all sanctions, export control, and anti-boycott laws, regulations, orders, directives, designations, licenses, and decisions of the European Union, the United Kingdom, the United States of America, and of any other country with jurisdiction over activities undertaken in connection with this Agreement, if applicable (“Sanctions & Trade Controls”). Each Party undertakes that, at all times, in the performance of their obligations under this Agreement and the agreements referred to within this Agreement, they will not take any action that causes the other Party to violate or otherwise become exposed to penalties under any Sanctions & Trade Controls. Neither Party shall be required to take or refrain from taking any action, nor shall it be required to furnish any information, that would be prohibited under any Sanctions & Trade Controls (as defined above).

12.9	Anti-bribery and corruption. Each Party shall comply fully at all times with all Applicable Laws, including but not limited to anti-corruption laws, and represents and warrants that it has not, and covenants that it will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery, and warrants that it has taken reasonable measures to prevent subcontractors, agents or any other Third Parties, subject to its control or determining influence, from doing so. For the avoidance of doubt this includes facilitating payments, which are unofficial, improper, small payments or gifts offered or made to Government Officials to secure or expedite a routine or necessary action to which a Party is legally entitled. Either Party shall be entitled to terminate this Agreement immediately on written notice to the other Party, if the other Party fails to perform its obligations in accordance with this Section 12.9. A Party shall have no claim against the other Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 12.9. Either Party shall inform the other Party in writing, if, during the course of this Agreement, it is convicted of or pleads guilty to a criminal offence involving fraud or corruption, or becomes the subject of any government investigation for such offenses, or is listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs. Either Party shall ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and each document upon which entries such books and records are based is complete and accurate in all material respects. Either Party must maintain a system of internal accounting controls reasonably designed to ensure that it maintains no off-the-books accounts.

12.10	Changes to Compliance Framework. At any time during the term of this Agreement, either Party may suggest reasonable amendments to this Section 12 and the clauses of this Agreement referencing this Section 12, or any provision of any Ancillary Agreement concerning compliance, quality, safety or integrity, where such Party reasonably believes such changes are required to ensure compliance with Applicable Laws, or such Party’s interpretation of Applicable Laws as reflected in the values, quality, integrity, safety or compliance framework of the group to which that Party belongs. The other Party shall not unreasonably refuse or delay its agreement to such amendments. In case of any conflict between the Parties’ interpretation of frameworks, the more stringent interpretation or framework shall be reflected in the amendment.

12.11	Breaches. Each Party shall promptly notify the other Party of any significant deficiencies impacting the performance of this Agreement having regard to its compliance with this Section 12 and any corrective actions taken.

12.12	Audit. GSK or its nominee shall have the right to enter the CureVac’s manufacturing facilities and any of CureVac’s other offices, facilities, records and information systems to carry out an audit to verify and monitor CureVac’s compliance with Section 12 [*****] per Calendar Year, save any “For Cause” audits. The scope of the audit may include, but need not be limited to, a tour of the facility, the opportunity to view relevant standard operating procedures (SOPs), training records, building management records, animal health records, ethical review documents, and any other documents reasonably necessary to assess compliance by CureVac. The duration of the inspection shall be at the sole reasonable discretion of GSK. Audits conducted under this Section 12.12 shall require reasonable prior notice of at least [*****], except in case of For Cause audits (as defined below), in which case such limitation a prior notice of [*****] shall suffice. Audits conducted under this Section 12.12 shall be scheduled in such a manner so as not to impact the production schedule or CureVac’s normal business activities and shall be conducted during regular business hours. For the purposes of this Section 12.12, a “For Cause” audit shall be an audit conducted based on a substantiated suspicion by GSK of a material lack of compliance with Section 12, in respect of which GSK has shared with CureVac documentation substantiating its suspicion prior to the audit. Persons conducting the on-site audits shall be required to comply with reasonable CureVac rules applicable to the site and GSK shall ensure that any person involved in any audit (including a document-only inspection) shall be bound by an obligation of confidentiality. CureVac shall use commercially reasonable efforts to ensure that the same audit rights for GSK as described in this Section 12.12 apply with respect to the premises of any subcontractors authorized in accordance with this Agreement. This Section 12.12 shall apply mutatis mutandis to the extent GSK is Manufacturing COVID Products under this Agreement.

13.	INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES.

13.1	Indemnification by GSK. GSK will defend, indemnify and hold CureVac and its Affiliates and their directors, officers, employees, consultants, agents, permitted sublicensees and contractors (the “CureVac Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, suits, proceedings, expenses, fees, recoveries and damages, including reasonable and demonstrable legal expenses and costs including attorneys’ fees, resulting or arising out of any claim by any Third Party resulting or arising from (i) the negligence or willful misconduct of GSK, any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees, agents or contractors; (ii) the Development, Manufacturing and/or Commercialization of the Pathogen Combination Products by or on behalf of GSK (other than as conducted by CureVac), any of its Affiliates or any of their respective Sublicensees or (iii) any breach of this Agreement by GSK, any of its Affiliates or any of their Sublicensees; except, in each case, to the extent caused by the negligence or willful misconduct of any of the CureVac Indemnified Parties.

13.2	Indemnification by CureVac.CureVac will defend, indemnify and hold GSK and its Affiliates and their directors, officers, employees, consultants, agents, Sublicensees and contractors (the “GSK Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, suits, proceedings, expenses, fees, recoveries and damages, including reasonable and demonstrable legal expenses and costs including attorneys’ fees, resulting or arising out of any claim by any Third Party resulting or arising from (i) the negligence or willful misconduct of CureVac, any of its Affiliates, or any of their respective directors, officers, employees, consultants, agents or contractors (including an approved subcontractor or approved CMO); or (ii) the Development, Manufacture and/or Commercialization of any of the Pathogen Combination Products, if any, by or on behalf of CureVac (other than as conducted by GSK), any of its Affiliates, or their approved subcontractors or approved other CMOs; or (iii) any breach of this Agreement by CureVac, or any of its Affiliates; except, in each case, to the extent caused by the negligence or willful misconduct of any of the GSK Indemnified Parties.

13.3	Indemnification Procedures. The indemnified Party will give the indemnifying Party prompt notice of any such claim or lawsuit. Such notice shall include a reasonable identification of the alleged facts giving rise to such claim for indemnification. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a claim shall only relieve the indemnifying Party of its indemnification obligations if and to the extent the indemnifying Party is actually and materially prejudiced thereby. The indemnifying Party shall notify the indemnified Party of its intentions as to the defense of the claim in writing within [*****] after the indemnifying Party’s receipt of notice of the claim from the indemnified Party. If the indemnifying Party assumes defense of the claim, the indemnified Party may participate in, but not control, the defense of such claim using attorneys of its choice and at its sole cost and expense (i.e., with such cost and expense not being covered by the indemnifying Party). The indemnified Party shall reasonably cooperate with the indemnifying Party in its defense of the claim at the indemnifying Party’s reasonable, pre-approved expense. The indemnifying Party will have the right to compromise, settle or defend any such claim or lawsuit; provided that (i) no offer of settlement, settlement or compromise by the indemnifying Party shall be binding on the indemnified Party without its prior written consent, not to be unreasonably withheld, conditioned or delayed, unless such settlement fully releases the indemnified Party without any liability, loss, cost or obligation incurred by the indemnified Party and in no event shall any settlement or compromise admit or concede that any aspect of any Patent Right owned or Controlled by the indemnified Party is invalid or unenforceable or adversely affect the scope of any Patent Right owned or Controlled by the indemnified Party; and (ii) the indemnifying Party shall not have authority to admit any wrongdoing or misconduct on the part of the indemnified Party except with the indemnified Party’s prior written consent. If the indemnifying Party does not agree to assume the defense of the claim asserted against the indemnified Party (or does not give notice that it is assuming such defense), or if the indemnifying Party assumes the defense of the claim in accordance with this Section 13.3, but yet fails to defend or take other reasonable, timely action, in response to such claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such claim; provided, however, that no Party shall have the right to settle a claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement, without the prior written consent of the Party entitled to control the defense of such claim, which consent shall not be unreasonably withheld, delayed or conditioned.

13.4	CureVac Representations and Warranties. Subject to the disclosures in the attached Exhibit 13.4 (“Disclosure Letter”) CureVac represents and warrants to GSK as at the Effective Date, that:

(i)	it is the sole and exclusive owner of the Patent Rights listed in Exhibit 1.55 or otherwise Controls such Patent Rights;

(ii)	to CureVac’s knowledge, it has the full right, power and authority to grant the rights and licenses it purports to grant hereunder;

(iii)	neither CureVac nor any of its Affiliates has granted any Third Party any rights or licenses that would interfere or be inconsistent with GSK’s rights and licenses hereunder;

(iv)	CureVac has received no written notice of or any written demand relating to any threatened or pending litigation, and no other matters are within CureVac’s knowledge, which would reasonably lead it to believe that GSK’s exercise of any rights purported to be granted by CureVac under this Agreement will infringe any Patent Rights or infringe or misappropriate any other intellectual property right of any Third Party;

(v)	there is no currently pending administrative proceedings or litigation and no administrative proceedings or litigation seeking to invalidate or otherwise challenge any CureVac Patent Right(s) has been threatened in writing;

(vi)	CureVac has not given any written notice to any Third Party asserting infringement by such Third Party of any of the CureVac Technology or LNP Technology and, to CureVac’s Knowledge, there is no unauthorized use, infringement or misappropriation of the CureVac Technology;

(vii)	the CureVac Technology is free and clear of all encumbrances, security interests, options, and charges of any kind;

(viii)	to CureVac’s knowledge, the In-Licensing Agreements are valid and effective and CureVac has not received a written notice of termination for any of these In-Licensing Agreements;

(ix)	to CureVac’s knowledge, there is no ongoing litigation in respect of, litigation reasonably in prospect in connection with, and no reasonable prospect of termination under the In-Licensing Agreements by the respective counterparties under those agreements ahead of the respective expiry dates of such In-Licensing Agreements;

(x)	to CureVac’s knowledge, the information and documents set forth in or referred to in the Disclosure Letter are true, complete and accurate in all material respects;

(xi)	to CureVac’s knowledge, the information and documents regarding the In-Licensing Agreements, CureVac’s portfolio of Patent Rights, toxicology studies, clinical data, process and analytical information, manufacturing process information, material filing and correspondence with Regulatory Authorities, disclosed in the [*****] e-data room prior to the Effective Date as a part of GSK’s due diligence, is true, complete and accurate in all material respects; and

(xii)	CureVac has disclosed to GSK all redacted drug safety monitoring board meeting minutes, internal safety review committee meeting minutes for the [*****] as of its Initiation, and there are no other material issues identified in any letters or notices to or from Regulatory Authorities (including EMA/Rapporteur meetings) involving these [*****].

13.5	LNP Warranties. To the extent permitted under the LNP Agreement, CureVac hereby warrants to GSK on a pass-through basis each matter which is the subject of any representation or warranty given by the LNP Provider to CureVac under the LNP Agreement.

13.6	Representations, Warranties of the Parties to Each Other. CureVac and GSK each represents and warrants and covenants with respect to itself only as at the Effective Date that:

(i)	the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its officers and directors, and does not conflict with, violate, or breach any agreement to which such Party is a party, or such Party’s corporate charter, bylaws or similar organizational documents;

(ii)	this Agreement constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable competition, bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

(iii)	it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.

13.7	Due Diligence. Prior to the execution of any Ancillary Agreement, other than the Clinical Supply Agreement, GSK shall be entitled to perform further due diligence regarding CureVac’s capabilities to perform in accordance with terms defined herein for such agreement. Without prejudice to the Parties’ other rights and remedies, the Parties shall in good faith cooperate to address and remedy any issue identified during the due diligence referred to in this Section 13.7. For the avoidance of doubt, if GSK discovers a material issue regarding CureVac’s capabilities to comply with such agreement, GSK may in addition to its other rights and remedies suspend the execution of any such agreement until such ground has been remedied by CureVac.

13.8	Disclaimer. Except as expressly set forth in this Agreement, each Party expressly disclaims, waives, releases, and renounces any representation or warranty of any kind, express or implied either in fact or by operation of law, by statute or otherwise, whether written or oral, or arising from course of performance, course of dealing or usage of trade, including any representation or warranty with respect to non-infringement, value, adequacy, freedom from fault, quality, efficiency, suitability, characteristics or usefulness, or merchantability or fitness for a particular purpose.

13.9	Limitation of Liability. Except in the case of any breach of Section 11 or in case of willful misconduct or gross negligence, neither Party shall be liable to the other Party for any indirect, punitive or consequential damages, or for damages for loss of profits or loss of business opportunity, whether based on contract or tort, or arising under Applicable Laws or otherwise.

14.	TERM AND TERMINATION.

14.1	Term. The term of this Agreement will commence on the Closing Date and end on the expiry of all applicable payment obligations to CureVac under this Agreement, unless terminated earlier according to the terms and conditions of this Agreement (“Term”).

14.2	Termination at Will by GSK. GSK may terminate this Agreement in its entirety at any time without cause upon [*****] prior written notice to CureVac.

14.3	Opt-out Right of CureVac. On a COVID Product-by COVID Product basis, CureVac may notify GSK of its decision to opt-out of the funding of the Development, Manufacture and Commercialization of a COVID Product under this Agreement; that notice shall terminate this Agreement in part in relation to the relevant COVID Product(s) with immediate effect. CureVac may equally decide to opt-out of the funding of the Development of a COVID Product under this Agreement required specifically for obtaining Regulatory Approval for marketing in a Major Market; that notice shall terminate this Agreement in part in relation to that COVID Product for that Major Market with immediate effect.

14.4	Termination for Cause by Either Party before First Commercial Sale. Before the First Commercial Sale of a COVID Product in a Territory, if either Party (“Breaching Party”) commits a material breach or default of any of its obligations hereunder, such breach to include a material breach by GSK of its diligence obligations under Section 4.10 with respect to a COVID Product, the other Party hereto (“Non-Breaching Party”) may give the Breaching Party written notice of such material breach or default, and shall request that such material breach or default be cured as soon as reasonably practicable. If the Breaching Party fails to cure such breach or default within [*****] after the date of the Non-Breaching Party’s written notice thereof, the Non-Breaching Party may terminate this Agreement by giving written notice of termination to the Breaching Party. If the Breaching Party indicates in writing that it will be unable or is unwilling to cure the breach, this Agreement may be terminated by the Non-Breaching Party with immediate effect.

14.5	Termination for Cause by Either Party after First Commercial Sale. After the First Commercial Sale of a COVID Product in a Territory, if: (i) GSK fails to pay any amount payable under Section 8 or any Ancillary Agreement; (ii) CureVac fails to pay any amount payable under any Ancillary Agreement; (iii) either Party commits any willful and material breach of the restrictions on any license granted to that Party pursuant to this Agreement; (iv) either Party commits a material breach of the non-compete obligations under Section 2.3; (v) GSK commits a material breach of its diligence obligations under Section 5.5, or (vi) either Party commits any persistent and material breach of Section 11, and the Breaching Party fails to cure such breach or default within [*****] after the date of the written notice thereof from the Non-Breaching Party, the Non-Breaching Party may terminate this Agreement by giving written notice of termination to the Breaching Party. If the Breaching Party indicates in writing that it will be unable or is unwilling to cure the breach, this Agreement may be terminated by the Non-Breaching Party with immediate effect.

14.6	Termination in respect of Anti-bribery and Corruption. Either Party shall be entitled to terminate this Agreement in the circumstances specified in Section 12.9.

14.7	Non-exclusive remedy. Termination of this Agreement in accordance with Sections 14.4, 14.5, or 14.6 shall not affect or impair the Non-Breaching Party’s right to pursue any legal remedy, including the right to recover damages, for any harm suffered or incurred by the Non-Breaching Party as a result of such breach or default.

15.	CONSEQUENCES OF TERMINATION.

15.1	Opt-Out by CureVac. GSK shall notify CureVac in writing within [*****] of receipt of notice of an opt-out decision by CureVac in accordance with Section 14.3, it GSK wishes to:

(i)	cease the Development and Commercialization of the relevant COVID Product(s) and decline the transfer of any rights and be released from all obligations under this Agreement in relation to the Development, Manufacture and Commercialization of the relevant COVID Products under this Agreement (the “GSK COVID Cease Option”); or

(ii)	continue the Development and Commercialization of the COVID Product(s) (the “GSK COVID Continue Option”).

15.2	Election by CureVac on Termination by GSK at Will or Termination by CureVac for Cause. CureVac shall notify GSK in writing within [*****] of notice of termination in accordance with Sections 14.2, 14.4, 14.5, or 14.6 if CureVac wishes to:

(iii)	cease the Development and Commercialization of the COVID Products and decline the transfer of any rights in relation to the Development, Manufacture and Commercialization of the COVID Products under this Agreement (the “CureVac Cease Option”); or

(iv)	continue, itself or with a Third Party, with the Development and Commercialization of the COVID Product(s) (the “CureVac Continue Option”).

15.3	Election by GSK on Termination by GSK for Cause. GSK shall notify CureVac in writing within [*****] of notice of termination in accordance with Sections 14.4, 14.5, or 14.6 if GSK wishes to:

(i)	cease the Development and Commercialization of the COVID Products and decline the transfer of any rights in relation to Development, Manufacture and Commercialization of the COVID Products under this Agreement, (the “GSK Cease Option”); or

(ii)	continue with the Development and Commercialization of the COVID Products (the “GSK Continue Option”).

15.4	Specific consequences of CureVac Cease Option, the GSK Cease Option and the GSK COVID Cease Option. If CureVac elects the CureVac Cease Option or GSK elects the GSK Cease Option or the GSK COVID Cease Option, then:

(i)	Reversion of Rights: At the effective date of termination, all of CureVac’s rights to the CureVac Technology and LNP Technology shall automatically revert back to CureVac and all of GSK’s rights to the GSK Technology shall automatically revert back to GSK.

(ii)	Wind-Down (including costs): Each Party shall, at its own cost (subject to Sections 15.4(iii) and 15.4(iv)), wind-down any on-going activities and commitments in connection with this Agreement and the Ancillary Agreements and use all reasonable efforts (obligation de moyen) to do so by the effective date of termination. If GSK exercises the GSK COVID Cease Option, the Parties will work towards completion of those activities within [*****] after the date of the GSK COVID Cease Option.

(iii)	Costs (On Opt-Out by CureVac): If CureVac gives notice of an opt-out decision by CureVac in accordance with Section 14.3 and GSK exercises the GSK COVID Cease Option, neither party shall have any further obligation to reimburse Development Costs, from the date of notice of the opt-out decision by CureVac in accordance with Section 14.3.

(iv)	Costs (On Termination by GSK at Will): If CureVac elects the CureVac Cease Option following a termination by GSK in accordance with Section 14.2 while the COVID R&D Plan for a COVID Product has not been completed, GSK shall reimburse CureVac for the Development Costs until the effective date of termination.

(v)	Costs (On Termination by CureVac for Cause): If CureVac elects the CureVac Cease Option following a termination by CureVac for cause in accordance with Section 14.4, 14.5 or 14.6, GSK shall reimburse CureVac for the Development Costs until the effective date of termination and reimburse CureVac for its demonstrable stranded costs arising from the early termination of the COVID R&D Plan(s). CureVac shall use reasonable endeavors to mitigate those stranded costs.

15.5	Specific consequences of the CureVac Continue Option. If CureVac elects the CureVac Continue Option, then the following shall apply:

(i)	Transition: The JSC shall promptly meet to devise a transition plan, which provides for an orderly and cost-effective transition of, and which sets forth the responsibilities and a timetable for transferring, all Development, Manufacturing and Commercialization responsibilities to CureVac or a Third Party selected by CureVac for this purpose (the “Transition Plan”). Each Party will bear its own costs to agree and implement the Transition Plan unless CureVac has terminated this Agreement for cause in accordance with Section 14.4, 14.5 or 14.6, in which case GSK shall reimburse CureVac for its reasonable and demonstrable direct costs incurred to implement the Transition Plan.

(ii)	Reversion of Rights: All of CureVac’s rights to the CureVac Technology and LNP Technology shall automatically revert back to CureVac, except that if the date of termination occurs after the First Commercial Sale of a COVID Product, (i) the termination of the rights and obligations of the Parties, and the transfer and/or return of rights pursuant to this Section 15, shall take effect on a country-by-country basis, at time as CureVac is able to take over the Commercialization of the COVID Product in such country where that COVID Product is sold with no adverse impact on the continuous availability of COVID Products in that country (the “Cut-Over Date”) and (ii) until such date in such country, the licenses granted to GSK under this Agreement (including Article 2) and any rights and obligations associated with such licenses (including GSK’s payment obligations under Section 8) shall survive.

(iii)	Transfer of Development Data and Regulatory Approvals. CureVac shall have the right to request in writing, as part of the Transition Plan:

(a)	a complete copy of all Development Data Controlled by GSK to be provided in original form and access to all other Know-How in GSK’s possession or under its Control relating to the COVID Products, such Development Data and other Know-How to be provided within [*****] of such request; and

(b)	the transfer of Regulatory Approvals held by GSK, its Affiliates or Sublicensees, and if Regulatory Approvals have not been obtained by GSK, its Affiliates or Sublicensees, CureVac may require that GSK transfers to CureVac the status of any application for the Regulatory Approvals and notifies the competent Regulatory Authority thereof and supplies CureVac with all documents and clinical data already prepared by GSK, its Affiliates or Sublicensees for the filing of applications for Regulatory Approvals (with GSK using its good faith efforts to promptly undertake such actions).

(iv)	GSK Trademark License: As part of the Transition Plan, on receipt of a written request from CureVac, GSK grants to CureVac an exclusive (even as to GSK), cost-free, perpetual and worldwide license (with the right to sublicense in multiple tiers) under the trademarks Controlled by GSK and used for the COVID Products in the relevant jurisdiction(s) for the Manufacture and Commercialization of the COVID Products in the Territory, excluding, however, any such trademarks – or such parts of a trademark - that include, in whole or part, any corporate name or logo of GSK, its Affiliates or Sublicensees, and excluding any trademark – or such part of a trademark - which contains the letters “[*****]” as prefix or suffix (in which case GSK will not oppose any application by CureVac to register a trademark which is similar to any trademark owned by GSK but does not use the letters “[*****]” as prefix or suffix).

(v)	GSK Technology License. On a COVID Product-by-COVID Product and country-by-country basis effective from the Cut-Over Date, GSK grants to CureVac (i) an exclusive (even as to GSK), perpetual and worldwide license (with the right to sublicense in multiple tiers) under GSK’s interest in Joint Product Inventions and Joint Other Inventions, and, upon CureVac’s election, to be exercised no later than [*****] after the effective date of termination, (ii) a non-exclusive royalty-bearing, perpetual and worldwide license (with the right to sublicense in multiple tiers) under the other GSK Technology which has been used by GSK for the Development, Manufacture and/or Commercialization of the terminated COVID Products and is required for the further Development, Manufacture and/or Commercialization of such COVID Products, in each case of (i) and (ii) for the continued Development, Manufacture and Commercialization of the COVID Products in the Territory.

(vi)	Post-Termination Financial Terms (Termination by GSK at Will): If GSK terminates this Agreement in its entirety in accordance with Section 14.2 and CureVac elects the CureVac Continue Option and the license to the GSK Technology under Section 15.5(ii), then, on a COVID Product-by-COVID Product basis, effective from the Cut-Over Date, in consideration of the licenses granted in Section 15.5(ii), CureVac shall pay GSK royalties as forth in Exhibit 15.5.

(vii)	Post-Termination Financial Terms (Termination by CureVac for Cause): If CureVac terminates this Agreement for cause in accordance with Section 14.4, 14.5 or 14.6, CureVac shall pay GSK the fair market value for acquisition by CureVac of the COVID Product(s) and the associated exclusive license rights and benefits pursuant to this Section 15.5, provided that CureVac may, if CureVac claims or seeks to claim damages in relation to breach of this Agreement by GSK, suspend the payment of such fair market value until the amount of damages suffered or incurred by CureVac has been agreed between the Parties or determined by an arbitration panel in accordance with Section 16.5, at which point those damages (if any) shall be set off against such fair market value payment (and any fair market value payment which would remain outstanding after the set off of damages shall become due and payable within [*****] after the agreement or determination of the amount of damages).

(viii)	Expert Panel. For the purposes of Section 15.4(iv), the “fair market value” shall be agreed by the Parties, or if the Parties are unable to agree within [*****] from the date of election in accordance with Section 15.2, either Party may refer the matter to be determined by a panel of experts in accordance with this Section 15.5. The Parties shall agree on the appointment of the panel of experts, comprising three (3) members experienced in the biopharmaceutical sector, in transactions within the biopharmaceutical sector, and the valuation of technology of the biopharmaceutical sector, and shall agree with the experts the terms of their appointment. If the Parties are unable to agree on the identity of the experts within [*****] after expiry of the aforementioned term [*****] term, or if any of the persons proposed is unable or unwilling to act, then each Party shall nominate one expert, which two experts shall together select the third and final expert, who shall preside the expert panel. The experts shall act on the following basis: (i) on their appointment, the experts shall confirm their neutrality, independence and the absence of conflicts in determining the fair market value for the rights granted pursuant to this Section 15; (ii) the experts shall act as experts and not arbitrators; (iii) the experts’ determination shall (in the absence of manifest error) be final and binding on the Parties and not subject to appeal; (iv) the experts shall decide the procedure to be followed in the determination in accordance with this Agreement; (v) the costs of the determination, including the fees and expenses of the experts (but excluding the parties’ own costs which shall be borne by the Party incurring those costs), shall be borne by GSK; and (vi) the expert determination and all matters connected with it shall be held in complete confidence by each of the Parties and shall not be disclosed to any other person except as permitted under Section 11.

15.6	Specific Consequences of the GSK Continue Option.

If GSK terminates this Agreement under Sections 14.4, 14.5 or 14.6, the rights and obligations of the Parties hereunder shall terminate as at the effective date of such termination (or, if later, the Cut-Over Date) and the consequences set forth in this Section 15.6 shall apply:

(i)	Survival of licenses: The licenses granted to GSK under this Agreement (including under Section 2) and any rights associated with such licenses shall survive the termination of this Agreement.

(ii)	Post-Termination Financial Terms: Save as set out in Section 15.6(iii) below, GSK shall pay CureVac the fair market value for acquisition by GSK of the COVID Product(s) (other than any Pathogen Combination Product) and the associated exclusive license rights and benefits pursuant to this Section 15.6, provided that GSK may, if GSK claims or seeks to claim damages in relation to breach of this Agreement by CureVac, suspend the payment of such fair market value until the amount of damages suffered or incurred by GSK has been agreed between the Parties or determined by an arbitration panel in accordance with Section 16.5, at which point those damages (if any) shall be set off against such fair market value payment (and any fair market value payment which remains outstanding after the set off of damages shall become due and payable within [*****] after the agreement or determination of the amount of damages).

(iii)	Post-Termination Financial Terms (Pathogen Combination Products): In relation to any Pathogen Combination Product, all payment obligations under Section 8 shall remain in effect. With respect to royalties arising after the effective date of termination, GSK may, if GSK also claims or seeks to claim damages in relation to breach of this Agreement by CureVac, suspend the payment of such royalty payments until the amount of damages suffered or incurred by GSK has been agreed between the Parties or determined by an arbitration panel in accordance with Section 16.5, at which point those damages (if any) shall be set off against such royalty payments (and royalty payment which would remain outstanding after the set off of damages shall become due and payable within [*****] after the agreement or determination of the amount of damages).

(iv)	Costs (On Termination by GSK for Cause): CureVac shall undertake (at its own cost and without the right to be reimbursed) the transfer of Know-How in accordance with Sections 4.7 and 5.2.1, and shall reimburse all reasonable and demonstrable direct costs and expenses incurred by GSK in connection with those activities.

15.7	Specific Consequences of the GSK COVID Continue Option.

If CureVac gives notice of an opt-out decision by CureVac in accordance with Section 14.3 and GSK exercises the GSK COVID Continue Option:

(i)	Continuation under 2020 Collaboration Agreement: GSK shall have the right to continue the further Development, Manufacture and Commercialization of the COVID Products pursuant to the 2020 Collaboration Agreement, and the respective COVID Product shall be deemed an “Other Product” under the 2020 Collaboration Agreement, and all provisions of the 2020 Collaboration Agreement applying to Other Products shall apply to the COVID Products, including diligence obligations, decision making in the JSC and milestone and royalty payments to CureVac. For clarity, the Program(s) relating to each COVID Product which is subject to the GSK COVID Continue Option shall not count towards the limit on the number of concurrent Programs under the 2020 Collaboration Agreement.

(ii)	Termination of this Agreement: For the avoidance of doubt, no further payment obligations shall arise under this Agreement (including Section 8).

15.8	General Consequences of Expiry and Termination.

On any termination of this Agreement the rights and obligations of the Parties hereunder shall terminate as at the effective date of such termination (unless stated otherwise in this Section 15) and the following shall apply:

(i)	Reversion of Rights on Expiry: Upon expiry of this Agreement in a country and provided and to the extent that this Agreement is not terminated after such expiry by CureVac in accordance with Section 14.4, Section 14.5, or Section 14.6, or by GSK pursuant to Section 14.2, the licenses granted to GSK under Section 2 for such country shall become a fully paid-up, perpetual, and non-exclusive license.

(ii)	Reversion of Rights on Termination: Except as set forth in this Section 15, the rights and obligations of the Parties under this Agreement shall automatically lapse as at the effective date of the termination in question.

(iii)	Return of Information: No later than [*****] after the effective date of termination, each Party shall return or cause to be returned to the other Party or, at the other Party’s option, destroy (and certify in writing the destruction of), all Confidential Information of the Disclosing Party in tangible form received from the other Party and all copies in any medium thereof; provided, however, that each Party may retain any Confidential Information reasonably necessary for such Party’s continued Development, Manufacture or Commercialization of the COVID Products pursuant to this Section 15, and may retain the Confidential Information solely for the purpose of ensuring its compliance with this Agreement and Applicable Law by electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the other Party or as required by law. Such retained copies of documents and Confidential Information shall remain subject to the confidentiality and non-use obligations set forth in this Agreement.

(iv)	Settlement of Outstanding Sums: Each Party shall pay all amounts then due and owing as at the termination effective date. Except in cases where (i) CureVac exercises its opt-out right pursuant to Section 14.3 or (ii) GSK terminates at will pursuant to Section 14.2 at a time when GSK commercializes a vaccine product in a Major Market targeting SARS-CoV-2 other than a COVID Product and CureVac elects the CureVac Cease Option, CureVac shall be required to pay GSK [*****] of any Development Costs exceeding the cap set out in Section 4.5, to the extent those Development Costs were incurred by GSK and, at the date of termination, CureVac’s share of those Development Costs has not been reimbursed by CureVac by way of offset against Net Profits in accordance with Section 4.5; provided that: (i) in cases where GSK has exercised the GSK Continue Option or the GSK COVID Continue Option, CureVac may offset such Development Costs against up to [*****] of the royalty payments to be made by GSK to CureVac under Section 15.6 or Section 15.7 (and the 2020 Collaboration Agreement), as applicable; and (ii) in all other cases, the Parties shall agree in good faith on instalment payments over a period of [*****] as of the effective date of termination.

(v)	Continuation of Ongoing Clinical Trials: In any event of termination, each Party may complete any clinical trial involving a COVID Product it has initiated prior to the termination of this Agreement in accordance with the protocol for such trial, at its cost and such Party shall be granted by the other Party a cost-free, non-exclusive, sublicensable (as set forth in this Agreement), worldwide license under the CureVac Technology and the LNP Technology or respectively the GSK Technology to complete such clinical trials in accordance with their protocols.

15.9	Effect of Expiry or Termination; Survival. Expiry or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiry or termination. Any expiry or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiry or termination. The provisions of Sections 1, 2.6, 4.6, 4.8.6, 8.7, 9.1, 9.3, 9.4, 11, 13.1, 13.2, 13.3, 13.8, 13.9, 15, 16.3, 16.4, 16.5, 16.7, 16.8, 16.11 and 16.12 and all other provisions contained in this Agreement that by their explicit terms or from which it is clear from the context survive expiry or termination of this Agreement, and any schedules contained in this Agreement to which reference is made in any surviving term, shall survive the expiry or termination of this Agreement. In the event of a termination of this Agreement with respect to only one of the COVID Products, and continuation of other COVID Products under this Agreement, the termination and consequences of termination provisions only apply to the terminated COVID Product, and the Agreement will remain in full force and effect with respect to the continuing COVID Products.

16.	GENERAL PROVISIONS.

16.1	Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, each of the Parties may, without such consent, but with notification, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates or in the event of its merger or consolidation with a Third Party. Any permitted assignee will assume all obligations of its assignor under this Agreement in writing concurrent with the assignment. Any purported assignment in violation of this Section 16.1 will be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assignors under this Section 16.1.

16.2	Force Majeure. If the performance of any part of this Agreement by either Party, or any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise and persist for a period of at least sixty (60) calendar days, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

16.3	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)	if to CureVac, addressed to:

CureVac AG

Attention:	CEO and General Counsel

with copy to: General Counsel

Address:	[*****]

Email:	[*****]

(ii)	if to GSK, addressed to:

GlaxoSmithKline Biologicals S.A.

Attention:	President of GSK Vaccines

with copy to: Vaccines General Counsel

Address:	[*****]

Email:	[*****]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by e-mail on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the [*****] following the date of mailing, if sent by mail.

16.4	Governing Law. This Agreement and all disputes arising hereunder, shall be exclusively governed by, and interpreted and enforced in accordance with Belgian law. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

16.5	Dispute Resolution.

16.5.1	Unless otherwise set forth in this Agreement, in the event of any dispute arising out of or in connection with this Agreement, including any alleged breach under this Agreement or any dispute relating to the validity, performance, construction or interpretation of this Agreement, the Parties shall refer such dispute to the CEO (or its C-level delegate) of CureVac and the President of Vaccines (or another member of the global corporate execute team) of GSK. If the dispute has not been settled pursuant to the said rules within [*****] days following the reference of the dispute to the senior management representatives of the Parties, either Party may submit the dispute to final and binding arbitration.

16.5.2	Any dispute arising out of or in connection with this Agreement, including any issue relating to the validity, performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties after following the procedure set forth in Section 16.5.1, shall be submitted to and settled by arbitration in accordance with the arbitration rules of the World Intellectual Property Organization (the “WIPO”) in effect on the date of the commencement of the arbitration proceedings. The existence, nature and details of any such dispute(s), and all communications between the Parties related thereto, shall be considered Confidential Information of the Parties and shall be treated in accordance with the terms of Section 11 above. Any Confidential Information may be disclosed by either Party to counsel, experts or other advisors on the arbitration under obligations of confidentiality. The decision of the arbitrators shall be final and binding upon the Parties. The location of arbitration will be Zurich, Switzerland. The arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being appointed by the WIPO. The language of the arbitration proceeding will be English. Notwithstanding the provisions of this Section 16.5.2, each Party shall have the right to seek interim injunctive relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests.

16.6	Severability. If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by Applicable Law, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement. Nor shall the invalidity or unenforceability of any provision of this Agreement in one country or jurisdiction affect the validity or enforceability of such provision in any other country or jurisdiction in which such provision would otherwise be valid or enforceable.

16.7	Entire Agreement and Amendments. This Agreement, together with all Exhibits attached hereto, constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof, including the Confidentiality Agreements. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreements. No modification or amendment of this Agreement shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties; this shall also apply to any change of this Section 16.7.

16.8	Waivers. The failure by either Party hereto to assert any of its rights hereunder, including the right to terminate this Agreement due to a breach or default by the other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

16.9	Counterparts. This Agreement may be executed in any number of counterparts, by original or electronic (including “pdf”) signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.10	Independent Contractors. The Parties are independent contractors and it is the intention of the Parties that this Agreement does not constitute or give rise to an employer-employee, agency, partnership or joint venture relationship among the Parties, but that each Party’s performance hereunder is that of a separate, independent entity.

16.11	Third Parties. Except as set out in this Section 16.11, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party which shall be a Third Party beneficiary to this Agreement.

16.12	Costs. Except as is otherwise expressly set forth herein, each Party shall bear its own expenses in connection with the activities contemplated and performed hereunder.

16.13	Insurance. Each Party will procure and maintain during the Term and for [*****] after termination or expiry of this Agreement, insurance in line with industry standards. GSK will be permitted to satisfy any or all of its obligations under this Section 16.13 through a program of self-insurance. Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to the other Party or its Affiliates. Any deductibles for such insurance will be assumed by insured Party. Each Party will provide the other Party with evidence of such insurance upon the other Party’s request and prior to expiry of any one coverage. Any insurance will not be construed to create a limit of the insured Party’s liability with respect to its indemnification obligations under this Agreement.

☐ ☐ Signature page follows ☐ ☐

In Witness Whereof, the Parties have executed this Agreement to be effective as at the Closing Date.

Signed on behalf of

GlaxoSmithKline Biologicals S.A.

[*****]

[*****]

Date Signed:

Signed on behalf of

GlaxoSmithKline Biologicals S.A.

[*****]

[*****]

Date Signed:

Signed on behalf of

CureVac AG

[*****]

[*****]

Date Signed:

Signed on behalf of

CureVac AG

[*****]

[*****]

Date Signed:

Exhibit 1.50
CureVac Know How

[*****]

Exhibit 1.55

CureVac Patent Rights

[*****]

Exhibit 1.79

Existing COVID Projects

[*****]

Exhibit 1.102

Existing Government and NGO Contracts

[*****]

Exhibit 1.120

In-Licensing Agreements

[*****]

Exhibit 2.1.2

License Terms under LNP Technology

[*****]

Exhibit 2.1.2 PART B

Licensed LNP as at the Effective Date

[*****]

Exhibit 2.7.4

Ever-Warm Strategy

[*****]

Exhibit 4.1

Initial Covid R&D Plan

[*****]

Exhibit 5.1

Key Terms of a Clinical Supply Agreement

[*****]

Exhibit 5.2

Key Terms of a Commercial Supply Agreement

[*****]

Exhibit 6.2

Key Distribution Terms

[*****]

Exhibit 8.3.6

Third Party Offset

[*****]

Exhibit 12.5

Data Protection Terms

The Parties agree that the processing of Personal Information under or in connection with this Agreement shall be in accordance with this Exhibit, including all Annexes.

1.	Definitions

In this Exhibit:

“CureVac” means CureVac as defined in the Agreement and its Affiliates.

“Data Protection Authority” means each person having regulatory or supervisory authority over GSK or CureVac in the area of protection of Personal Information;

“Data Protection Laws” means: (a) the GDPR; and (b) all other laws concerning the processing of Personal Information;

“GDPR” means the General Data Protection Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data;

“GSK” means GSK as defined in the Agreement and its Affiliates.

“Party” or “Parties” means CureVac and GSK as defined in this Exhibit.

“Personal Information” means information relating to an identified or identifiable individual;

“Personal Information Breach” means any actual breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Information transmitted, stored or otherwise processed; and

“Transferred Personal Information” means any Personal Information that is transferred pursuant to this Agreement (i) that is transferred to CureVac by GSK operating in the European Union; or (ii) that is transferred to GSK by CureVac operating in the European Union.

2.	Data Processing

a.	Status of each Party under Data Protection Laws

GSK and CureVac acknowledge that the status of each Party is a question of fact determined under Data Protection Laws. Without limiting the foregoing, GSK and CureVac each understand that, in relation to the Transferred Personal Information, GSK and CureVac independently determine how and why Transferred Personal Information is processed (and accordingly each acts as a controller) and all processing of Transferred Personal Information shall be undertaken in accordance with Annex 1 (Controller Terms) to this Exhibit 12.5.

1

b.	Description of processing

The Parties will document the following information in writing (including in electronic form)

Duration, nature and purpose of processing
Duration of processing	[to be documented]
Nature and purpose of processing	[to be documented]
Personal Information
Individuals may include any of:	[to be documented]
Categories of Personal Information may include any of:	[to be documented]
Special categories of Personal Information may include any of:	[to be documented]

3.	Termination or expiry

On termination or expiry of this Agreement, this Exhibit shall survive and continue in full effect for as long as Transferred Personal Information is processed by the other Party.

4.	Further Assurance

a.	If any Data Protection Authority adopts revised standard contractual clauses for the matters addressed in this Exhibit (including any Annex) and one Party notifies the other Party that it wishes to incorporate any element of those standard contractual clauses into this Exhibit, the other Party shall agree to changes (limited only to the extent of the requirement under such revised standard contractual clauses) as reasonably requested by such Party.

b.	Both Parties agree that, upon the request of any Party, they shall execute any specific form of data transfer agreement as reasonably requested by such Party to enable the other Party to comply with applicable Data Protection Laws or the requirements of any Data Protection Authority.

2

ANNEX 1 TO EXHIBIT 12.5 - CONTROLLER TERMS

1.	General terms

a.	Subject to the remaining provisions of this Annex 1, in relation to the processing of all Transferred Personal Information, each Party:

i.	shall comply with its obligations under Data Protection Laws; and

ii.	acknowledges that, except as expressly stated otherwise under this Annex 1 or otherwise in the Agreement, it is (as between the Parties) solely responsible for meeting all of its obligations under Data Protection Law.

2.	Legal basis and privacy notices

a.	Unless expressly agreed otherwise in writing, each Party shall be responsible for the lawfulness of the collection and disclosure to the other Party of the Transferred Personal Information, in particular, for obtaining any consent required by law from all individuals to whom the Transferred Personal Information relates in respect of all processing undertaken by that Party (including any disclosure to the other Party).

b.	If the transferring Party obtains consent for the processing of Transferred Personal Information, such consent shall cover the transfer and the further processing of Transferred Personal Information by the other Party for the purposes identified in this Exhibit.

c.	Unless expressly agreed otherwise in writing, each Party shall be responsible for providing privacy notices to all individuals to whom the Transferred Personal Information relates in respect of all processing undertaken by that Party. If either Party expressly agrees in writing to provide a privacy notice on behalf of the other Party, it shall ensure that the relevant privacy notices effectively address all information required to be provided under Data Protection Laws and take account of any reasonable proposals by the other Party.

3.	Communications

a.	If either Party receives any communication from a Data Protection Authority which relates directly or indirectly to:

i.	the other Party’s processing of Transferred Personal Information; or

ii.	a potential failure to comply with Data Protection Laws in relation to the processing of Transferred Personal Information,

the receiving Party, shall, to the extent permitted by Applicable Laws, promptly forward the communication to the other Party and provide the other Party with reasonable cooperation and assistance in relation to the same.

3

4.	Handling of transferred personal information

a.	Each Party shall ensure that Transferred Personal Information supplied to it by or on behalf of the other Party:

i.	is only used for the purposes for which it was collected;

ii.	is not disclosed to any of its staff unless those persons that have committed themselves to confidentiality and have undergone appropriate training in data protection;

iii.	is transferred to another Party or Third Parties only: in accordance with Applicable Laws; and

iv.	is kept securely, including by application of the measures set out in Annex 2 (Information Security) to this Exhibit 12.5.

5.	Rights of individuals

If an individual makes a written request to either Party to exercise any of their rights under Data Protection Laws in respect of Transferred Personal Information, the receiving Party shall respond to that request in accordance with Data Protection Laws. To the extent the request concerns processing of Transferred Personal Information undertaken by the other Party, the receiving Party shall: (i) promptly forward the request to the other Party; and (ii) cooperate and provide reasonable assistance in relation to that request to enable the other Party to respond in accordance with Data Protection Laws.

6.	Personal information breach

a.	Without limiting any provision of Annex 2 (Information Security) to this Exhibit 12.5, if a Party becomes aware of a Personal Information Breach affecting Transferred Personal Information supplied to it by the other Party, the Party shall:

i.	notify the other Party without undue delay, and provide the other Party with a reasonable description of the Personal Information Breach without undue delay as such information becomes available; and

not publish any communication concerning the Personal Information Breach without first consulting the other Party, save that it may disclose a breach to the extent required by Applicable Laws (e.g. to Data Protection Authority or to individual(s)).

ANNEX 2 TO EXHIBIT 12.5 – INFORMATION SECURITY

[to be completed as soon as reasonably practicable after the Effective Date]

4

Exhibit 13.4

Disclosure Letter

[*****]

Exhibit 15.5

Post-Termination Royalties

Where this Exhibit 15.5 applies, CureVac shall pay GSK, on a Product-by-Product and country-by-country basis, the royalty payments set forth below for Net Sales by CureVac, its Affiliates, or Sublicensees of such Product, depending in what stage of development that Product finds itself at the effective date of termination. With respect to any payments to be made by CureVac to GSK, the definition of “Net Sales” in Section 1.144 and the provisions of Sections 8.3.2, 8.3.3, 8.5, 8.6, 8.7 and 8.9 shall apply mutatis mutandis.

[*****]